                                                                    EXHIBIT 99.1



THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THESE SECURITIES IS EFFECTIVE. WE WILL DELIVER A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS TO PURCHASERS OF THESE SECURITIES. NEITHER THIS PRELIMINARY PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS IS AN OFFER TO SELL THESE SECURITIES AND NEITHER IS SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 21, 1999)
                                   Subject to completion, dated December 3, 2001




                                  $225,000,000

                                   [A&P LOGO]


                                  % Senior Notes

                                    due 2011


-------------------------------------------------------------------------------

This is an offering by The Great Atlantic & Pacific Tea Company, Inc. of its
   % Senior Notes due 2011. Interest is payable on        and        of each
year, beginning        , 2002.

We may redeem all or part of the notes on or after        , 2006.
Before        , 2004, we may redeem up to 35% of the aggregate principal amount of the notes from the proceeds of certain equity offerings. Redemption prices are set forth under "Description of the Notes--Optional Redemption."

The notes will be our senior unsecured obligations and will rank equal with all of our existing and future unsecured senior debt and senior to any of our future subordinated unsecured debt. The notes will effectively rank junior to our existing and future secured debt as to the assets securing such debt. The notes also will effectively rank junior to all existing and future obligations of our subsidiaries.

    Investing in the notes involves risks. "Risk Factors" begins on page S-10.

-------------------------------------------------------------------------------


                                                         Per Note       Total
                                                         --------    -----------

Public Offering Price ...............................         %     $

Underwriting Discount ...............................         %     $

Proceeds to A&P .....................................         %     $


Interest on the notes will accrue from December   , 2001 to the date of
delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the notes on or about December   , 2001,
subject to conditions.
-------------------------------------------------------------------------------

LEHMAN BROTHERS

   Sole Book-Running Manager
     Joint Lead Manager

                   GOLDMAN, SACHS & CO.

                          Joint Lead Manager

                                       MORGAN STANLEY

                                                     SCOTIA CAPITAL


December  , 2001

              [A&P LOGO]

                                           [PHOTO OF AN A&P STORE]

              [GRAPHIC - MAP OF STATES IN WHICH A&P HAS LOCATIONS]



We operate 743 stores and 67 franchised locations under 11 banners and 4 operating regions. We hold a #1 or #2 position among food retailers in the New York, Detroit and New Orleans metropolitan areas and Ontario, Canada based on reported sales for fiscal 2000.

   This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes.

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition and results of operations and prospects may have changed since those dates.

                            TABLES OF CONTENTS

                                                                            Page
                                                                            ----
                          Prospectus Supplement

Forward-Looking Statements  .............................................    S-2
Summary  ................................................................    S-3
Risk Factors  ...........................................................   S-10
Use of Proceeds  ........................................................   S-15
Capitalization  .........................................................   S-15
Selected Historical Financial Data  .....................................   S-16
Management's Discussion and Analysis of Financial Condition and Results
  of Operations .........................................................   S-18
Business  ...............................................................   S-27
Management  .............................................................   S-32
Description of Certain Indebtedness  ....................................   S-35
Description of the Notes  ...............................................   S-37
Certain United States Federal Income Tax Considerations  ................   S-67
Underwriting  ...........................................................   S-71
Legal Matters  ..........................................................   S-72
Experts  ................................................................   S-72
Incorporation of Certain Documents by Reference  ........................   S-72
Index to Consolidated Financial Statements  .............................    F-1

                               Prospectus

Where You Can Find More Information  ....................................      3
Incorporation of Certain Documents by Reference  ........................      3
The Company  ............................................................      4
The Trusts  .............................................................      4
Use of Proceeds  ........................................................      5
Ratio of Earnings to Fixed Charges  .....................................      5
Description of Common Stock  ............................................      5
Description of Preferred Stock  .........................................      6
Description of Depositary Shares  .......................................     11
Description of Debt Securities  .........................................     14
Description of Securities Warrants ......................................     21
Description of Preferred Trust Securities  ..............................     23
Description of Preferred Trust Securities Guaranties  ...................     24
Description of Junior Subordinated Debt Securities  .....................     26
Relationship among the Preferred Trust Securities, the Junior
  Subordinated Debt Securities
 and the Preferred Trust Securities Guaranties  .........................     28
Maryland Anti-Takeover Provisions  ......................................     29
Plan of Distribution  ...................................................     30
Legal Matters  ..........................................................     31
Experts  ................................................................     31

                           FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus (including the information incorporated by reference) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by the words "believe," "expect," "anticipate," "estimate" or similar expressions. These forward-looking statements relate to our plans, objectives and future performance and include, without limitation, statements regarding the anticipated cost savings and other benefits from our asset rationalization and business process initiatives. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements due to, among others, the risks described in "Risk Factors" and the following factors:

   o our ability to successfully complete our asset rationalization and business process initiatives, and to realize the anticipated cost savings and other benefits therefrom;

   o heightened competition, including the intensification of price competition, the entry of new competitors and the expansion of existing competitors in one or more of our operating regions;

   o changes in federal, state or local statutes or regulations affecting the retail food and food distribution industries, including environmental compliance;

   o the availability and terms of financing, including the possible impact of changes in the ratings assigned to us by nationally recognized rating agencies;

   o supply of labor, relationships with our employees and the terms of future collective bargaining agreements;

   o supply or quality control problems with our vendors; and

   o changes in general business and economic conditions in our operating regions, including the rate of inflation or deflation and changes in population and consumer demand and spending.

   The forward-looking statements contained in this prospectus supplement and the accompanying prospectus (including the information incorporated by reference) are based on our assumptions and beliefs in light of the information available to us at the time we made these statements. We assume no obligation or duty to update any of these forward-looking statements except to the extent required by law.

                                ----------------

   In this prospectus supplement, "A&P" refers to The Great Atlantic & Pacific Tea Company, Inc. on an individual basis and "we," "us" and "our" refer to A&P and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires. The term "fiscal 2001" refers to the fiscal year that will end on February 23, 2002, "fiscal 2000" refers to the fiscal year ended February 24, 2001, "fiscal 1999" refers to the fiscal year ended February 26, 2000, "fiscal 1998" refers to the fiscal year ended February 27, 1999, "fiscal 1997" refers to the fiscal year ended February 28, 1998 and "fiscal 1996" refers to the fiscal year ended February 22, 1997. Each of fiscal 2000, fiscal 1999, fiscal 1998 and fiscal 1996 was a 52-week year and fiscal 1997 was a 53-week year. The symbol "$" refers to U.S. dollars, unless otherwise indicated.

                                    SUMMARY

   The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering.

                                  The Company

   We are one of the 10 largest food retailers in North America and we currently hold a #1 or #2 position among food retailers in the New York, Detroit and New Orleans metropolitan areas and in Ontario, Canada, based on reported sales for fiscal 2000. These core markets currently generate approximately 80% of our total retail sales. At September 8, 2001, we operated 743 stores and 67 franchised locations throughout the Northeast, Middle Atlantic, Midwest and Southern regions of the United States as well as Ontario, Canada. Our company-operated locations comprise 27.8 million square feet of total space and average approximately 37,500 square feet per store. For the 52 weeks ended September 8, 2001, we generated sales and adjusted EBITDA (as defined in note 6 under "--Summary Historical Financial Data") of $11 billion and $386 million, respectively, with comparable store sales growth averaging 2.8%.

   We operate supermarkets under several well-established banners, including A&P, Food Emporium, Waldbaum's, Super Fresh, Farmer Jack, Kohl's, Sav-A-Center, Super Foodmart, Dominion, Food Basics and The Barn Markets. We also operate several liquor stores under the A&P banner. Our supermarkets sell a variety of traditional items, including groceries, meats, fresh produce, delicatessen products, health and beauty aids and general merchandise. In addition, many stores feature bakery, prepared foods, floral, fresh fish and cheese departments, a pharmacy and on-site banking. We offer national, regional and local brands, as well as private label merchandise. One of our most recognized private label brands is Eight O'Clock Coffee, which is the leading whole bean coffee retail brand in the United States, accounting for over 50% of U.S. whole bean retail coffee sales in 2000 by volume.

   Within our store base, we operate three differentiated formats: full-service, high-end supermarkets; traditional supermarkets; and limited assortment, value-priced stores. Our full-service stores, which operate under the banners Food Emporium in New York and Dominion in Toronto, Ontario, compete based on high-end product selection, location and superior customer service. Traditional store formats, including A&P, Waldbaum's, Farmer Jack, Kohl's, Super Fresh and Sav-A-Center, offer a full merchandise assortment, as well as services including pharmacy and banking, and compete on both service and price. Our limited assortment, value-priced stores, operating primarily in Canada under the Food Basics banner, compete mostly on price.

   Our strategy is to continue capitalizing on our competitive strengths by implementing focused initiatives designed to increase our market share in our core markets and enhance the profitability, efficiency and cash flow of our business. To lead and implement our strategy, we have strengthened management throughout our organization and have restructured our compensation policies to incentivize our team to achieve our strategic objectives. Key elements of our strategy include: improving store level execution; modernizing our store base in a cost-efficient manner; driving profitable sales through the implementation of marketing and category management initiatives; increasing private label sales; and optimizing our procurement and supply chain management to reduce costs.

   We are currently pursuing several initiatives to advance our strategy, including most significantly our asset rationalization and business process initiatives. Our asset rationalization initiative was the first step in directing our resources towards stores, core markets and activities where we believe we are best positioned to maintain or increase market share and increase profitability. The initiative included a comprehensive review of the operating performance of our physical assets, and resulted in selling or closing store locations, exiting non-core markets and streamlining our warehouse, distribution and manufacturing facilities. This asset review concluded in November 2001.

   The next step of our strategic implementation has been and continues to be building the necessary business processes and infrastructure to improve the efficiency and profitability of our operations. Announced on March 13, 2000, our business process initiative is a four-year project from fiscal 2000 through fiscal 2003 that seeks to create a state of the art supply chain and business management infrastructure. The initiative targets three principal operating areas: store operations; supply & logistics; and marketing & merchandising.

   We have achieved favorable results to date from the implementation of our strategic initiatives. Over the 13 fiscal quarters ended September 8, 2001, we achieved positive comparable store sales growth in each period, increased retail sales per square foot from approximately $102 to approximately $118 (on a quarterly basis) and improved inventory turns from 9.1x to 9.7x. As we continue to execute our strategy, we expect to achieve further sales growth, improved margins and increased cash flow in future periods.

   We are basing our future growth and the implementation of our strategies on the following core strengths:

   Leading Share in Core Markets. We hold #1 market positions in the New York and Detroit metropolitan areas and #2 market positions in the New Orleans metropolitan area and in Ontario, Canada, based on reported sales for fiscal 2000. These core markets currently generate approximately 80% of our total retail sales and represent a large demographic base upon which to grow our business.

   Valuable Store Locations. The majority of our core markets are in densely populated metropolitan areas, where we currently control many convenient store locations under long-term leases. We believe our market positions in such metropolitan areas are somewhat insulated from competition arising from new stores due to the scarcity of suitable real estate available to new entrants.

   Strong Franchise Value. We operate a portfolio of well-recognized supermarket banners, including A&P, Food Emporium, Waldbaum's, Super Fresh, Super Foodmart, Sav-A-Center, Farmer Jack and Kohl's in the United States and A&P, Dominion and Food Basics in Canada. All of these banners have a long history in the markets in which they operate and have a broad base of customers. In addition, Eight O'Clock Coffee, one of our most well-recognized private label brands, is the leading whole bean retail coffee brand in the United States, accounting for over 50% of the U.S. whole bean retail market in 2000 by volume. We believe the strength of our banners increases our ability to retain existing shoppers and attract new customers to our stores.

   Strong, Incentivized Management Team. During the past two years, we have strengthened our management team through the addition of experienced executives across key functions of our organization including marketing, category management, supply chain management, information technology, finance, human resources and store operations. In January 2001, Elizabeth Culligan joined our management team as our Chief Operating Officer following her service as President of Nabisco International. Our other new executives also have substantial experience with leading supermarket and consumer products companies including Campbell Soup Company, Unilever, Fred Meyer, Inc., H.E. Butt Grocery Company and Harris Teeter, Inc. These additions complement the experience and leadership provided over the past several years by Christian Haub, Chairman, President and Chief Executive Officer, and Fred Corrado, Vice Chairman and Chief Financial Officer. Our team is incentivized by a performance-based compensation plan, which includes bonus payments and stock option grants based on individual and corporate-level operating goals.

Recent Developments

   In November 2001, we concluded our previously-disclosed review of underperforming assets. On November 14, 2001, we announced our intention to dispose of certain underperforming assets including 39 stores, the majority of which will be closed before the end of fiscal 2001. Before charges related to the asset dispositions, estimated at $2.87 per share, we expect earnings for the third quarter of fiscal 2001 (12 weeks ended December 1, 2001) to be in the range of $.05 to $.08, at the high end of analysts' estimates reported at that time in First Call, and we continue to expect earnings of at least break even for fiscal 2001. On the same basis, we expect sales, EBITDA and adjusted EBITDA for the third quarter of fiscal 2001 to be approximately $2.53 billion, $85 million and $107 million, respectively. This compares favorably with sales, EBITDA and adjusted EBITDA of $2.43 billion, $58 million and $76 million, respectively, for the third quarter of fiscal 2000 (12 weeks ended December 2, 2000). In addition, we expect total debt to be approximately $920 million as of December 1, 2001, compared to $1.18 billion as of December 2, 2000.

   We expect to incur costs and accrue charges in the range of $115 million to $125 million after tax, in order to write down fixed assets, close stores, incur restructuring costs and accrue for future occupancy expenses. Approximately $100 million of the after-tax costs will be non-cash or paid out over an extended period of time. We expect to recognize approximately $110 million of these after-tax charges during the third quarter of fiscal 2001, equivalent to about $2.87 per share. The remainder of the charges will be recognized in the fourth quarter of fiscal 2001 and the first half of fiscal 2002. In addition to the disposition costs, we will continue to incur non-accruable operating losses in the underperforming stores until they close. We indicated in our announcement that we will provide disclosure regarding the disposition costs and store losses as we report future results.

   The asset dispositions will improve our cash position through the reduction of inventories, elimination of store losses and sale of assets. As most of the expenses involved are either non-cash or paid out over an extended period of time, we expect the net cash impact to be positive by approximately $20 million in the first 12 months and remain positive through completion. After the asset dispositions are concluded in the middle of fiscal 2002, we estimate the annualized rate of benefit to EBITDA will be approximately $15 million and the annualized rate of benefit to earnings will be approximately $.35 per share.

Tender Offer

   On November 19, 2001, we commenced a tender offer to purchase any and all of the $200 million aggregate principal amount of our 7.70% Senior Notes due 2004 (the "2004 Notes"). The tender offer is scheduled to expire at 11:59 p.m., New York City time, on December 17, 2001, unless extended. The consummation of the tender offer is conditioned upon, among other things, the consummation of this offering on terms and conditions satisfactory to us.

   We intend to use the net proceeds from this offering to fund the purchase of the 2004 Notes tendered in the tender offer and, to the extent any funds remain following such purchase, for general corporate purposes, including working capital. Assuming all of the 2004 Notes are tendered and purchased, approximately $220.5 million will be required to fund the tender offer (including estimated expenses and accrued interest). We have retained Lehman Brothers to serve as the dealer manager for the tender offer and we will pay Lehman Brothers customary fees for its services as dealer manager.

                                ----------------

   Our principal executive offices are located at 2 Paragon Drive, Montvale, New Jersey 07645, telephone (201) 573-9700.

                                  The Offering

Issuer. . . . . . . . . . . The Great Atlantic & Pacific Tea Company, Inc.

Securities. . . . . . . . . $225,000,000 aggregate principal amount of    %
                            Senior Notes due 2011.

Maturity Date . . . . . . .       , 2011.

Interest Rate . . . . . . . The notes will bear interest at a rate per annum
                            of    % from December   , 2001.

Interest Payment Dates. . . We will pay interest on the notes in arrears on
                            each      and      , beginning       , 2002.

Mandatory Redemption. . . . We will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption . . . . On or after       , 2006, we may redeem all or
                            part of the notes, at the redemption prices
                            (expressed as percentages of principal amount) listed below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-
                            month period commencing on       of the years set
                            forth below:

                                                Year                                        Redemption Price
                                                ----                                        ----------------
                                                2006 .............................                          %
                                                2007 .............................                          %
                                                2008 .............................                          %
                                                2009 and thereafter ..............                    100.00%


                            Before      , 2004, we may redeem up to 35% of the
                            original aggregate principal amount of the notes with the net cash proceeds of certain equity
                            offerings at a redemption price equal to    % of
                            the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the original aggregate principal amount of the notes remains outstanding after the redemption.

Ranking . . . . . . . . . . The notes will be our senior unsecured obligations. The notes will rank equal in right of payment with all of our existing and future senior unsecured debt and senior in right of payment to any of our future subordinated unsecured debt. The notes will effectively rank junior to all of our existing and future secured debt to the extent of the assets securing such debt. The notes also will effectively rank junior to all existing and future obligations of our subsidiaries.

                            As of September 8, 2001, assuming we had completed this offering and applied the net proceeds as described in "Use of Proceeds," we would have had approximately $214 million of senior secured debt outstanding (including obligations under capital leases) and our subsidiaries would have had no unsecured obligations effectively ranking senior to the notes. In addition, as of September 8, 2001, on the same basis, A&P would have had approximately $502 million of senior unsecured debt outstanding ranking equal to the notes.

Change of Control . . . . . Upon a change of control, as defined in the indenture governing the notes, you will have the right to require us to purchase all or part of your notes at a price equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to the date of purchase. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

Certain Covenants . . . . . The indenture governing the notes will limit our and our restricted subsidiaries' ability to, among other things:

                            o  incur additional indebtedness;

                            o  make restricted payments;

                            o  pay dividends on or redeem our capital stock;

                            o  make certain investments;

                            o  create liens;

                            o  make certain dispositions of assets;

                            o  engage in transactions with affiliates; and

                            o engage in mergers, consolidations and certain sales of assets.

                            The indenture governing the notes also will limit our ability to permit restrictions on the ability of our restricted subsidiaries to pay dividends or make certain other distributions.

                            These covenants are subject to important exceptions and qualifications, as described under "Description of the Notes."

                            If we achieve an investment grade rating from Moody's and Standard & Poor's, many of these covenants will no longer apply.

Use of Proceeds . . . . . . We expect the net proceeds from this offering will be approximately $219 million. We intend to use such net proceeds to purchase the 2004 Notes tendered in the tender offer. See "--Tender Offer" and "Use of Proceeds."

                       Summary Historical Financial Data

   The following table sets forth our summary consolidated financial data. The summary statement of operations and balance sheet data as of and for the fiscal years ended February 27, 1999, February 26, 2000 and February 24, 2001 are derived from our audited consolidated financial statements. The summary statement of operations and balance sheet data as of and for the 28 weeks ended September 9, 2000 and September 8, 2001 and the 52 weeks ended September 8, 2001 are derived from our unaudited consolidated financial statements. Our consolidated balance sheets as of February 26, 2000 and February 24, 2001 and our statements of consolidated operations and statements of consolidated cash flows for the fiscal years ended February 27, 1999, February 26, 2000 and February 24, 2001, and the independent auditors' report thereon, are included elsewhere in this prospectus supplement and incorporated by reference in the accompanying prospectus. The summary consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and the related notes.


                                                      Fiscal Year Ended                     Fiscal Period Ended
                                         -------------------------------------------     ---------------------------     52 Weeks
                                         February 27,    February 26,   February 24,    September 9,    September 8,       Ended
                                             1999            2000           2001            2000            2001       September 8,
                                          (52 weeks)      (52 weeks)     (52 weeks)      (28 weeks)      (28 weeks)        2001
                                         ------------    ------------   ------------    ------------    ------------   ------------
                                                                           (dollars in thousands)
Statement of Operations Data:
Sales ................................    $10,179,358    $10,151,334     $10,622,866     $5,639,354      $5,935,884     $10,919,396
Gross margin .........................      2,919,248      2,907,616       3,028,416      1,623,598       1,699,519       3,104,337
Income (loss) from operations (1) ....       (164,391)       104,830          50,193         50,222          30,167          30,138
Interest expense .....................         71,497         84,045          96,088         51,068          48,944          93,964
Net (loss) income ....................        (67,164)        14,160         (25,068)           210         (10,370)        (35,648)

Balance Sheet Data (end of period):
Cash and short-term investments ......    $   136,810    $   124,603     $   131,550     $   96,394      $  159,686     $   159,686
Total assets .........................      3,160,814      3,335,525       3,309,803      3,363,026       3,206,518       3,206,518
Total debt (2) .......................        860,692        997,254       1,039,947      1,074,247         915,943         915,943
Net total debt (3) ...................        723,882        872,651         908,397        977,853         756,257         756,257
Stockholders' equity .................        837,257        846,192         797,297        838,704         786,653         786,653

Other Data:
EBITDA (4) ...........................    $    70,276    $   338,488     $   304,506     $  186,642      $  174,081     $   291,945
EBITDAR (5) ..........................        267,966        536,426         527,396        302,647         310,370         535,119
Adjusted EBITDA (6) ..................        370,302        441,381         379,707        220,730         226,767         385,744
Adjusted EBITDAR (7) .................        567,992        639,319         602,597        336,735         363,056         628,918
Capital expenditures .................        438,345        479,572         415,842        241,643         123,481         297,680
Depreciation and amortization ........        233,663        232,712         255,771        135,451         143,256         263,576
Ratio of earnings to fixed charges
  (8).................................             --           1.18x           0.77x          1.03x           0.84x           0.68x

As Adjusted for Store Closures (9):
Sales ................................                                                                                  $10,603,361
EBITDA (4) ...........................                                                                                      306,838
EBITDAR (5) ..........................                                                                                      531,473
Adjusted EBITDA (6) ..................                                                                                      400,637
Adjusted EBITDAR (7) .................                                                                                      625,272
Ratio of adjusted EBITDA to interest
  expense.............................                                                                                        4.26x
Ratio of net total debt to adjusted
  EBITDA..............................                                                                                        1.89x


                                                      Fiscal Year Ended                     Fiscal Period Ended
                                         -------------------------------------------     ---------------------------     52 Weeks
                                         February 27,    February 26,   February 24,    September 9,    September 8,       Ended
                                             1999            2000           2001            2000            2001       September 8,
                                          (52 weeks)      (52 weeks)     (52 weeks)      (28 weeks)      (28 weeks)        2001
                                         ------------    ------------   ------------    ------------    ------------   ------------
                                                                           (dollars in thousands)
Operating Data:
Stores in operation (10):
 Beginning of period .................            936            839             750             750            752             750
 Opened or acquired ..................             46             54              47              25              8              30
 Closed or sold ......................            143            143              45              25             17              37
 End of period .......................            839            750             752             750            743             743
Total store area (square feet)
  (10)(11)............................     28,736,319     26,904,331      27,931,729      27,322,365     27,844,743      27,844,743
Number of franchised stores (11) .....             55             65              68              67             67              67
Total franchised store area
  (square feet) (11)..................      1,537,388      1,908,271       2,021,206       2,037,593      1,991,735       1,991,735
Comparable store sales growth (10) ...            1.9%           4.4%            2.2%            2.2%           3.3%            2.8%
Average weekly sales per store (12) ..    $       211    $       246     $       263     $       260    $       274     $       271

---------------
 (1) Fiscal year ended February 27, 1999 includes pre-tax charges of $300 million related to our asset rationalization initiative announced in fiscal 1998. Fiscal year ended February 26, 2000 includes $103 million. Asset rationalization costs include operating losses and other costs related to stores and facilities identified for closure. Fiscal year ended February 24, 2001 includes pre-tax charges of $75 million related to our business process initiative. The 28 weeks ended September 9, 2000 includes $34 million. The 28 weeks ended September 8, 2001 includes $54 million.
 (2) Total debt includes short-term and long-term debt and current and non-current obligations under capital leases.
 (3) Net total debt is calculated as total debt minus cash and short-term investments.
 (4) EBITDA represents income from operations before income taxes, interest expense, depreciation, amortization and non-cash LIFO adjustments. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of our operating performance or as a measure of liquidity.
 (5) EBITDAR represents EBITDA (as defined in note (4)) plus rent expense.
 (6) Adjusted EBITDA for the fiscal year ended February 27, 1999 excludes from EBITDA pre-tax charges relating to our asset rationalization initiative totaling $300 million, including operating losses and other costs related to stores and facilities identified for closure. Adjusted EBITDA for the fiscal year ended February 26, 2000 excludes from EBITDA pre-tax charges of $103 million, including operating losses and other costs related to stores and facilities identified for closure. Adjusted EBITDA for the fiscal year ended February 24, 2001 excludes from EBITDA pre-tax charges of $75 million related to our business process initiative, approximately 25% of which is attributable to employee salary and benefits. Adjusted EBITDA for the 28 weeks ended September 9, 2000 excludes from EBITDA pre-tax charges of $34 million. Adjusted EBITDA for the 28 weeks ended September 8, 2001 excludes from EBITDA pre-tax charges of $53 million. Such items have been adjusted out as they are considered non-recurring.
 (7) Adjusted EBITDAR represents Adjusted EBITDA (as explained in note (6)) plus rent expense.
 (8) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense plus the portion of rental expense under leases that has been deemed by us to be representative of the interest factor. The deficiency in earnings available to cover fixed charges for the fiscal year ended February 27, 1999 was $229 million.
 (9) As adjusted for store closures data exclude operating results of the 39 stores planned for closure as if such stores had been closed at the beginning of the 52-week period. See "--Recent Developments." Such data do not give effect to the offering of the notes and the application of the net proceeds therefrom.
(10) Includes company-operated stores but excludes franchised stores.
(11) Amounts presented are as of period end.
(12) Includes company-operated stores but excludes franchised stores, free-standing liquor stores and Food Emporium stores.

                                  RISK FACTORS

   You should consider carefully the risk factors described below, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to purchase any notes.

Risks Related to Our Business

We may not achieve the expected cost savings and other benefits of our asset rationalization and business process initiatives. We have incurred and will continue to incur related costs that may adversely affect our results of operations.

   While our asset rationalization and business process initiatives are designed to reduce expenses and improve performance following their completion, our cost savings estimates and other expected benefits are based on many assumptions, including future sales levels and other operating results, the timing of events, general industry and business conditions and other factors. Many of these factors are beyond our control. Our actual cost savings and other benefits, if any, could differ from our estimates and expectations and these differences could be material. We also may experience delays in the realization of any cost savings or other benefits. In particular, our business process initiative requires significant cash expenditures and there may be unforeseen costs or other factors that will offset our expected cost savings. In connection with our business process initiative, we are working with technology suppliers IBM, Oracle and Retek Inc., a Minneapolis-based provider of information technology solutions to the retail sector, to develop and implement a proprietary supply chain and category management system. We cannot assure you that we will be able to successfully develop or implement a workable system in a timely manner or at a cost that is acceptable to us. Moreover, even if we are able to do so, the system may not achieve its intended goals. As a result of these and other factors, we cannot assure you that our initiatives will achieve the estimated cost savings or other expected benefits within the anticipated time frames or at all.

   We have incurred and will continue to incur costs in connection with these initiatives. In fiscal 1998 and fiscal 1999, we incurred pre-tax charges related to our asset rationalization initiative of $87 million and $103 million, respectively. In connection with the asset dispositions announced in November 2001, we expect to incur after-tax charges in the range of $115 million to $125 million in order to write down fixed assets, close stores, incur restructuring costs and accrue for future occupancy expenses. Approximately $100 million of the after-tax costs will be non-cash or paid out over an extended period of time. We expect to recognize approximately $110 million of these after-tax charges during the third quarter of fiscal 2001. The remainder of the charges will be recognized in the fourth quarter of fiscal 2001 and the first half of fiscal 2002. In fiscal 2000, we incurred pre-tax charges related to our business process initiative of $75 million. We expect to incur pre-tax charges related to this initiative of approximately $99 million in fiscal 2001. We expect the pre-tax charges as a result of this initiative to be comparable in fiscal 2002 and lower in fiscal 2003. The costs include primarily professional consulting fees and salaries, including related benefits of employees working full time on the initiative. The actual amount of charges cannot be known until these initiatives are completed and may be greater than currently expected.

Our indebtedness could adversely affect our financial condition by reducing our operating flexibility and increasing our borrowing costs.

   As of September 8, 2001, assuming we had completed this offering and applied the net proceeds as described in "Use of Proceeds," our total indebtedness would have been approximately $941 million, or 55% of our total capitalization. We also would have had approximately $282 million of availability under our secured revolving credit facility as of that date after reducing availability for outstanding letters of credit and inventory requirements.

   Our indebtedness could have important consequences to holders of the notes, including the following:

   o our ability to obtain additional financing in the future for capital expenditures, acquisitions or general corporate purposes, including working capital, may be impaired;

   o a substantial portion of our cash flows from operations may be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations;

   o the documents governing our indebtedness contain financial and other restrictive covenants;

   o a portion of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of higher interest rates; and

   o we may be at a competitive disadvantage compared to our competitors with less indebtedness and more vulnerable to changing economic conditions.

   Our needs for cash in the future will depend on many factors that are difficult to predict, including our results of operations and efforts to complete our asset rationalization and business process initiatives. We believe that our current cash resources, including the funds available under our secured revolving credit facility, together with cash generated from operations, will be sufficient for these initiatives and other capital expenditure programs and mandatory scheduled debt repayments throughout the next 12 months. However, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our secured revolving credit facility in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs in fiscal 2001 or beyond. Accordingly, we may be required to refinance all or a portion of our existing debt, incur additional indebtedness, forgo strategic opportunities, reduce or delay capital expenditures, sell assets, seek additional equity capital or delay, scale back or eliminate our business process initiative or other aspects of our operations.

   Moreover, to the extent we seek to refinance our current indebtedness, replacement financing may not be available on terms that are favorable or acceptable to us or at all. In addition, we may not be able to obtain acceptable financing upon the expiration of our secured revolving credit facility in December 2003. For further descriptions of our secured revolving credit facility and our other indebtedness, see "Description of Certain Indebtedness." Our ability to obtain additional or replacement financing may be significantly impacted by, among other things, any negative change in the ratings assigned to us by nationally recognized ratings agencies. Any of these events, if they were to occur, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The retail food industry is highly competitive.

   The retail merchandising business in general, and the supermarket industry in particular, is highly and increasingly competitive. We compete directly with national, regional and local supermarket chains, as well as independent supermarkets, limited assortment stores, discount stores, convenience stores and the newer "alternative format" food stores, including warehouse club stores and deep discount "supercenters." We also face competition from restaurants and fast food chains, which compete for expenditures on food. Some of our competitors may have greater financial resources and lower merchandise acquisition costs than we do.

   Retail businesses generally compete on the basis of location, price, quality of products and service, convenience, product variety and store condition. The number and type of competitors vary by location, and our competitive position varies according to the individual markets in which we operate. Our ability to compete depends, in part, on our ability to offer competitive prices, products and service and to maintain and remodel existing stores in order to provide our customers with a pleasant shopping experience. Given the low margin nature of the supermarket business, our profitability could be significantly impacted to the extent we are required to engage in significant price competition with our principal competitors, which could intensify due to, among other things, consolidation in the industry. Our ability to compete also may be materially adversely affected by the amount of our indebtedness and the limitations imposed by restrictive and negative covenants imposed by our indebtedness.

Our secured revolving credit facility contains, and the indenture governing the notes will contain, provisions that could materially restrict our ability to operate our business.

   Our secured revolving credit facility contains, and the indenture governing the notes will contain, a number of significant covenants that, among other things, restrict our ability to:

   o incur additional indebtedness;

   o make restricted payments;

   o pay dividends on or redeem capital stock;

   o make certain investments;

   o create liens;

   o make certain dispositions of assets;

   o engage in transactions with affiliates; and

   o engage in mergers, consolidations and certain sales of assets.

These covenants also limit our ability to permit restrictions on the ability of our restricted subsidiaries to pay dividends or make certain other distributions. In addition, we are required to meet a number of financial ratios and tests under our secured revolving credit facility.

   Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of these covenants or restrictions, it could result in an event of default under our secured revolving credit facility, which, if not cured or waived, would permit our lenders to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and our lenders could terminate their commitments to make further extensions of credit under our secured revolving credit facility. If we were unable to repay debt to our lenders, they could proceed against the collateral securing the debt.

Our business could be adversely affected by increasing labor costs and costs associated with labor unions.

   As of September 8, 2001, we had approximately 83,000 employees, of which approximately 69% were employed on a part-time basis. Over the last few years, a tight labor market, increased overtime and a higher full-time employee ratio have caused our labor costs to increase. If the tight labor market were to continue, a shortage of qualified employees may require us to continue to enhance our wage and benefits package in order to compete effectively in the hiring and retention of qualified employees or to hire more temporary employees. We cannot assure you that our labor costs will not continue to increase, or that such increases can be recovered through increased prices charged to customers. Any significant failure to attract and retain qualified employees, to control our labor costs or to recover any increased labor costs through increased prices charged to customers could have a material adverse effect on our results of operations.

   In addition, approximately 89% of our employees are covered by union contracts. We cannot assure you that more of our employees will not be covered by union contracts in the future or that any of our stores will not experience a work stoppage or other labor disruption. Any prolonged labor disruption involving our employees could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Because we own and operate real estate, we face the risk of being held liable for environmental damages that may occur on our properties.

   Our facilities and operations are subject to various laws, regulations and judicial and administrative orders concerning protection of the environment and human health, including those governing discharges into the air and water, waste management, remediation of contaminated soil and groundwater, and workplace health and safety. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), and similar state laws, impose strict, and under certain circumstances joint and several, liability on the current or prior owner or operator of property for costs of investigating and remediating on-site contamination, or contamination at off-site disposal locations. We have been designated as a potentially responsible party by the United States Environmental Protection Agency under CERCLA at two pending disposal sites but expect to resolve our liability on a de minimis basis at each of them. We are also conducting soil and groundwater clean-ups at a former facility in Milwaukee, Wisconsin and at an owned site in Tenafly, New Jersey. We have established reserves which we expect to be adequate to satisfy anticipated costs of known remediation requirements; however, we cannot assure you that these and other available measures will be sufficient to cover all costs related to these matters.

   We believe we are currently in substantial compliance with applicable environmental and worker health and safety requirements. However, we cannot assure you that future developments such as more aggressive enforcement policies, new laws or discovery of unknown conditions will not require expenditures which could have a material adverse effect on our financial condition, results of operations or cash flows.

We may not be able to use our net operating loss carryforwards to reduce our income tax obligations.

   As of September 8, 2001, we had net operating loss carryforwards of approximately Cdn$70 million from our Canadian operations and approximately $209 million from our U.S. operations. These amounts may increase as a result of our planned asset dispositions. See "Summary--Recent Developments." The Canadian portion of our net operating loss carryforwards will expire between February 2002 and February 2003 and the U.S. portion will expire between February 2019 and February 2022. We have assessed our ability to utilize our net operating loss carryforwards and concluded that no valuation allowance currently is required since we believe that it is more likely than not that the net operating loss carryforwards will be utilized either by generating taxable income or through tax planning strategies. However, this cannot be assured. Accordingly, some portions of these net operating loss carryforwards may expire before we can utilize them to reduce our income tax obligations. Our income tax obligations affect our cash position and, therefore, may affect our ability to make payments on our long-term debt, including the notes.

We may be adversely affected by fluctuating utility and fuel costs.

   Fluctuating fuel costs may adversely affect our operating costs in that we incur the cost of fuel in connection with the transportation of goods from our warehouse and distribution facilities to our stores. In addition, operations at our stores are sensitive to rising utility fuel costs due to the amount of electricity and gas required to operate our stores. We may not be able to recover these rising utility and fuel costs through increased prices charged to our customers.

Risks Related to the Notes

Because our secured revolving credit facility is secured by substantially all of our assets, it is possible that in the event of insolvency or liquidation there would be insufficient assets remaining to satisfy the claims of the holders of the notes.

   We are party to a $425 million secured revolving credit facility that is secured by a first priority lien on a substantial portion of our assets and the assets of our subsidiaries, including our inventory and certain owned real estate. The notes, however, will not be secured by any of our assets. Therefore, if we become insolvent or are liquidated, or if payment under the secured revolving credit facility is accelerated, the lenders under such facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on our assets securing their indebtedness. Because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any such assets remained, that such assets might be insufficient to satisfy such claims in full. As of September 8, 2001, we had approximately $100 million of senior secured debt outstanding under our secured revolving credit facility and the availability to borrow up to $282 million of additional senior secured debt thereunder after reducing availability for outstanding letters of credit and inventory requirements.

Our company structure may affect your investment and our ability to service our indebtedness.

   A significant portion of our assets (but less than a majority) are located at A&P. Accordingly, we will rely on dividends and advances and transfers of funds from our subsidiaries to generate the funds necessary to meet our ongoing debt service obligations, including payment of our obligations under the notes. Our subsidiaries' ability to pay such dividends and make such advances and transfers will be subject to, among other things, applicable law and contractual restrictions imposed by the agreements governing our indebtedness and other agreements to which we or our subsidiaries may be subject. We cannot assure you that our subsidiaries at any given time will be able to make distributions to us.

The notes are effectively subordinated to the obligations of our subsidiaries, and your right to receive payments on the notes could be adversely affected if any of our subsidiaries declare bankruptcy, liquidate or reorganize.

   In the event any of our subsidiaries become insolvent, liquidate, reorganize, dissolve or otherwise wind up, holders of their indebtedness and their trade creditors generally will be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the obligations of our subsidiaries. As of September 8, 2001, we had approximately $114 million of senior secured debt outstanding, excluding indebtedness under our secured revolving credit facility, the majority of which were obligations under capital leases of our subsidiaries. In addition, as of such date, our subsidiaries had no unsecured obligations.

Our majority shareholder may support strategies that are opposed to the interests of our noteholders or with which you disagree.

   As of September 8, 2001, Tengelmann Warenhandelsgesellschaft, a German partnership controlled by Erivan Haub, owned beneficially and of record approximately 57% of our common stock on a fully diluted basis. As a result of this equity ownership, Tengelmann has the power to significantly influence the results of shareholder votes and the election of our board of directors, as well as transactions involving a potential change of control of A&P. Tengelmann may support strategies and directions for A&P which are in its best interests or in the interests of our equity holders but which are opposed to the interests of our noteholders or with which you disagree. We cannot assure you that Tengelmann will not increase its ownership percentage in the future.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

   Upon the occurrence of a change of control of A&P, we will be required to offer to purchase all outstanding notes and other outstanding debt. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders. Our secured revolving credit facility contains, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes and may constitute a default under the terms of other indebtedness that we may enter into from time to time.

   For more details, see "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

The notes have no established trading market or history.

   The notes will constitute a new class of securities with no established trading market. Although the underwriters have indicated that they intend to make a market in the notes, they are not obligated to do so and any such market-making activities may be terminated or limited at any time. In addition, we do not intend to apply for a listing of the notes on any securities exchange or interdealer quotation system. As a result, there can be no assurance as to the liquidity of markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. The notes may trade at prices that are lower than their initial market values depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of trading markets for the notes may also be adversely affected by general declines or disruptions in the market for non-investment grade debt. Such market declines or disruptions could adversely affect the liquidity of and market for the notes independent of our financial performance or prospects.

                                USE OF PROCEEDS

   We expect the net proceeds from this offering, after deducting estimated underwriting discounts and commissions and the estimated expenses of the offering, will be approximately $219 million. We intend to use the net proceeds from this offering to purchase the 2004 Notes tendered in the tender offer and, to the extent any funds remain following such purchase, for general corporate purposes, including working capital. The 2004 Notes bear interest at the per annum rate of 7.70% and mature on January 15, 2004.

                                 CAPITALIZATION

   The following table sets forth our cash and short-term investments and our consolidated capitalization as of September 8, 2001 on an actual basis and as adjusted to give effect to this offering and the anticipated application of the estimated net proceeds from this offering (including accrued interest on the 2004 Notes to the purchase date). You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus supplement or incorporated by reference in the accompanying prospectus. See "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

                                                                                  September 8, 2001
                                                                               ------------------------
                                                                                Actual      As Adjusted
                                                                              ----------    -----------
                                                                               (dollars in thousands,
                                                                                 except share data)
Cash and short-term investments ...........................................   $  159,686    $  158,186
                                                                              ==========    ==========
Debt (including current portion):
  Secured revolving credit facility (1)....................................   $   99,519    $   99,519
  7.70% senior notes due 2004 (2)..........................................      200,000            --
  7.75% notes due 2007.....................................................      300,000       300,000
  Less unamortized discount on 7.75% notes due 2007........................       (1,621)       (1,621)
       % senior notes due 2011 offered hereby..............................           --       225,000
  9.375% senior quarterly interest bonds due 2039..........................      200,000       200,000
  Other debt and obligations under capital leases..........................      118,045       118,045
                                                                              ----------    ----------
    Total debt ............................................................      915,943       940,943
                                                                              ----------    ----------
Stockholders' equity:
  Preferred stock--no par value; authorized 3,000,000 shares;
   issued--none ...........................................................           --            --
  Common stock--$1 par value; authorized 80,000,000 shares;
   issued and outstanding--38,347,216 shares ..............................       38,347        38,347
  Additional paid in capital...............................................      456,470       456,470
  Accumulated other comprehensive loss.....................................      (73,082)      (73,082)
  Retained earnings........................................................      364,918       356,618
                                                                              ----------    ----------
    Total stockholders' equity ............................................      786,653       778,353
                                                                              ----------    ----------
  Total capitalization.....................................................   $1,702,596    $1,719,296
                                                                              ==========    ==========

---------------
(1) As of September 8, 2001, we had approximately $282 million of availability under our secured revolving credit facility after reducing availability for outstanding letters of credit and inventory requirements. See "Description of Certain Indebtedness--Secured Revolving Credit Facility."
(2) Assumes all of the 2004 Notes are tendered and purchased in the tender offer. See "Summary--Tender Offer."

                       SELECTED HISTORICAL FINANCIAL DATA

   The following table sets forth our selected consolidated financial data. The selected statement of operations and balance sheet data as of and for the fiscal years ended February 22, 1997, February 28, 1998, February 27, 1999, February 26, 2000 and February 24, 2001 are derived from our audited consolidated financial statements. The selected statement of operations and balance sheet data as of and for the 28 weeks ended September 9, 2000 and September 8, 2001 and the 52 weeks ended September 8, 2001 are derived from our unaudited consolidated financial statements. Our consolidated balance sheets as of February 26, 2000 and February 24, 2001 and our statements of consolidated operations and statements of consolidated cash flows for the fiscal years ended February 27, 1999, February 26, 2000 and February 24, 2001, and the independent auditors' report thereon, are included elsewhere in this prospectus supplement and incorporated by reference in the accompanying prospectus. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and the related notes.

                                                                                                             Fiscal
                                                         Fiscal Year Ended                                Period Ended
                             --------------------------------------------------------------------------   ------------
                             February 22,   February 28,    February 27,   February 26,    February 24,   September 9,
                                 1997           1998            1999           2000            2001           2000
                              (52 weeks)     (53 weeks)      (52 weeks)     (52 weeks)      (52 weeks)     (28 weeks)
                             ------------   ------------    ------------   ------------    ------------   ------------
                                                              (dollars in thousands)
Statement of Operations
  Data:
Sales....................    $10,089,014     $10,262,243    $10,179,358     $10,151,334    $10,622,866     $5,639,354
Gross margin.............      2,921,699       2,934,878      2,919,248       2,907,616      3,028,416      1,623,598
Income (loss) from
  operations (1).........        169,303         155,259       (164,391)        104,830         50,193         50,222
Interest expense.........         73,208          80,152         71,497          84,045         96,088         51,068
Net (loss) income........         73,032          63,042        (67,164)         14,160        (25,068)           210

Balance Sheet Data (end
  of period):
Cash and short-term
  investments............    $    98,830     $    70,937    $   136,810     $   124,603    $   131,550     $   96,394
Total assets.............      3,002,672       2,995,253      3,160,814       3,335,525      3,309,803      3,363,026
Total debt (2)...........        870,493         845,389        860,692         997,254      1,039,947      1,074,247
Net total debt (3).......        771,663         774,452        723,882         872,651        908,397        977,853
Stockholders' equity.....        890,072         926,632        837,257         846,192        797,297        838,704

Other Data:
EBITDA (4)...............    $   400,051     $   389,495    $    70,276     $   338,488    $   304,506     $  186,642
EBITDAR (5)..............        568,186         575,665        267,966         536,426        527,396        302,647
Adjusted EBITDA (6)......        400,051         389,495        370,302         441,381        379,707        220,730
Adjusted EBITDAR (7).....        568,186         575,665        567,992         639,319        602,597        336,735
Capital expenditures.....        296,878         267,623        438,345         479,572        415,842        241,643
Depreciation and
  amortization...........        230,748         234,236        233,663         232,712        255,771        135,451
Net cash provided by
  operating activities...        216,069         276,227        487,086         314,660        253,761        118,133
Net cash used in
  investing activities...       (277,470)       (235,840)      (425,799)       (378,253)      (265,587)      (225,105)
Net cash provided by
  (used in) financing
  activities.............         60,292         (67,261)         6,863          49,589         20,968         79,638
Ratio of earnings to
  fixed charges (8)......           1.77x           1.58x            --            1.18x          0.77x          1.03x

As Adjusted for Store
  Closures (9):
Sales....................
EBITDA (4)...............
EBITDAR (5)..............
Adjusted EBITDA (6)......
Adjusted EBITDAR (7).....
Ratio of adjusted EBITDA
  to interest expense....
Ratio of net total debt
  to adjusted EBITDA.....


                                Fiscal
                             Period Ended
                             ------------     52 Weeks
                             September 8,       Ended
                                 2001       September 8,
                              (28 weeks)        2001
                             ------------   ------------
                               (dollars in thousands)
Statement of Operations
  Data:
Sales....................     $5,935,884     $10,919,396
Gross margin.............      1,699,519       3,104,337
Income (loss) from
  operations (1).........         30,167          30,138
Interest expense.........         48,944          93,964
Net (loss) income........        (10,370)        (35,648)

Balance Sheet Data (end
  of period):
Cash and short-term
  investments............     $  159,686     $   159,686
Total assets.............      3,206,518       3,206,518
Total debt (2)...........        915,943         915,943
Net total debt (3).......        756,257         756,257
Stockholders' equity.....        786,653         786,653

Other Data:
EBITDA (4)...............     $  174,081     $   291,945
EBITDAR (5)..............        310,370         535,119
Adjusted EBITDA (6)......        226,767         385,744
Adjusted EBITDAR (7).....        363,056         628,918
Capital expenditures.....        123,481         297,680
Depreciation and
  amortization...........        143,256         263,576
Net cash provided by
  operating activities...        164,262         299,890
Net cash used in
  investing activities...        (49,518)        (90,000)
Net cash provided by
  (used in) financing
  activities.............        (85,999)       (144,669)
Ratio of earnings to
  fixed charges (8)......           0.84x           0.68x

As Adjusted for Store
  Closures (9):
Sales....................                    $10,603,361
EBITDA (4)...............                        306,838
EBITDAR (5)..............                        531,473
Adjusted EBITDA (6)......                        400,637
Adjusted EBITDAR (7).....                        625,272
Ratio of adjusted EBITDA
  to interest expense....                           4.26x
Ratio of net total debt
  to adjusted EBITDA.....                           1.89x


                                                                          Fiscal Year Ended
                                             --------------------------------------------------------------------------
                                             February 22,    February 28,   February 27,    February 26,   February 24,
                                                 1997            1998           1999            2000           2001
                                              (52 weeks)      (53 weeks)     (52 weeks)      (52 weeks)     (52 weeks)
                                             ------------    ------------   ------------    ------------   ------------
                                                                       (dollars in thousands)
Operating Data:
Stores in operation (10):
 Beginning of period .....................          1,014            973             936            839             750
 Opened or acquired ......................             30             40              46             54              47
 Closed or sold ..........................             71             77             143            143              45
 End of period ...........................            973            936             839            750             752
Total store area (square feet)
  (10)(11)................................     30,587,324     30,574,286      28,736,319     26,904,331      27,931,729
Number of franchised stores (11) .........             49             52              55             65              68
Total franchised store area
  (square feet) (11)......................      1,345,786      1,389,435       1,537,388      1,908,271       2,021,206
Comparable store sales
  growth (10).............................           (0.5%)         (1.6%)           1.9%           4.4%            2.2%
Average weekly sales
  per store (12)..........................    $       195    $       199     $       211    $       246     $       263


                                                 Fiscal Period Ended
                                              ---------------------------     52 Weeks
                                             September 9,    September 8,       Ended
                                                 2000            2001       September 8,
                                              (28 weeks)      (28 weeks)        2001
                                             ------------    ------------   ------------
                                                        (dollars in thousands)
Operating Data:
Stores in operation (10):
 Beginning of period .....................            750            752             750
 Opened or acquired ......................             25              8              30
 Closed or sold ..........................             25             17              37
 End of period ...........................            750            743             743
Total store area (square feet)
  (10)(11)................................     27,322,365     27,844,743      27,844,743
Number of franchised stores (11) .........             67             67              67
Total franchised store area
  (square feet) (11)......................      2,037,593      1,991,735       1,991,735
Comparable store sales
  growth (10).............................            2.2%           3.3%            2.8%
Average weekly sales
  per store (12)..........................    $       260    $       274     $       271

---------------
 (1) Fiscal year ended February 27, 1999 includes pre-tax charges of $300 million related to our asset rationalization initiative announced in fiscal 1998. Fiscal year ended February 26, 2000 includes $103 million. Asset rationalization costs include operating losses and other costs related to stores and facilities identified for closure. Fiscal year ended February 24, 2001 includes pre-tax charges of $75 million related to our business process initiative. The 28 weeks ended September 9, 2000 includes $34 million. The 28 weeks ended September 8, 2001 includes
     $54 million.
 (2) Total debt includes short-term and long-term debt and current and non-current obligations under capital leases.
 (3) Net total debt is calculated as total debt minus cash and short-term investments.
 (4) EBITDA represents income from operations before income taxes, interest expense, depreciation, amortization and non-cash LIFO adjustments. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of our operating performance or as a measure of liquidity.
 (5) EBITDAR represents EBITDA (as defined in note (4)) plus rent expense.
 (6) Adjusted EBITDA for the fiscal year ended February 27, 1999 excludes from EBITDA pre-tax charges relating to our asset rationalization initiative totaling $300 million, including operating losses and other costs related to stores and facilities identified for closure. Adjusted EBITDA for the fiscal year ended February 26, 2000 excludes from EBITDA pre-tax charges of $103 million, including operating losses and other costs related to stores and facilities identified for closure. Adjusted EBITDA for the fiscal year ended February 24, 2001 excludes from EBITDA pre-tax charges of $75 million related to our business process initiative, approximately 25% of which is attributable to employee salary and benefits. Adjusted EBITDA for the 28 weeks ended September 9, 2000 excludes from EBITDA pre-tax charges of $34 million. Adjusted EBITDA for the 28 weeks ended September 8, 2001 excludes from EBITDA pre-tax charges of $53 million. Such items have been adjusted out as they are considered non-recurring.
 (7) Adjusted EBITDAR represents Adjusted EBITDA (as explained in note (6)) plus rent expense.
 (8) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense plus the portion of rental expense under leases that has been deemed by us to be representative of the interest factor. The deficiency in earnings available to cover fixed charges for the fiscal year ended February 27, 1999 was $229 million.
 (9) As adjusted for store closures data exclude operating results of the 39 stores planned for closure as if such stores had been closed at the beginning of the 52-week period. See "Summary--Recent Developments." Such data do not give effect to the offering of the notes and the application of the net proceeds therefrom.
(10) Includes company-operated stores but excludes franchised stores.
(11) Amounts presented are as of period end.
(12) Includes company-operated stores but excludes franchised stores, free-standing liquor stores and Food Emporium stores.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is a discussion of our results of operations and current financial condition. This discussion should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus supplement and incorporated by reference in the accompanying prospectus. This discussion of our results of operations and financial condition includes various forward-looking statements. These statements are based on certain assumptions that we consider reasonable. For information about these assumptions and other risks and exposures relating to us and our business, we refer you to "Risk Factors" and "Forward-Looking Statements."

Results of Operations

 Twenty-eight Weeks Ended September 8, 2001 Compared to 28 Weeks Ended September 9, 2000

   Sales for the 28 weeks ended September 8, 2001 of $5,936 million increased $297 million or 5.3% from sales of $5,639 million for the 28 weeks ended September 9, 2000. The increase in sales is due to increases in retail sales of $269 million and wholesale sales of $28 million. The increase in retail sales is attributable to the opening of 47 new stores in fiscal 2000 and 8 new stores in fiscal 2001, increasing sales by $294 million. Additionally, comparable store sales for the second quarter of fiscal 2001, which include replacement stores, increased $168 million or 3.3% when compared to the second quarter of fiscal 2000. This increase was partially offset by the closure of 49 stores in fiscal 2000 and 18 stores in fiscal 2001, which decreased sales $150 million, and the unfavorable effect of the Canadian exchange rate, which decreased sales $43 million. The increase in wholesale sales is attributable to higher sales volume of $44 million partially offset by the unfavorable effect of the Canadian exchange rate, which decreased sales by $16 million.

   Average weekly sales per supermarket were approximately $273,800 for the 28 weeks ended September 8, 2001 versus $259,700 for the corresponding period of the prior year, an increase of 5.4%. Sales in the U.S. during the 28 weeks ended September 8, 2001 increased by $222.2 million or 5.1% compared to fiscal 2000. Sales in Canada during the 28 weeks ended September 8, 2001 increased $74.3 million or 5.9% compared to fiscal 2000.

   Gross margin as a percentage of sales decreased 16 basis points to 28.63% for the 28 weeks ended September 8, 2001 from 28.79% for the 28 weeks ended September 9, 2000. The gross margin dollar increase of $75.9 million resulted from an increase in sales volume partially offset by decreases in the gross margin rate and the Canadian exchange rate.

   Store operating, general and administrative expense ("SG&A") was $1,669.4 million for the 28 weeks ended September 8, 2001 compared to $1,573.4 million for the corresponding period of the prior year. As a percentage of sales, SG&A increased from 27.90% for the 28 weeks ended September 9, 2000 to 28.12% for the 28 weeks ended September 8, 2001.

   Included in cost of merchandise sold and SG&A are costs relating to our business process initiative of $5.6 million and $48.9 million for the 28 weeks ended September 8, 2001, respectively, and $0 and $34.1 million for the 28 weeks ended September 9, 2000, respectively. The costs included in cost of merchandise sold for the 28 weeks ended September 8, 2001, which lowered gross margin as a percentage of sales by 10 basis points, were incurred to mark down inventory to be discontinued as a result of detailed category management studies. The costs included in SG&A for both periods primarily included professional consulting fees and salaries, including related benefits, of employees working full-time on the initiatives. Also included in the first half of fiscal 2000 SG&A were $3.0 million of estimated environmental cleanup costs for a non-retail property. Partially offsetting the fiscal 2000 expense was a reversal of $3.1 million of pre-tax charges related to the asset rationalization initiative originally recorded in fiscal 1998, resulting primarily from a change in estimate related to the sale of a warehouse sold during the first quarter of fiscal 2000. Excluding the charges described above, as a percentage of sales, SG&A was 27.30% for both the 28 weeks ended September 9, 2000 and the 28 weeks ended September 8, 2001.

   Interest expense of $48.9 million for the 28 weeks ended September 8, 2001 decreased from the prior year amount of $51.0 million. This was due to decreased borrowing requirements during fiscal 2001 as a result of lower capital expenditures, a reduction in working capital and the proceeds received on the sale leaseback transaction described in note 8 of our unaudited consolidated financial statements. The reduction is also partially due to a decrease in interest rates.

   The loss before income taxes for the 28 weeks ended September 8, 2001 was $15.0 million compared to income before income taxes of $2.4 million for the comparable period in the prior year, a decrease of $17.4 million. The loss is attributable principally to the increase in SG&A and the lower gross margin rate partially offset by lower interest expense.

   The benefit from income taxes for the 28 weeks ended September 8, 2001 was $4.7 million compared to a provision for income taxes of $2.2 million in the comparable period of fiscal 2000. This benefit from income taxes for the 28 weeks ended September 8, 2001 reflects the estimated expected annual tax rates applied to our respective domestic and foreign financial results as well as an adjustment relating to a reduction in the Canadian federal corporate income tax rate. This new legislation, which was enacted during the first half of fiscal 2001, will reduce the Canadian federal corporate income tax rate by a total of 7% from 28% to 21% by January 1, 2004. The tax benefit for the first half of 2001 was decreased by $1.2 million to reflect the reduction in value of the deferred Canadian tax asset (primarily relating to net operating loss carryforwards) resulting from the lower rates. Excluding this adjustment of the tax asset, the benefit from income taxes would have been $5.9 million or 39.0% of the loss before income taxes.

   During the 28 weeks ended September 8, 2001, the Ontario government enacted corporate income tax rate changes, gradually reducing the rate from 14% to 8% by January 1, 2005. This Canadian tax rate reduction did not have an impact on the financial statements for the 28 weeks ended September 8, 2001.

   Based on these overall results, the net loss for the 28 weeks ended September 8, 2001 was $10.4 million or $0.27 per share -- basic and diluted, as compared to net income of $0.2 million or $0.01 per share -- basic and diluted for the 28 weeks ended September 9, 2000. The decrease in net income of $10.6 million from the first half of fiscal 2000 to the first half of fiscal 2001 is attributable principally to the lower gross margin rate, the increase in SG&A and the change in the Canadian corporate income tax rate, partially offset by lower interest expense.

 Fiscal 2000 Compared to Fiscal 1999

   Sales for the 52 weeks ended February 24, 2001 of $10.6 billion increased $471.5 million or 4.6% from the 52-week period of fiscal 1999. The increase in sales is primarily attributable to continued focus on the development of larger stores and comparable store sales increases. Retail square footage increased by approximately 1.0 million or 3.8% to 27.9 million square feet during fiscal 2000. This increase was accomplished primarily by opening 47 new stores, adding 2.2 million retail square feet, partially offset by closing 49 stores, reducing retail square footage by 1.4 million. Comparable store sales, which include replacement stores, increased 2.2% in fiscal 2000 (1.6% in the United States and 4.9% in Canada).

   Average weekly sales per supermarket were approximately $263,000 for fiscal 2000 versus $245,700 for fiscal 1999, an increase of 7.0%. Sales in the United States increased by $266.1 million or 3.3% compared to fiscal 1999. Sales in Canada increased $205.4 million or 9.5% from fiscal 1999.

   Gross margin as a percentage of sales decreased 13 basis points to 28.51% for fiscal 2000 from 28.64% for fiscal 1999. The gross margin dollar increase of $120.8 million resulted from an increase in sales volume partially offset by decreases in the gross margin rate and the Canadian exchange rate. The U.S. operations gross margin increase of $92.5 million resulted from increases of $80.4 million due to higher sales volume and $12.1 million due to a higher gross margin rate. The Canadian operations gross margin increase of $28.3 million resulted from an increase of $54.1 million due to higher sales volume partially offset by a decrease of $18.9 million due to a lower gross margin rate and a decrease of $6.9 million from fluctuations in the Canadian exchange rate.

   SG&A was $3.0 billion for fiscal 2000 compared to $2.8 billion for fiscal 1999. As a percentage of sales, SG&A increased from 27.61% in fiscal 1999 to 28.04% in fiscal 2000.

   The SG&A expense for fiscal 2000 included $68.4 million relating to our business process initiative. Such costs primarily included professional consulting fees and salaries, including related benefits, of employees working full-time on the initiative. Also included in fiscal 2000 SG&A was $4.3 million of estimated environmental cleanup costs for a non-retail property. Partially offsetting fiscal 2000 SG&A was a reversal of $3.1 million of pre-tax charges related to our asset rationalization initiative, originally recorded in fiscal 1998, resulting primarily from a change in estimate related to the sale of a warehouse sold during the first quarter of fiscal 2000.

   The SG&A expense for fiscal 1999 included $121.5 million relating to our asset rationalization initiative, including $74.6 million of costs related to the store exiting charges and $68.8 million of store operating, general and administrative expense incurred by the stores identified for closure prior to ceasing operations. This was partially offset by reversals of previously recorded pre-tax restructuring charges due to favorable progress in marketing and subleasing the closed stores of $21.9 million.

   Excluding the non-recurring charges and the results of the stores identified for closure previously noted, as a percentage of sales, SG&A increased from 26.83% for fiscal 1999 to 27.38% for fiscal 2000. The increase of 55 basis points is primarily due to higher labor, occupancy and store closing costs in fiscal 2000.

   Interest expense for fiscal 2000 increased $12.0 million or 14.3% from fiscal 1999 due to the increase in average borrowings, as well as an increase in interest rates primarily associated with the 9.375% Senior Quarterly Interest Bonds issued in August 1999.

   The loss before income taxes for fiscal 2000 was $39.7 million compared to income before income taxes of $27.0 million for fiscal 1999, a decrease of $66.7 million. The loss is attributable principally to the increases in SG&A and interest expense partially offset by higher gross margin.

   The income tax benefit/provision recorded in fiscal 2000 and 1999 reflect the estimated expected annual tax rates applied to our respective domestic and foreign financial results. In fiscal 2000, an income tax benefit amounting to $14.6 million was recorded as compared to an income tax provision of $12.8 million for fiscal 1999. The effective tax rates for fiscal 2000 and fiscal 1999 were 36.8% and 47.6%, respectively.

   Based on these overall results, the net loss for fiscal 2000 was $25.1 million or $0.65 per share -- basic and diluted, as compared to net income of $14.2 million or $0.37 per share -- basic and diluted for fiscal 1999. The decrease in net income of $39.2 million from fiscal 1999 to fiscal 2000 is attributable principally to the increases in SG&A and interest expense partially offset by higher gross margin.

 Fiscal 1999 Compared to Fiscal 1998

   Sales for the 52 weeks ended February 26, 2000 of $10.2 billion decreased $28.0 million or 0.3% from the 52-week period of fiscal 1998. The decrease in sales is primarily attributable to the closure of 249 stores, excluding replacement stores, since the beginning of fiscal 1998 including 165 stores relating to our asset rationalization initiative. Retail square footage decreased by approximately 1.8 million or 6.4% to 26.9 million square feet during fiscal 1999. This decrease was caused primarily by the closure of 142 stores, reducing retail square footage by 4.4 million square feet, partially offset by the addition of 52 new stores which increased retail square footage by 2.5 million. Comparable store sales, which include replacement stores, increased 4.4% in fiscal 1999 (4.1% in the United States and 6.2% in Canada).

   Average weekly sales per supermarket were approximately $245,700 in fiscal 1999 versus $210,500 in fiscal 1998, reflecting a 16.7% increase. Sales in the United States decreased by $295.3 million or 3.6% compared to fiscal 1998. Sales in Canada increased $267.3 million or 14.0% from fiscal 1998.

   Gross margin as a percentage of sales decreased 4 basis points to 28.64% for fiscal 1999 from 28.68% for fiscal 1998. Margins were negatively impacted by accelerated inventory markdowns in stores that were identified for closure under our asset rationalization initiative and the exit of the Atlanta market during the first quarter of fiscal 1999. The gross margin dollar decrease of $11.6 million resulted predominantly from lower sales volume. The U.S. operations gross margin decrease of $56.2 million resulted from lower sales volume, which impacted gross margin by $88.1 million, partially offset by an increase of $31.9 million from a higher gross margin rate. The Canadian operations gross margin increase of $44.6 million resulted from higher sales volume, which impacted gross margin by $56.7 million, and an increase of $6.4 million from fluctuations in the Canadian exchange rate. The increase was partially offset by a decrease of $18.5 million due to a lower gross margin rate.

   The SG&A expense for fiscal 1999 decreased $280.9 million from fiscal 1998. As a percentage of sales, SG&A for fiscal 1999 decreased to 27.61% from 30.29% for fiscal 1998. Fiscal 1998 SG&A includes pre-tax charges of $224.6 million recorded in the third and fourth quarters to establish reserves relating to our asset rationalization initiative. Also included in SG&A for fiscal 1998 are shut-down costs of stores and facilities amounting to $9.1 million relating to 66 stores and three facilities closed in the third and fourth quarters and $5.9 million of incurred professional fees associated with the identification and implementation of our asset rationalization initiative. Further, SG&A for fiscal 1998 includes a $7.0 million write-down of property no longer held for a potential store site and a $4.0 million pre-tax litigation charge.

   Fiscal 1999 SG&A includes additional costs related to our asset rationalization initiative totaling $74.6 million, including severance of $11.1 million which could not be accrued in fiscal 1998 because it did not meet the criteria under Emerging Issues Task Force ("EITF") 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit Activity (Including Certain Costs Incurred in a Restructuring)," professional fees of $16.2 million associated with the implementation of the initiative, transitionally higher labor costs of $14.0 million, costs of $19.7 million for the conversion of additional stores to the Food Basics format and $8.5 million of other miscellaneous operating costs incurred in connection with the initiative. The $74.6 million also includes the costs of exiting the Atlanta market consisting of severance of $5.5 million and store occupancy cost of $11.5 million which relates principally to the present value of future lease obligations, partially offset by a gain of $11.9 million that resulted from the disposition of fixed and intangible assets.

   The total fiscal 1999 charge of $74.6 million is partially offset by a $21.9 million reversal of pre-tax charges related to our asset rationalization initiative originally recorded in fiscal 1998.

   Excluding the non-recurring charges under our asset rationalization initiative discussed above, fiscal 1999 SG&A decreased $82.6 million from fiscal 1998. As a percentage of sales, SG&A decreased from 27.83% to 27.09%. Fiscal 1999 results included higher SG&A of the stores identified for closure under this initiative of $68.8 million, which represented 43.4% of the sales of those stores. Excluding the results of stores identified for closure and the non-recurring charges under this initiative, fiscal 1999 SG&A as a percentage of sales was 26.83%.

   Interest expense increased $12.5 million from the previous year, primarily due to the additional present value interest related to the future lease obligations of the store exit programs as well as the issuance of $200 million of 9.375% Senior Quarterly Interest Bonds in August 1999.

   Interest income decreased $0.4 million from the previous year, primarily due to a lower amount of short-term investments.

   For fiscal 1999, income before income taxes was $27.0 million compared to a loss of $229.3 million in fiscal 1998, an increase of $256.3 million. Income before taxes for U.S. operations was virtually break even compared to a loss of approximately $244 million in fiscal 1998. The Canadian income before taxes for fiscal 1999 amounts to $27.1 million, which was an increase of $12.3 million from the fiscal 1998 amount of approximately $14.8 million.

   We recorded an income tax provision amounting to $12.8 million in fiscal 1999 as compared to an income tax benefit of $162.1 million for fiscal 1998. The fiscal 1999 income tax provision of $12.8 million reflects our estimated annual tax rates applied to our respective domestic and foreign operations. The effective tax rate for fiscal 1999 was 47.6%. The fiscal 1998 benefit of $162.1 million includes the reversal of the Canadian operations' deferred tax valuation allowance. During the first three quarters of fiscal 1998, we reversed approximately $9 million of the Canadian valuation allowance to the extent that the Canadian operations had taxable income. At the beginning of the fourth quarter of fiscal 1998, based upon management's plan to close underperforming stores in Canada, the implementation of certain tax strategies and the continued performance improvements of the Canadian operations, management concluded that it was more likely than not that the net deferred tax assets related to the Canadian operations would be realized.

Accordingly, we reversed the remaining portion of the Canadian deferred tax valuation allowance amounting to approximately $60 million (see note 8 to our audited consolidated financial statements for the fiscal year ended February 24, 2001 for further discussion). The deferred tax benefit recorded during fiscal 1998 for U.S. operations of approximately $103 million relates primarily to book and tax differences of the store and facilities exit costs.

   Based on these overall results, net income for fiscal 1999 was $14.1 million or $0.37 per share -- basic and diluted, as compared to a net loss of $67.2 million or $1.75 per share -- basic and diluted for fiscal 1998. The increase in net income of $81.3 million in fiscal 1999 from a net loss of $67.2 million in fiscal 1998 is primarily the result of improved same store sales, reduced operating costs and the decrease in the store and facilities exit costs. The increase is partially offset by a reduction in the number of open stores.

Asset Rationalization Initiative

   In May 1998, we named a sole Chief Executive Officer. Following the appointment, we initiated a vigorous assessment of all aspects of our business operations in order to identify the factors that were impacting our performance.

   As a result of the above assessment, in the third quarter of fiscal 1998, we decided to exit two warehouse facilities and a coffee plant in the United States, and bakery plant in Canada. In connection with the exit plan, we recorded a charge of approximately $11 million which is included in SG&A in our statements of consolidated operations for fiscal 1998. The $11 million charge was comprised of $7 million of severance, $3 million of facilities occupancy costs for the period subsequent to closure and $1 million to write-down the facilities to their estimated face value.

   As of February 27, 1999, we had closed and terminated operations with respect to the two warehouses and the coffee plant. The volume associated with the warehouses was transferred to other warehouses in close geographic proximity. Further, the manufacturing processes of the coffee plant have been transferred to our remaining coffee processing facility. The processing associated with Canadian bakery was outsourced in January 1999.

   In addition, in December 1998, our board of directors approved a plan which included the exit of 127 underperforming stores throughout the United States and Canada and the disposal of two other properties. Included in the 127 stores were 31 stores representing the entire Richmond, Virginia market. Further, in January 1999, our board of directors approved the closure of five additional underperforming stores. In connection with our plan to exit these 132 stores and the write-down of two properties, we recorded a charge in the fourth quarter of fiscal 1998 of approximately $215 million.

   This $215 million charge consisted of $8 million of severance (including pension withdrawal obligations), $1 million of facilities occupancy costs, $114 million of store occupancy costs, which principally relates to the present value of future lease obligations, net of anticipated sublease recoveries, which extend through fiscal 2028, an $83 million write-down of store fixed assets and a $9 million write-down to estimated fair value of two properties. To the extent fixed assets included in stores identified for closure could be utilized in other continuing stores, we transferred those assets to continuing stores. We planned to scrap fixed assets that could not be transferred and, accordingly, the write-down was calculated based upon an estimated scrap value. This charge of $215 million was reduced by approximately $2 million in fiscal 1998 due to changes in estimates of pension withdrawal liabilities and fixed asset write-downs from the time the original charge was recorded. The net charge of $213 million is included in SG&A in our statements of consolidated operations for fiscal 1998.

   In addition to the charges recorded in fiscal 1998, there were other charges related to the exit plan which could not be accrued for at February 27, 1999 because they did not meet the criteria for accrual under EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit Activity (Including Certain Costs Incurred in a Restructuring)." Such costs have been expensed as incurred as the exit plan was being executed. During fiscal 1999, we recorded an additional pre-tax charge of $11 million for severance related to the 132 stores. No additional expense was recorded during fiscal 2000.

   In April 1999, we announced that we had reached definitive agreements to sell 14 stores in the Atlanta, Georgia market, two of which were previously included in our asset rationalization initiative. In conjunction with the sale, we decided to exit the entire Atlanta market and close the remaining 22 stores, as well as the distribution center and administrative office. Accordingly, at the time of the announcement, we recorded a fiscal 1999 first quarter net pre-tax charge of approximately $5 million. This charge was comprised of severance of $6 million and future lease commitments of $11 million, partially offset by a $12 million gain related to the disposition of fixed and intangible assets. The net charge is included in SG&A in our statements of consolidated operations for fiscal 1999.

   From the time of the original charges through the end of fiscal 2000, $28 million of the total severance charges had been paid, and an additional
$0.5 million was paid during the 28 weeks ended September 8, 2001, resulting from the termination of approximately 3,400 employees. The remaining severance liability relates to future obligations for early withdrawals from multi-employer union pension plans.

   The following reconciliation summarizes the activity related to the aforementioned charges since the beginning of fiscal 1998:


                                                                                     Severance
                                                               Store       Fixed        and       Facilities
                                                             Occupancy    Assets      Benefits    Occupancy      Total
                                                             ---------   --------    ---------    ----------   --------
                                                                               (dollars in thousands)
Original Charge..........................................    $113,732    $ 93,355     $ 15,102     $ 4,018     $226,207
Addition (1).............................................       1,900          --           --          --        1,900
Utilization..............................................      (1,100)    (92,639)      (3,794)       (311)     (97,844)
Adjustment(2)............................................          --        (716)      (1,242)        331       (1,627)
                                                             --------    --------     --------     -------     --------
Reserve Balance at February 27, 1999.....................     114,532          --       10,066       4,038      128,636
Addition (1).............................................      15,730          --       17,060       3,188       35,978
Utilization..............................................      (4,614)(3)    (295)     (19,626)     (3,659)     (28,194)
Adjustment (2)...........................................     (22,195)        295           --          --      (21,900)
                                                             --------    --------     --------     -------     --------
Reserve Balance at February 26, 2000.....................    $103,453          --     $  7,500     $ 3,567     $114,520
Addition (1).............................................       5,062          --           --          --        5,062
Utilization..............................................     (25,654)         --       (4,779)       (463)     (30,896)
Adjustment (2)...........................................          --          --           --      (3,104)      (3,104)
                                                             --------    --------     --------     -------     --------
Reserve Balance at February 24, 2001.....................      82,861          --        2,721          --       85,582
Addition (1).............................................       2,331          --           --          --        2,331
Utilization..............................................     (11,909)         --         (320)         --      (12,229)
                                                             --------    --------     --------     -------     --------
Reserve Balance at September 8, 2001.....................    $ 73,283    $     --     $  2,401     $    --     $ 75,684
                                                             ========    ========     ========     =======     ========

---------------
(1) The additions to store occupancy of $1.9 million, $5.1 million and $2.3 million during fiscal 1998, fiscal 2000 and the 28 weeks ended September 8, 2001, respectively, represent the present value of accrued interest related to lease obligations. The fiscal 1999 addition represents an increase to the store occupancy reserve for the present value of accrued interest of $7.4 million, additional severance cost of $11.5 million and the cost of exiting the Atlanta market (including store occupancy of $8.3 million, severance of $5.6 million and facilities costs of $3.2 million).
(2) At each balance sheet date, we assess the adequacy of the reserve balance to determine if any adjustments are required as a result of changes in circumstances or estimates. As a result, in fiscal 1998, we recorded an adjustment to severance and benefits related to a change in the estimate of the calculated pension withdrawal liability. In the third quarter of fiscal 1999, we recorded a net reduction in SG&A of $21.9 million to reverse a portion of the $224 million restructuring charge recorded in fiscal 1998. This amount represents a $22.2 million reduction in SG&A for lower store occupancy costs resulting primarily from earlier than anticipated lease terminations and subleases. The credit is partially offset by $0.3 million of additional fixed asset write-downs resulting from lower than anticipated proceeds from the sale of fixed assets. In fiscal 2000, we recorded a net reduction in SG&A of $3.1 million to reverse a portion of the $224 million restructuring charge recorded in fiscal 1998. The reversal is primarily a result of a change in estimate resulting from the sale of one of our warehouses during the first quarter of fiscal 2000.
(3) Store occupancy utilization for fiscal 1999 is comprised of $29.6 million of lease and other occupancy payments for the period, net of $25.0 million of net proceeds on the assignment of leases which was considered in determining the original charge recorded during fiscal 1998.

   Based upon available information, we evaluated the reserve balances of $85.6 million and $75.7 million as of February 24, 2001 and September 8, 2001, respectively, and concluded that they are adequate. We will continue to monitor the status of the vacant properties and further adjustments to the reserve balance may be recorded in the future if necessary. At September 8, 2001, approximately $12.3 million of the reserve is included in "Other accruals" and the remaining amount is included in "Other non-current liabilities" in our consolidated balance sheets.

   Included in our statements of consolidated operations for the 12 and 28 weeks ended September 8, 2001 and September 9, 2000 are the operating results of the one remaining store that was identified for closure as part of this initiative. This store was closed during the second quarter of fiscal 2001. The operating results of this store are as follows:

                                                               12 Weeks Ended                 28 Weeks Ended
                                                         ---------------------------    ---------------------------
                                                        September 8,    September 9,    September 8,   September 9,
                                                            2001            2000            2001           2000
                                                        ------------    ------------    ------------   ------------
                                                                           (dollars in thousands)
Sales ...............................................       $ 16            $163           $ 197           $377
                                                            ====            ====           =====           ====
Operating Loss ......................................       $(62)           $ (4)          $(108)          $(71)
                                                            ====            ====           =====           ====

   As of September 8, 2001, we had closed 166 stores, including 34 stores in the Atlanta, Georgia market and 31 stores in the Richmond, Virginia market, and the other facilities associated with this initiative.

   In November 2001, we concluded our previously-disclosed review of underperforming assets. On November 14, 2001, we announced our intention to dispose of certain underperforming assets including 39 stores, the majority of which will be closed before the end of fiscal 2001. See "Summary--Recent Developments."

Business Process Initiative

   On March 13, 2000 we announced an initiative to develop a state-of-the-art supply chain and business management infrastructure. In fiscal 2000, we incurred pre-tax charges related to our business process initiative of $75 million. Costs related to implementing our business process initiative reduced net earnings for fiscal 2000 by $1.15 per share. We expect the cost of implementing our business process initiative to reduce net earnings for fiscal 2001 by approximately $1.50 per share. During the 28 weeks ended September 8, 2001, we incurred expenses related to our business process initiative of approximately $54 million before tax benefits. For the remainder of fiscal 2001, we plan to incur approximately $45 million in additional expenses, before tax benefits, related to our business process initiative.

Liquidity and Capital Resources

   We had working capital of $37.7 million at September 8, 2001 compared to $94.4 million at fiscal 2000 year end. We had cash and short-term investments aggregating $159.7 million at September 8, 2001 compared to $131.6 million as of fiscal 2000 year end, including $26.9 million in short-term investments at September 8, 2001 compared to no short-term investments at February 24, 2001. The decrease in working capital is attributable primarily to increases in book overdrafts and other accruals, as well as a decrease in inventories. This is partially offset by increases in short-term investments, as well as a decrease in accounts payable. Working capital of $94.4 million at February 24, 2001 included approximately $28 million of assets held for sale within "Prepaid expenses and other current assets" on our consolidated balance sheets relating to assets to be sold and leased back in early fiscal 2001.

   On August 6, 1999, we issued $200 million aggregate principal amount 9.375% Senior Quarterly Interest Bonds due August 1, 2039. We used the net proceeds from the issuance of these bonds to repay borrowings under our revolving credit facility, to finance the purchase of 16 stores, (6 in the United States and 10 in Canada) and for working capital and general corporate purposes.

   At February 24, 2001, we had an unsecured five-year $498 million revolving credit agreement which was to expire June 10, 2002 with a syndicate of banks, enabling us to borrow funds on a revolving basis sufficient to refinance short-term borrowings. This agreement was subsequently replaced by our existing secured revolving credit agreement described below. As of February 24, 2001, the unsecured credit agreement was comprised of the U.S. credit agreement amounting to $415 million and the Canadian credit agreement amounting to $83 million (Cdn$121 million at February 24, 2001). As of February 24, 2001, we had $190 million of borrowings under the unsecured credit agreement consisting of $145 million under the U.S. credit agreement and $45 million (Cdn$69 million at February 24, 2001) under the Canadian credit agreement. This compared to borrowings of $60 million under the U.S. credit agreement and no borrowings under the Canadian credit agreement at February 26, 2000.

   On February 23, 2001, we entered into a $425 million secured revolving credit facility expiring December 31, 2003, with a syndicate of lenders, enabling us to borrow funds on a revolving basis sufficient to refinance short-term borrowings and provide working capital as needed. Our secured revolving credit facility is secured primarily by inventory and company-owned real estate. It is comprised of a U.S. portion amounting to $340 million and a Canadian portion amounting to $85 million (Cdn$133 million at September 8, 2001). As of September 8, 2001, we had $100 million of borrowings under the facility. Accordingly, as of September 8, 2001, after reducing availability for outstanding letters of credit and inventory requirements, we had $282 million available under the facility. Borrowings under the facility bear interest at the weighted average rate of 6.20% as of September 8, 2001 based on the variable LIBOR pricing.

   Our loan agreements and certain of our notes contain various financial covenants which require, among other things, minimum fixed charge coverage and maximum levels of leverage and capital expenditures. At September 8, 2001, we were in compliance with the covenants on the notes and our secured revolving credit facility.

   As described in note 7 of our consolidated financial statements, during fiscal 2000, we entered into an agreement which provided financing for software purchases and hardware leases up to $71 million in the aggregate primarily relating to our business process initiative. At that time, software purchases and hardware leases were to be financed at an effective rate of 8.49% per annum, were to occur from time to time through 2004, and were to have equal monthly payments of $1.4 million. In May 2001, the agreement was amended to include only hardware leases. The amounts previously funded related to software purchases of approximately $29 million were to be repaid over the next several months. Accordingly, as of September 8, 2001, approximately $25 million had been repaid and $4 million was payable related to software. Additionally, the monthly payment amount was amended to reflect expected utilization related to hardware leases and, as such, these payments are expected to change based upon the timing and amount of such funding. As of September 8, 2001, approximately $27 million had been funded related to hardware leases and, as a result, approximately $15 million was available for future financing.

   As described in note 8 of our consolidated financial statements, during the fourth quarter of fiscal 2000, we sold 12 properties and simultaneously leased them back from the purchaser. Net proceeds received by us related to this transaction amounted to approximately $113 million. Additionally, during the first half of fiscal 2001, we sold seven properties and simultaneously leased them back from the purchaser. Net proceeds received by us related to these transactions amounted to approximately $50 million. During the remainder of fiscal 2001, we expect to enter into similar transactions with two other owned properties with expected gross proceeds of approximately $15 million.

   During the 28 weeks ended September 8, 2001, we funded our capital expenditures, debt repayments and expenses related to our business process initiative through internally generated funds combined with proceeds from disposals of property and revolving lines of credit. Capital expenditures totaled $123 million during the 28 weeks ended September 8, 2001, which included eight new supermarkets, ten major remodels or enlargements, and the capital expenditures related to our business process initiative. Capital expenditures are expected to be approximately $135 million for the remainder of fiscal 2001, which includes approximately 12 new supermarkets, as well as capital expenditures related to our business process initiative.

   On December 5, 2000, our board of directors discontinued payment of the quarterly cash dividend on its common stock. A&P does not expect to pay dividends during fiscal 2001.

   We believe that our current cash resources, including the funds available under our secured revolving credit facility, together with cash generated from operations, will be sufficient for our business process initiative expenses, other capital expenditure programs and mandatory scheduled debt repayments throughout the next 12 months.

Market Risk

   Market risk represents the risk of loss from adverse market changes that may impact our financial position, results of operations or cash flows. Among other possible market risks, we are exposed to such risk in the areas of interest rates and foreign currency exchange rates.

 Interest Rates

   Our exposure to market risk for changes in interest rates relates primarily to our debt obligations. We have no cash flow exposure due to rate changes on our $700 million in notes as of September 8, 2001 because they are at fixed interest rates. However, we do have cash flow exposure on our committed and uncommitted bank lines of credit due to its variable LIBOR pricing. Accordingly, as of September 8, 2001, a 1% change in LIBOR will result in interest expense fluctuating approximately $1.0 million per year.

 Foreign Exchange Risk

   We are exposed to foreign exchange risk to the extent of adverse fluctuations in the Canadian dollar. For the 12 and 28 weeks ended September 8, 2001, a change in the Canadian currency of 10% would have resulted in a fluctuation in net income of approximately $0.7 million and $1 million, respectively. We do not believe that a change in the Canadian currency of 10% will have a material effect on our financial position or cash flows.

                                    BUSINESS

Overview

   We are one of the 10 largest food retailers in North America and we currently hold a #1 or #2 position among food retailers in the New York, Detroit and New Orleans metropolitan areas and in Ontario, Canada, based on reported sales for fiscal 2000. These core markets currently generate approximately 80% of our total retail sales. At September 8, 2001, we operated 743 stores and 67 franchised locations throughout the Northeast, Middle Atlantic, Midwest and Southern regions of the United States as well as Ontario, Canada. Our company-operated locations comprise 27.8 million square feet of total space and average approximately 37,500 square feet per store. For the 52 weeks ended September 8, 2001, we generated sales and adjusted EBITDA of $11 billion and $386 million, respectively, with comparable store sales growth averaging 2.8%.

   We operate supermarkets under several well-established banners, including A&P, Food Emporium, Waldbaum's, Super Fresh, Farmer Jack, Kohl's, Sav-A-Center, Super Foodmart, Dominion, Food Basics and The Barn Markets. We also operate several liquor stores under the A&P banner. Our supermarkets sell a variety of traditional items, including groceries, meats, fresh produce, delicatessen products, health and beauty aids and general merchandise. In addition, many stores feature bakery, prepared foods, floral, fresh fish and cheese departments, a pharmacy and on-site banking. We offer national, regional and local brands, as well as private label merchandise. One of our most recognized private label brands is Eight O'Clock Coffee, which is the leading whole bean retail coffee brand in the United States, accounting for over 50% of U.S. whole bean retail coffee sales in 2000 by volume.

Strategy for Building the New A&P

   Our strategy is to continue capitalizing on our competitive strengths by implementing focused initiatives designed to increase our market share in our core markets and enhance the profitability, efficiency and cash flow of our business. To lead and implement our strategy, we have strengthened management throughout our organization and have restructured our compensation policies to incentivize our team to achieve our strategic objectives. Key elements of our strategy are set forth below:

   Improving Store Level Execution. We are extending best practices across our store base to improve store level execution. Outstanding execution in our stores is a critical element in attracting and retaining a loyal customer base and achieving strong comparable store sales growth. The initiatives we are pursuing in this area include: improving in-stock positions; executing promotions consistently; improving the appearance of our stores; offering excellent customer service; and instituting labor scheduling designed to meet customer needs. To encourage implementation of these initiatives, we have extended our stock-based compensation plan to the store manager level and have based this plan on the achievement of store operating goals.

   Modernizing Our Store Base in a Capital-Efficient Manner. We are remodeling and modernizing our store base in order to enhance our customers' shopping experiences and to profitably grow market share in our core regions. Our remodeling program aims to upgrade or enlarge 75 existing stores per year. Approximately 40% of our store base has been built or upgraded over the past 5 years, and we expect approximately 75% to be remodeled by 2004. In addition, we plan to open approximately 20 to 30 new stores each year. We recently instituted a rigorous capital allocation review process which carefully analyzes each capital project to ensure that the project is consistent with our strategy and can achieve a minimum of 20% return on capital.

   Driving Profitable Sales. We intend to grow our sales and profitability through increased focus on marketing and use of customer data, category management and private label initiatives. Our marketing initiatives are designed to clearly define the positioning of each of our banners and increase the use of customer data to drive sales. We derive customer data from our loyalty programs. A substantial portion of our total sales for fiscal 2000 were related to purchases under our loyalty programs. Through improved category management, we are analyzing sales and margin by product for the purpose of optimizing our mix of categories, brands and SKUs to achieve higher profit per square foot and increase customer satisfaction. Finally, we intend to strengthen the positioning of our corporate brands in order to grow our private label sales, which typically generate a higher gross margin than national-brands merchandise.

   Optimizing Our Procurement and Supply Chain Management. We are committed to reducing costs across the organization. Our primary goals are to improve the efficiency of our supply chain, establish more cost-efficient purchasing and distribution activities, increase labor productivity and reduce inventory levels at our distribution centers and stores. In particular, we believe a more efficient supply chain will enable us to partner more effectively with our vendors. We are also examining all non-merchandise purchasing practices for savings opportunities and continue to stringently control administrative expenses.

Strategy Implementation

   We are currently pursuing several initiatives to advance our strategy, including most significantly our asset rationalization and business process initiatives.

 Asset Rationalization Initiative

   The first step in executing our strategy was the rationalization of our asset base. We conducted a comprehensive review of the operating performance of our physical assets, including a detailed analysis of our entire store base, our warehouse and distribution facilities and the manufacturing facilities associated with our corporate brands. We concluded this review in November 2001. From the inception of this initiative in late 1998 through December 1, 2001, we executed the following:

   o Sold, closed or approved the closing of 205 stores in the United States and Canada, including exiting the Richmond, Virginia and Atlanta, Georgia markets;

   o Closed two warehouse facilities and a coffee plant in the United States and consolidated such operations with other company-operated facilities; and

   o Closed a bakery plant in Canada and outsourced the production volume to a third party.

   The aim of this initiative is to direct resources towards stores, core markets and activities where we believe we are best positioned to maintain or increase market share and to increase profitability.

 Business Process Initiative

   The next step of our strategic implementation has been and continues to be building the necessary businesses processes and infrastructure to improve the efficiency and profitability of our operations. Announced on March 13, 2000, our business process initiative seeks to create a state of the art supply chain and business management infrastructure by targeting three principal operational areas: store operations; supply & logistics; and marketing & merchandising. A&P has partnered with IBM, Oracle and Retek to develop and implement new business processes and the underlying technology infrastructure. This initiative is a four-year project from fiscal 2000 through fiscal 2003 that is forecasted to be fully repaid by the end of fiscal 2003.

   We have achieved favorable results to date from the implementation of our strategic initiatives. Over the 13 fiscal quarters ended September 8, 2001, we achieved positive comparable store sales growth in each period, increased sales per square foot from approximately $102 to approximately $118 (on a quarterly basis) and improved inventory turns from 9.1x to 9.7x. As we continue to execute our strategy, we expect to achieve further sales growth, improved margins and increased cash flow in future periods.

Our Competitive Strengths

   We are basing our future growth and the implementation of our strategies on the following core strengths:

   Leading Share in Core Markets. We hold #1 market positions in the New York and Detroit metropolitan areas and #2 market positions in the New Orleans metropolitan area and in Ontario, Canada, based on reported sales for fiscal 2000. These core markets currently generate approximately 80% of our total retail sales and represent a large demographic base upon which to grow our business.

   Valuable Store Locations. A majority of our core markets are in densely populated metropolitan areas, where we currently control many convenient store locations under long-term leases. We believe our market positions in such metropolitan areas are somewhat insulated from competition arising from new stores due to the scarcity of suitable real estate available to new entrants.

   Strong Franchise Value. We operate a portfolio of well-recognized supermarket banners, including A&P, Food Emporium, Waldbaum's, Super Fresh, Super Foodmart, Sav-A-Center, Farmer Jack and Kohl's in the United States and A&P, Dominion and Food Basics in Canada. All of these banners have a long history in the markets in which they operate and have a broad base of customers. In addition, Eight O'Clock Coffee, one of our most well-recognized private label brands, is the leading whole bean coffee retail brand in the United States, accounting for over 50% of the U.S. whole bean retail market in 2000 by volume. We believe the strength of our banners increases our ability to retain existing shoppers and attract new customers to our stores.

   Strong, Incentivized Management Team. During the past two years, we have strengthened our management team through the addition of experienced executives across key functions of our organization including marketing, category management, supply chain management, information technology, finance, human resources and store operations. In January 2001, Elizabeth Culligan joined our management team as our Chief Operating Officer following her service as President of Nabisco International. Our other new executives also have substantial experience with leading supermarket and consumer products companies including Campbell Soup Company, Unilever, Fred Meyer, H.E. Butt and Harris Teeter. These additions complement the experience and leadership provided over the past several years by Christian Haub, Chairman, President and Chief Executive Officer, and Fred Corrado, Vice Chairman and Chief Financial Officer. Our team is incentivized by a performance-based compensation plan, which includes bonus payments and stock option grants based on individual and corporate-level operating goals.

Our Stores

   As of September 8, 2001, we operated 743 retail stores and serviced 67 franchised stores. Within our store base, we operate three differentiated formats to meet the regional preferences and competitive dynamics of our different operating areas:

   o Full-service, high-end supermarkets offer differentiated product assortments and services to our metropolitan area customers. The stores compete based on high-end product selection and freshness, as well as superior customer service. Our banners which operate full-service, high-end stores include Food Emporium in the New York metropolitan area and Dominion Stores in Toronto, Ontario.

   o Traditional supermarkets offer a full merchandise assortment, as well as other services including pharmacy and banking. The stores compete based on product selection, freshness, customer service and price. Our banners which operate traditional supermarkets include A&P, Waldbaum's, Farmer Jack, Kohl's, Super Fresh and Sav-A-Center.

   o Limited assortment, value-priced stores offer less extensive merchandise offerings and few services at the locations, with a greater emphasis on value and bulk sales. The stores compete based primarily on price. Our limited assortment, value-priced stores operate under the Food Basics banner in Ontario, Canada.

   Our stores are operated in four major regions as follows:


                                Atlantic Region
                    ----------------------------------------
Banner                New York        Middle         New       Midwest    Southern       Total        Canada    Total    Franchised
  ------            Metropolitan   Atlantic(2)    England(2)    Region     Region    United States    Region    Stores     Stores
                    ------------   -----------    ----------   -------    --------   -------------    ------    ------   ----------
A&P.............         89             10            16          --          3           118            75      193         --
Food Emporium...         39             --            --          --         --            39            --       39         --
Waldbaum's......         80             --            --          --         --            80            --       80         --
Super Fresh.....         --             94            --          --         --            94            --       94         --
Farmer Jack.....         --              6            --         111         --           117            --      117         --
Kohl's..........         --             --            --          35         --            35            --       35         --
Sav-A-Center....          6              1            --          --         23            30            --       30         --
Super Foodmart..         --             --            27          --         --            27            --       27         --
Dominion........         --             --            --          --         --            --            72       72         --
Food Basics.....         --             --            --          --         --            --            13       13         67
Other (1).......         13              1            16          --         --            30            13       43         --
                        ---            ---            --         ---         --           ---           ---      ---         --
Total...........        227            112            59         146         26           570           173      743         67
                        ===            ===            ==         ===         ==           ===           ===      ===         ==

---------------
(1) Includes The Barn Markets, Ultra Food & Drug and liquor stores.
(2) Excluding New York metropolitan area.

   As of September 8, 2001, the total area of all company-operated retail stores is 27.8 million square feet, averaging approximately 37,500 square feet per store. Excluding liquor and Food Emporium stores, which are generally smaller in size, the average store size is approximately 39,800 square feet. The stores built by us over the past several years, and those planned for the remainder of fiscal 2001 and thereafter, generally range in size from 50,000 to 60,000 square feet. The selling area of the new stores is approximately 74% of the total square footage.

   As of September 8, 2001, we serviced 67 franchised stores in Ontario, Canada. The franchised locations operate primarily under the Food Basics banner, which is a limited service, value-oriented supermarket concept. The total area of all franchised stores is 2.0 million square feet averaging approximately 29,700 square feet per store. We are the exclusive wholesaler of inventory to our franchised stores. During fiscal 2000, 1999 and 1998, we had wholesale sales to these franchised stores of $638 million, $523 million and $387 million, respectively, and $362 million during the first half of fiscal 2001. We sublease the stores and lease the equipment in the stores to the franchisees. We also provide merchandising, advertising, accounting and other consultative services to the franchisees for which we receive a nominal fee, which mainly represents the reimbursement of costs incurred to provide such services.

Supply and Distribution

   We operate 14 warehouses that service our store network. We have one warehouse in each of Indiana, Louisiana, Maryland, Pennsylvania and Wisconsin, two in each of Michigan, New Jersey and New York and three in Ontario, Canada. In general, we self distribute products from our warehouses to our stores. In New England, we outsource the distribution function to C&S Wholesale Grocers Inc. and, in the New York metropolitan area, we outsource the distribution of dairy and frozen products to White Rose Food Division of DiGiorgio Corporation.

Competition

   The supermarket business is highly competitive throughout the market areas served by us and is generally characterized by low profit margins on sales with earnings primarily dependent upon rapid inventory turnover, effective cost controls and the ability to achieve high sales volume. We compete for sales and store locations with a number of national and regional chains, many independent and cooperative stores and small markets and a variety of non-traditional format stores. See "Risk Factors--The retail food industry is highly competitive."

Employees

   As of September 8, 2001, we had approximately 83,000 employees, of which 69% were employed on a part-time basis. Approximately 89% of our employees are covered by union contracts. We believe that our relations with our employees are good. See "Risk Factors--Our business could be adversely affected by increasing labor costs and costs associated with labor unions."

Legal Proceedings

   On January 13, 2000, the Attorney General of the State of New York filed an action in New York Supreme Court, County of New York, alleging that A&P and its subsidiary Shopwell, Inc., together with our outside delivery service Chelsea Trucking, Inc., violated New York law by failing to pay minimum and overtime wages to individuals who deliver groceries at a Food Emporium store in New York City. The complaint seeks a determination of violation of law, an unspecified amount of restitution, an injunction and costs. A purported class action lawsuit was filed on January 13, 2000 in the federal district court for the Southern District of New York against A&P, Shopwell, Inc. and others by Faty Ansoumana and others. The federal court action makes similar minimum wage and overtime pay allegations under both federal and state law and extends the allegations to various stores operated by us. In December 2000, the plaintiffs in the federal court action accepted a $3 million offer of judgment made by us, such offer being conditional upon the federal court entering an order certifying a class consisting of the individuals who are the subject of a pending motion by the plaintiffs for class certification. Such amount has been accrued for and is included in "Other accruals" on our consolidated balance sheets. The federal court has entered such an order, but a settlement remains subject to approval by the court. If the court approves a settlement, this judgment will also resolve all related claims of the New York Attorney General.

   We are subject to various other legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. We are also subject to certain environmental claims. See "Risk Factors--Because we own and operate real estate, we face the risk of being held liable for environmental damages that may occur on our properties." While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on our consolidated results of operations, financial position or cash flows.

                                   MANAGEMENT

   The following table sets forth certain information relating to our directors and executive officers as of September 8, 2001.

   Name                                                  Age     Position
   ----                                                  ---     --------
   Christian W.E. Haub ..............................    37      Chairman of the Board, President and Chief
                                                                  Executive Officer

   Fred Corrado .....................................    61      Vice Chairman of the Board and Chief
                                                                  Financial Officer

   Elizabeth Culligan ...............................    51      Executive Vice President, Chief Operating
                                                                  Officer

   William P. Costantini ............................    54      Senior Vice President, General Counsel and
                                                                  Secretary

   Mitchell P. Goldstein ............................    40      Senior Vice President, Finance and Treasurer

   Nicholas L. Ioli, Jr. ............................    57      Senior Vice President, Chief Information
                                                                  Officer

   Laurance S. Magliari .............................    51      Senior Vice President, People Resources and
                                                                  Services

   Brian Pall .......................................    41      Senior Vice President, Chief Development
                                                                  Officer

   Brian Piwek ......................................    54      Vice Chairman, President and Chief Executive
                                                                  Officer, The Great Atlantic & Pacific Tea
                                                                  Company of Canada, Limited

   Donald J. Sommerville ............................    42      Senior Vice President, Chief Marketing Officer

   Craig C. Sturken .................................    57      President and Chief Executive Officer, Atlantic
                                                                  Region Operations

   John D. Barline ..................................    54      Director

   Rosemarie Baumeister .............................    67      Director

   Bobbie Gaunt .....................................    54      Director

   Helga Haub .......................................    66      Director

   Dan Kourkoumelis .................................    50      Director

   Edward Lewis .....................................    61      Director

   Richard L. Nolan .................................    61      Director

   Maureen B. Tart-Bezer ............................    43      Director


   Christian W.E. Haub was elected a director on December 3, 1991 and was elected to his current position effective May 1, 2001. Mr. Haub had served as President and Chief Operating Officer of A&P from December 7, 1993, becoming Co-Chief Executive Officer on April 2, 1997 and sole Chief Executive Officer on May 1, 1998. He is Chairman of the Executive Committee and a member of the Finance Committee. Mr. Haub is a partner of Tengelmann and son of Erivan and Helga Haub. Mr. Haub is on the board of the Food Marketing Institute.

   Fred Corrado has been a director since 1990. Mr. Corrado was elected Vice Chairman of the Board on October 6, 1992 and has served as Chief Financial Officer since joining A&P in 1987. He is Vice Chairman of the Executive Committee and a member of the Finance Committee. Mr. Corrado is a director of the New Jersey Performing Arts Center and Covenant House.

   Elizabeth Culligan was elected Executive Vice President and Chief Operating Officer effective January 8, 2001. Prior to joining A&P, Ms. Culligan was President, Nabisco International at Nabisco Holdings Corporation since 1998 and, before that, Senior Vice President, Marketing, Nabisco Biscuit Division since 1996. Prior to joining Nabisco, Ms. Culligan held senior management positions in the pharmaceutical industry with companies such as CIBA-GEIGY, SmithKline Beecham and Sterling Winthrop.

   William P. Costantini was elected Senior Vice President, General Counsel & Secretary effective April 24, 2000. Prior to joining A&P, Mr. Costantini was Executive Vice President & General Counsel of Olsten Corporation and, before that, Senior Vice President & General Counsel of Olsten.

   Mitchell P. Goldstein was elected Senior Vice President, Finance & Treasurer effective January 17, 2000. Prior to joining A&P, Mr. Goldstein was Chief Financial Officer at Vlasic Foods International, and, before that, Vice President of Strategic Planning and Corporate Development at Vlasic Foods International. Before that, Mr. Goldstein was Vice President of Strategic Planning at Campbell Soup Company.

   Nicholas L. Ioli, Jr. was elected Senior Vice President, Chief Information Officer on July 13, 1999. Prior to joining A&P, Mr. Ioli was Vice President, Chief Information Officer, Citizens Utilities Company.

   Laurane S. Magliari was elected Senior Vice President, People Resources and Services on February 16, 1999. Prior to joining A&P, Ms. Magliari was Vice President, Human Resources, Publishers Clearing House and, before that, Vice President, Global Marketing, The Chase Manhattan Bank.

   Brian Pall was appointed Chief Development Officer of the Company on May 1, 2000. Prior to that, Mr. Pall was Senior Vice President, Development and, before that, Corporate Vice President, Real Estate Development.

   Brian Piwek was appointed Vice Chairman, President and Chief Executive Officer of The Great Atlantic & Pacific Company of Canada, Limited on February 14, 2000. Before that, Mr. Piwek was Vice Chairman and Co-Chief Executive Officer of The Great Atlantic & Pacific Company of Canada, Limited. Prior to joining A&P, he was President of Overwaitea Food Group, a retailer and franchisor in British Columbia and Alberta, Canada.

   Donald J. Sommerville was appointed Senior Vice President, Chief Marketing Officer on October 4, 2000. Prior to that, Mr. Sommerville was Vice President and General Manager of the Company's Compass Foods division since 1998. Prior to joining A&P, Mr. Sommerville was Director of Marketing at the Lipton Company.

   Craig C. Sturken was appointed President and Chief Executive Officer, Atlantic Region on October 25, 2000. Prior to that, Mr. Sturken was Chief Executive Officer, Midwestern Operations and, before that, Group Vice President, Michigan and Chairman and Chief Executive Officer of The Great Atlantic & Pacific Tea Company of Canada, Limited.

   John D. Barline was elected a director on July 9, 1996. He is Chairman of the Compensation Committee and a member of the Governance and Executive Committees. Mr. Barline, an attorney in private practice since 1973, is currently associated with the law firm Williams, Kastner & Gibbs LLP in Tacoma, Washington. His areas of practice include corporate tax law, mergers and acquisitions, general business law, estate planning and real estate. He provides personal legal services to the Haub family, including Helga and Erivan Haub and Christian Haub. Mr. Barline is a member of the Board of Directors and corporate secretary of Sun Mountain Resorts, Inc. He is also on the Board of Directors of Sun Mountain Lodge, Inc. and Wissoll Trading Company, Inc. These are small closely held corporations owned primarily by the Haub family. He is a member of the Board of the Franciscan Foundation, the Le May Automobile Museum and Precision Machine Works, Inc.

   Rosemarie Baumeister has been a director since 1979. She is a member of the Compensation Committee. Ms. Baumeister currently serves as Senior Vice President of Tengelmann. Prior to assuming her present position, she has served in various executive capacities with Tengelmann. Mrs. Baumeister is a member of the Supervisory Board of Kaiser's Tengelmann AG (formerly Kaiser's Kaffee-Geschaft AG), an affiliate of Tengelmann, a member of the Supervisory Board of Tengelmann Espana and a member of the Advisory Board of Deutsche Bank.

   Bobbie Gaunt was elected a director on May 15, 2001. She is a member of the Compensation and Audit Committees. Mrs. Gaunt was a Vice President of Ford Motor Company since 1999 and served as President and Chief Executive Officer of the Ford Motor Company of Canada LTD from 1996 until her recent retirement to return to the United States. She started her career with Ford Motor Company, North America, in 1972 as a Field Manager and thereafter served in various managerial positions including positions in sales, marketing, research and merchandising.

   Helga Haub has been a director since 1979. She is a member of the Executive and the Finance Committees. Mrs. Haub is a member of the Supervisory Board of Kaiser's Tengelmann AG (formerly Kaiser's Kaffee-Geschaft AG), an affiliate of Tengelmann, a consultant to Tengelmann and has an interest in Tenga Capital Corporation. She is also a director of The George C. Marshall Home Preservation Fund, Inc., a member of the Board of Governors of World USO, president of the Board of Trustees of the Elizabeth Haub Foundation for Environmental Policy and Law and a member of the Advisory Board of GfK Gesellschaft fur Konsumforschung, Germany. Mrs. Haub is the wife of Erivan Haub and mother of Christian W.E. Haub.

   Dan Kourkoumelis was elected a director on March 21, 2000. He is Chairman of the Governance Committee and a member of the Audit and Executive Committees. Mr. Kourkoumelis was President and Chief Operating Officer of Quality Food Centers, Inc. from May 1989 until September 1996, and thereafter President and Chief Executive Officer of Quality Food Centers, Inc. until September 25,
1998, when he retired after Quality Food Centers, Inc. was acquired. He also served as a director of Quality Food Centers, Inc. from April 1991 until March 1998. Mr. Kourkoumelis is a director of Expeditors International and Briazz, Inc. and a director and past president of the Western Association of Food Chains.

   Edward Lewis was elected a director on May 16, 2000. He is a member of the Executive, Finance and Governance Committees. Mr. Lewis is Chairman and Chief Executive Officer of Essence Communications, Inc. He is co-founder and publisher of Essence magazine, chairman of TransAfrica Forum and a trustee of Tuskegee University. Mr. Lewis is a director of the New York City Partnership, the Times Square Business Improvement District, the Jazz Committee of the Board of Lincoln Center for the Performing Arts, Girls, Inc. and the Central Park Conservancy. He is a member of the Leadership Council of the Tanenbaum Center for Interreligious Understanding and a committee member of the Minority Business Roundtable of the Joint Center for Political and Economic Studies. Mr. Lewis also served as chairman of the Magazine Publishers of America from 1997 to 1999, becoming the first African-American to hold this position in the 75-year history of the organization.

   Richard L. Nolan was elected a director on October 5, 1999. He is a member of the Governance and Executive Committees, and Chairman of the Audit Committee as of May 15, 2001. Mr. Nolan, William Barclay Harding Professor of Management of Technology at the Harvard Business School since 1991, is the originator of the "Stages Theory," one of the most widely used management frameworks for information technology baselining and planning. He is also a member of the Board of Directors for Novell, Surebridge, Inc. and Zefer.

   Maureen B. Tart-Bezer was elected a director on May 15, 2001. She is a member of the Audit and Finance Committees. Ms. Tart-Bezer is Executive Vice President & General Manager of American Express Company, U.S. Consumer Charge Group. Prior to her current position, Ms. Tart-Bezer was Vice President & Chief Financial Officer of American Express Company, Traveler's Division. From 1997 to March 2000 Ms. Tart-Bezer served in various financial capacities with AT&T Corporation, most recently as Vice President and Chief Financial Officer-Consumer Services Group. Ms. Tart-Bezer has served as a trustee of the AT&T Foundation and on the board of directors for AT&T Capital and Lucent Technology. She is an advisor to St. Peter's College in Jersey City, NJ and is on the board of directors of Mamamedia.com, a pre-IPO company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Secured Revolving Credit Facility

   On February 23, 2001, we entered into a secured revolving credit facility with JPMorgan Chase Bank (as successor to The Chase Manhattan Bank), JPMorgan Bank Canada (formerly known as The Chase Manhattan Bank of Canada), GMAC Commercial Credit LLC, GMAC Business Credit, LLC, Foothill Capital, The Bank of Nova Scotia and other lenders. The Chase Manhattan Bank serves as U.S. administrative agent and The Chase Manhattan Bank of Canada serves as Canadian administrative agent under the secured revolving credit facility. The secured revolving credit facility is comprised of a U.S. portion, as to which A&P and certain of its subsidiaries are borrowers, that allows us to borrow up to $340 million on a revolving basis and a Canadian portion, as to which The Great Atlantic & Pacific Company of Canada, Limited is the borrower, that allows us to borrow up to $85 million (Cdn$133 million at September 8, 2001) on a revolving basis. Drawings under the U.S. and Canadian portions are subject to the satisfaction of certain conditions precedent, including the maintenance of a certain level of security interest in our inventory and real estate. Letters of credit are also available to us under the secured revolving credit facility. Aggregate letters of credit outstanding under both the U.S. and Canadian portions at any time may not exceed $100 million.

   The revolving loans borrowed under the secured revolving credit facility may be prepaid by us at any time and will mature on December 31, 2003. The revolving credit loans are subject to a borrowing base. Any time the amount of outstanding revolving loans exceeds the then applicable borrowing base, we will be required to repay outstanding loans in an amount equal to such excess.

   The outstanding revolving loans under the secured revolving credit facility bear interest, at our option, at a base rate, Canadian prime rate or an adjusted LIBOR, plus an applicable margin that varies depending on our credit rating. Interest on base rate loans and Canadian prime rate loans is payable quarterly in arrears, and interest on LIBOR loans is payable at the end of the interest period therefor (or every three months if the interest period exceeds three months). We must pay an unused commitment fee of 0.50% and we also are required to pay fees for letters of credit issued on our behalf under the secured revolving credit facility.

   A&P's obligations under the U.S. portion of the secured revolving credit facility are guaranteed on a joint and several basis by A&P's direct and indirect domestic subsidiaries. Obligations under the Canadian portion of the secured revolving credit facility are guaranteed on a joint and several basis by A&P's Canadian subsidiaries. Our obligations under the secured revolving credit facility and those of our subsidiaries under their respective guarantees are secured by a significant portion of our and their assets, including inventory and certain owned real estate.

   The secured revolving credit facility requires us to comply, on a consolidated basis, with certain financial ratios and tests, including ratios of EBITDA to fixed charges and total indebtedness to EBITDA. The credit agreement also contains certain restrictive covenants that, among other things, limit our ability and the ability of our subsidiaries to:

   o dispose of assets;

   o make capital expenditures per fiscal year in excess of the sum of any proceeds received during the fiscal year from sales of fixed or capital assets (subject to certain restrictions) plus an amount ranging from $300 million to $350 million;

   o incur indebtedness or liens;

   o pay dividends or make other payments in respect of capital stock or subordinated indebtedness;

   o make investments or other acquisitions;

   o engage in mergers or consolidations;

   o engage in transactions with affiliates; and

   o engage in any business other than specified businesses.

   The secured revolving credit facility contains customary events of default, including, among other things:

   o failure to pay principal when due;

   o failure to pay interest or fees within three business days after they become due;

   o inaccuracy of representations and warranties in any material respect;

   o default by us or our subsidiaries in the performance of certain covenants and other obligations which, in some cases, continues for thirty days;

   o default by us or our subsidiaries in respect of any of such person's indebtedness above specified levels;

   o occurrence of certain bankruptcy events;

   o entry of certain judgments against us or our subsidiaries;

   o occurrence of a change of control (as defined in the secured revolving credit facility); and

   o existence of certain ERISA claims or liabilities.

7.70% Senior Notes due 2004

   In January 1994, we issued $200 million aggregate principal amount of 7.70% Senior Notes due January 15, 2004. Interest on the 2004 Notes is payable semi-annually on January 15 and July 15 of each year. The 2004 Notes are our unsecured, senior obligations. The 2004 Notes are not guaranteed by any of our subsidiaries. The 2004 Notes were issued under our senior debt securities indenture which contains, among other provisions, covenants restricting the incurrence of secured debt, sales with lease backs and mergers and sales of assets. The 2004 Notes are not redeemable prior to maturity. On November 19, 2001, we commenced a tender offer to purchase any and all of the 2004 Notes. See "Summary--Tender Offer."

7.75% Senior Notes due 2007

   In April 1997, we issued $300 million aggregate principal amount of 7.75% Notes due April 15, 2007 (the "2007 Notes"). Interest on the 2007 Notes is payable semi-annually on April 15 and October 15 of each year. The 2007 Notes are our unsecured, senior obligations. The 2007 Notes are not guaranteed by any of our subsidiaries. The 2007 Notes were issued under our senior debt securities indenture which contains, among other provisions, covenants restricting the incurrence of secured debt, sales with lease backs and mergers and sales of assets. The 2007 Notes are not redeemable prior to maturity.

9.375% Senior Quarterly Interest Bonds due 2039

   In August 1999, we issued $200 million aggregate principal amount of 9.375% Senior Quarterly Interest Bonds due August 1, 2039 (the "2039 Bonds"). Interest on the 2039 Bonds is payable quarterly on February 1, May 1, August 1 and November 1 of each year. The 2039 Bonds are our unsecured, senior obligations. The 2039 Bonds are not guaranteed by any of our subsidiaries. The 2039 Notes were issued under our senior debt securities indenture which contains, among other provisions, covenants restricting the incurrence of secured debt, sales with lease backs and mergers and sales of assets.

   The 2039 Bonds are redeemable, at our option, in whole at any time or in part from time to time, on or after August 11, 2004 at a redemption price equal to 100% of the principal amount of the 2039 Bonds to be redeemed plus accrued and unpaid interest to the date of redemption, subject to certain conditions.

   In addition, if as a result of

   o any actual or proposed change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States, or any change in the application, official interpretation or enforcement of such laws, regulations or rulings,

   o any action taken by a taxing authority, which action is generally applied or is taken with respect to us,

   o a decision rendered by a court of competent jurisdiction in the United States, whether or not such decision was rendered with respect to us, or

   o a technical advice memorandum or letter ruling or other administrative pronouncement issued by the National Office of the United States Internal Revenue Service, on substantially the same facts as those pertaining to us, which is effective or issued on or after the issue date of the 2039 Bonds, there is a substantial likelihood that we will not be entitled to deduct currently for United States federal income tax purposes the full amount of interest accrued in respect of the 2039 Bonds, we may, at our option, redeem the 2039 Bonds, in whole but not in part, at any time at a redemption price equal to 100% of the principal amount of the 2039 Bonds plus interest accrued to the date of redemption, subject to certain conditions.

                            DESCRIPTION OF THE NOTES

   You can find the definitions of certain terms used in this description under the caption "--Certain Definitions." In this description, the words "we", "us", "our" or "A&P" refer only to The Great Atlantic & Pacific Tea Company, Inc. and not to any of our subsidiaries.

   The terms of the % Senior Notes due 2011 are described below. Our debt securities are described in the prospectus that follows this prospectus supplement. The provisions described below supplement, and to the extent they conflict they supersede, the information in the prospectus with respect to our debt securities.

   We will issue the notes under an existing indenture, dated as of January 1, 1991 (the "existing indenture"), between ourselves and JPMorgan Chase Bank (formerly The Chase Manhattan Bank as successor by merger to Manufacturers Hanover Trust Company), as trustee and under the first supplemental indenture dated as of December , 2001 (the "supplemental indenture", and together with the existing indenture, the "indenture"), between ourselves and the trustee. We have filed a copy of the existing indenture as an exhibit to the registration statement of which this prospectus supplement is a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. A copy of the form of supplemental indenture will be filed as an exhibit to a Form 8-K incorporated by reference into the registration statement of which this prospectus supplement forms a part.

   The notes will be issued as a separate series of senior debt securities under the indenture, and accordingly will vote as a separate series from other series of senior debt securities on matters under the indenture.

   As of the date of the supplemental indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate one or more of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

   Only registered Holders will have rights under the indenture.

Principal, Maturity and Interest

   The existing indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. We may issue additional debt securities from time to time after this offering.

   The supplemental indenture authorizes us to issue up to $400.0 million in aggregate principal amount of notes, of which $225.0 million will be issued in this offering. We may issue additional notes from time to time after this offering. The notes and any additional notes subsequently issued under the supplemental indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any offering of additional notes or other debt securities is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

   We will issue notes in denominations of $1,000 and integral multiples of
$1,000. The notes will mature on             , 2011.

   Interest on the notes will accrue at the rate of  % per annum and will be
payable semi-annually in arrears on             and              of each year,
commencing on             , 2002. We will make each interest payment to the
Holders of record on the              and              immediately preceding
each interest payment date.

   Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

 Ranking

   The notes will be:

   o our general senior unsecured obligations;

   o equal (pari passu) in right of payment with all of our existing and future unsecured senior Indebtedness, including our 2004 Notes (as to which we are conducting a concurrent tender offer), 2007 Notes and 2039 Notes; and

   o senior in right of payment to any of our future subordinated
     Indebtedness.

However, the notes are effectively subordinated to borrowings under our secured revolving credit facility, which is secured by a substantial portion of our assets and the assets of our subsidiaries, and any future secured debt to the extent of the assets securing such Indebtedness. See "Risk Factors-- Risks Related to the Notes--Because our secured revolving credit facility is secured by substantially all of our assets, it is possible that in the event of insolvency or liquidation there would be insufficient assets remaining to satisfy the claims of the holders of the notes."

   A majority of our assets and operations are located in our subsidiaries. We will rely on dividends and advances and transfers of funds from our subsidiaries to generate the funds necessary to meet our ongoing debt service obligations, including payment of our obligations under the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries. Any right we may have to receive assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us. See "Risk Factors--Risks Related to the Notes--The notes are effectively subordinated to the obligations of our subsidiaries, and your right to receive payments on the notes could be adversely affected if any of our subsidiaries declare bankruptcy, liquidate or reorganize."

   As of September 8, 2001, assuming we had completed this offering and applied the net proceeds as described in "Use of Proceeds," we and our subsidiaries would have had approximately $214 million of senior secured debt outstanding (including obligations under capital leases) and our subsidiaries would have had no unsecured obligations effectively ranking senior to the notes. In addition, as of September 8, 2001, on the same basis, we would have had approximately $502 million of senior unsecured debt ranking equal to the notes.

Paying Agent and Registrar for the Notes

   The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

   At any time prior to             , 2004, we may redeem up to 35% of the
original aggregate principal amount of notes issued under the supplemental indenture at a redemption price of % of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

     (1) at least 65% of the original aggregate principal amount of notes issued under the supplemental indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our Subsidiaries); and

     (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

   Except pursuant to the preceding paragraph, the notes will not be redeemable
at our option prior to             , 2006.

   On or after             , 2006, we may redeem all or a part of the notes, at
any time or from time to time, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-
month period beginning on             of the years indicated below:

        Year                                                                  Percentage
          ----                                                                ----------
        2006 ..............................................................           %
        2007 ..............................................................           %
        2008 ..............................................................           %
        2009 and thereafter ...............................................     100.00%


Mandatory Redemption

   We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Future Subsidiary Guarantees

   As of the date of the supplemental indenture, none of our Subsidiaries will Guarantee our obligations on the notes. However, without your consent, we and any or all of our Subsidiaries may at any time enter into a supplemental indenture with the trustee to provide for unconditional Guarantees (each a "Subsidiary Guarantee" and collectively, the "Subsidiary Guarantees") of the notes on a joint and several, senior unsecured basis by our Subsidiaries party to such supplemental indenture. Each such Subsidiary Guarantee will be limited as necessary to prevent such Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

   If a Subsidiary issues a Subsidiary Guarantee, such Subsidiary Guarantee may be released without your consent:

     (1) in connection with any sale or other disposition of all or substantially all of the assets of the issuing Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) our Restricted Subsidiary;

     (2) in connection with any sale of the Capital Stock of a Subsidiary Guarantor (such that after giving effect to such sale, such Person is no longer a Subsidiary of the Company) to a Person that is not (either before or after giving effect to such transaction) our Restricted Subsidiary;

     (3) if we properly designate any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

     (4) if the Subsidiary Guarantor has no outstanding Indebtedness (other than Indebtedness that is permitted to be incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor) at the time of release of its Subsidiary Guarantee and at the time of such release does not Guarantee any

          Indebtedness (other than Indebtedness that is permitted to be incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor).

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each Holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer (as defined in the indenture) on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment (as defined in the indenture) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control or, at our option, prior to any Change of Control but after it is publicly announced, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

   On the Change of Control Payment Date, we will, to the extent lawful:

     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

   The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

   The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

   Our secured revolving credit facility contains, and any future agreements relating to indebtedness to which we become a party may contain, restrictions or prohibitions on our ability to purchase notes or may provide that an occurrence of a Change of Control constitutes an event of default, or otherwise requires payment of amounts borrowed, under those agreements. If a Change of Control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes and may constitute a default under the terms of other indebtedness that we may enter into from time to time. See "Risk Factors--Risks Related to the Notes--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes."

 Asset Sales

   We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration received in the Asset Sale by us or such Restricted Subsidiary is in the form of Qualified Consideration.

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, we may:

     (1) apply such Net Proceeds to repay Indebtedness and other Obligations under the revolving credit loan portion of a Credit Facility;

     (2) apply such Net Proceeds to permanently repay the term loan portion of any Credit Facility or repay other Indebtedness ranking pari passu with the notes that has a Stated Maturity prior to the Stated Maturity of the notes;

     (3) apply such Net Proceeds to acquire all or substantially all of the assets of, or at least a majority of the Voting Stock of, a Person engaged in a Permitted Business;

     (4) apply such Net Proceeds to make after the date of the occurrence of such Asset Sale one or more capital expenditures to be used in a Permitted Business; or

     (5) enter into a binding agreement to apply such Net Proceeds to acquire long-term assets that are used or useful in a Permitted Business that will result in such acquisition being completed within 18 months of the date of such Asset Sale.

Pending the final application of any Net Proceeds, we may apply the Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, we will be required to make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase on a pro rata basis (based on the purchase price) the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.

   The offer price in any Asset Sale Offer will be equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds available to purchase notes, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

   Our secured revolving credit facility restricts our ability to purchase any notes prior to their Stated Maturity. The agreement governing our secured revolving credit facility also restricts our ability to make an Asset Sale. In addition, any future agreements relating to Indebtedness to which we become a party may contain such prohibitions or restrictions.

Certain Covenants

 Restricted Payments

   We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of our Equity Interests other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock);

     (2) purchase, redeem or otherwise acquire or retire for value any of our Equity Interests not held by a Restricted Subsidiary other than in exchange for our Equity Interests (other than Disqualified Stock);

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Longer-Maturity Subordinated Debt; or

     (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

   unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

     (2) we would after giving pro forma effect to such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the date of the supplemental indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

          (a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately prior to the date of the supplemental indenture to the end of our most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

          (b) 100% of the aggregate net cash proceeds received by us plus, if at the time we receive such property our common stock is publicly traded, the fair market value of any property received by us for use in a Permitted Business, since the date of the supplemental indenture as a contribution to our common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable Indebtedness that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible or exchangeable Disqualified Stock or Indebtedness) sold to one of our Subsidiaries), plus

          (c) to the extent not included in Consolidated Net Income, each reduction in a Restricted Investment made after the date of the supplemental indenture (including if such reduction occurs by reason of the return of equity capital, the repayment of loans or advances or other transferred assets or the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries), not to exceed, (i) in the case of cash received by us with respect to such Restricted Investment, the lesser of (x) the cash return on invested capital received by us with respect to such Restricted Investment and (y) the initial amount of such Restricted Investment, or (ii) in the case of assets transferred to us with respect to such Restricted Investment, the lesser of (x) the fair market value of such assets at the time of our receipt of such assets and (y) the initial amount of such Restricted Investment or (iii) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (x) the fair market value of our Investment in such Subsidiary as of the date of such redesignation and (y) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

          (d)  $10.0 million.

   So long as no Default or Event of Default has occurred and is continuing or would be caused thereby (except as to clauses (1) and (2) below), the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any of our Longer-Maturity Subordinated Debt or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any of our Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

     (3) the redemption, repurchase, retirement, defeasance or other acquisition of any of our Longer-Maturity Subordinated Debt or of our Disqualified Stock (a) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any of our Subsidiaries) of, our Disqualified Stock, or (b) pursuant to a required change of control offer or asset sale offer arising from a Change of Control or Asset Sale, as the case may be, and occurring after the making and consummation of a related Change of Control Offer or Asset Sale Offer for the notes;

     (4) the payment of regular stated dividends on Disqualified Stock to the extent that such dividends are included in the calculation of "Fixed Charges"; and

     (5) the repurchase, redemption or other acquisition or retirement for value of any of our Equity Interests held by any member of our management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.5 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $2.5 million actually paid in any fiscal year).

   The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are to be valued at $10.0 million or more for purposes of this covenant will be determined by the Board of Directors and evidenced by a resolution thereof. Not later than 90 days after the date of making any non-cash Restricted Payment which alone, or together with all other non-cash Restricted Payments made

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during the then-current fiscal year, would result in the aggregate amount of non-cash Restricted Payments made during such current fiscal year exceeding $25.0 million, we will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that we or any Subsidiary Guarantor may incur Indebtedness or issue Disqualified Stock or preferred stock, as the case may be, and our Restricted Subsidiaries may incur Acquired Debt, and we or our Restricted Subsidiaries may acquire Persons who become Restricted Subsidiaries and have preferred stock outstanding that was not issued in contemplation of such acquisition, if our Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by us and any of our Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and our Restricted Subsidiaries thereunder) not to exceed (i) the greater of (x) $450.0 million or (y) the Borrowing Base Amount less (ii) the amount of Indebtedness incurred and outstanding under clause (9) below;

     (2) the incurrence by us and our Restricted Subsidiaries of Existing Indebtedness;

     (3) the incurrence by us of Indebtedness represented by the notes to be issued on the date of the supplemental indenture;

     (4) at any time when our Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 1.75 to 1.0 (determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred at the beginning of such four-quarter period), the incurrence by us or any of our Restricted Subsidiaries of Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Permitted Business not to exceed, in the aggregate at any time outstanding, an amount equal to 5.0% of our and our Restricted Subsidiaries' Consolidated Assets provided, that in each case the principal or capitalized amount of such financing does not exceed 100% of the cost of acquiring, constructing or improving such properties, plants or equipment (inclusive of fees and expenses associated therewith) less the amount of Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

     (5) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (8) of this paragraph;

     (6) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or one of our Restricted Subsidiaries and (ii) any sale or other transfer of any such

          Indebtedness to a Person that is not either us or one of our Restricted Subsidiaries; will be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) the incurrence by us or any of our Restricted Subsidiaries of Interest Hedging Obligations and Currency Hedging Obligations;

     (8) at any time when our Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such Capital Lease Obligations are incurred would have been at least
          1.75 to 1.0 (determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Capital Lease Obligation had been incurred at the beginning of such four-quarter period), the incurrence by us or any of our Restricted Subsidiaries of Capital Lease Obligations not to exceed, in the aggregate at any time outstanding, an amount equal to 10.0% of our and our Restricted Subsidiaries' Consolidated Assets less the amount of Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (8);

     (9) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding not to exceed $150.0 million; provided that any amounts outstanding under this clause (9) will reduce amounts otherwise available under clause (1) above;

    (10) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness in respect of letters of credit, surety bonds, performance bonds, completion guarantees or workers' compensation claims provided in the ordinary course of business;

    (11) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

    (12) Indebtedness consisting of guarantees of Indebtedness of third parties given in connection with the acquisition or improvement of real property for use in a Permitted Business not to exceed $10.0 million at any time outstanding;

    (13) the Guarantee by us or any Subsidiary Guarantor of our Indebtedness or Indebtedness of any Restricted Subsidiary permitted to be incurred by another provision of this covenant; and

    (14) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed $50.0 million.

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

   For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such

Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

 Liens

   We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of our or their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

     (2)  make loans or advances to us or any of our Restricted Subsidiaries;
          or

     (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) contractual encumbrances or restrictions as in effect on the date of the supplemental indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the supplemental indenture;

     (2)  the supplemental indenture and the notes;

     (3)  applicable law or any applicable rule, regulation or order;

     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred provided, further that any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the original instrument at the time of such acquisition;

     (5) customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into in the ordinary course of business and consistent with past practices;

     (6) purchase money obligations that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

     (7) any agreement for the sale or other disposition of the stock, business, assets or property of a Restricted Subsidiary;

     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than the dividend and other payment restrictions contained in the agreements governing the Indebtedness being refinanced;

     (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

    (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

    (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

    (12) agreements governing Credit Facilities, Currency Hedging Obligations, Interest Hedging Obligations, Indebtedness of Foreign Subsidiaries or Indebtedness incurred under clause (14) of the second paragraph under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

    (13) customary provisions of any franchise, distribution or similar agreements; and

    (14) any encumbrance or restriction which by its terms permits the payment of dividends and the making of other distributions, making of loans or advances or transfer of properties or assets to us to the extent needed to pay principal, premium, if any, and interest on the notes at their Stated Maturity.

 Merger, Consolidation or Sale of Assets

   We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

     (1) either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all our obligations under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) we or the Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

   This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Restricted Subsidiaries.

 Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (1) that designation would not cause a Default or an Event of Default and (2) we are permitted to make the Investment described in the next sentence. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary (and its Subsidiaries) so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as determined by us.

   The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation was permitted by this covenant.

 Transactions with Affiliates

   We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

     (2)  we deliver to the trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to us or the relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement, stock options or other compensation agreements or plans and other reasonable fees, compensation benefits and indemnities paid or entered into by us or any of our Restricted Subsidiaries in the ordinary course of business to or with our and our Restricted Subsidiaries' officers, directors and employees;

     (2)  transactions between or among us and/or our Restricted Subsidiaries;

     (3) transactions with a Person that is our Affiliate solely because we own an Equity Interest in such Person;

     (4) transactions with suppliers or other purchasers or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in accordance with the terms of the indenture which are fair to us or our Restricted Subsidiaries, in the good faith determination of our Board of Directors or our senior management and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

     (5) issuances of Equity Interests (other than Disqualified Stock) to our Affiliates; and

     (6) Restricted Payments that are permitted by the provisions of the covenant described above under the caption "--Restricted Payments."

 Business Activities

   We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Restricted Subsidiaries taken as a whole.

Reports

   We will:

     (1) file with the trustee, within 15 days after we are required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission prescribes) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said Sections, then we shall file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to
          Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

     (2) file with the trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

     (3) transmit by mail to all Holders, as their names and addresses appear in the security register, within 30 days after the filing thereof with the trustee, such summaries of any information, documents and reports required to be filed by us pursuant to paragraph (1) and (2) above as may be required by rules and regulations prescribed from time to time by the Commission.

Events of Default and Remedies

   Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on the notes;

     (2) default in payment when due of the principal of, or premium, if any, on the notes;

     (3) failure by us or any of our Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

     (4) failure by us or any of our Restricted Subsidiaries for 60 days after notice by the trustee or by the Holders of at least 25% in principal amount of notes then outstanding to comply with any of the other agreements in the indenture;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the supplemental indenture, if that default:

          (a) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

          (b) results in the acceleration of such Indebtedness prior to its express maturity,

          and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

     (6) failure by us or any of our Significant Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of any amounts covered by an effective insurance policy), which judgments are not paid, discharged, rescinded, annulled or stayed for a period of 60 days; and

     (7) certain events of bankruptcy or insolvency with respect to us or with respect to any Significant Subsidiary or group of Restricted Subsidiaries that would collectively constitute a Significant Subsidiary.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

   In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the notes shall be automatically annulled if (x) the holders of any Indebtedness described in such clause (5) have rescinded or waived the declaration of acceleration in respect of such Indebtedness within 60 days of the date of such declaration, (y) the default that is the basis for such Event of Default has been cured or (z) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged and if (a) the annulment of the acceleration of notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the notes that become due solely because of the acceleration of the notes, have been cured or waived.

   The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

   We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   None of our directors, officers, employees, incorporators or stockholders, as such, will have any liability for any of our obligations under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of any Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

     (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

     (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     (4)  the Legal Defeasance provisions of the indenture.

   In addition, we may, at our option and at any time, elect to have our and our Subsidiaries' obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, we have delivered to the trustee an opinion of counsel (with customary assumptions and exceptions) reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the supplemental indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided that this clause (2) shall not apply in the case of any Legal Defeasance occuring within one year of the Stated Maturity of the notes or after such time as all outstanding notes have been called for redemption in accordance with "--Optional Redemption."

     (3) in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel (with customary assumptions and exceptions) reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; provided that this clause
          (3) shall not apply in the case of any Covenant Defeasance occuring within one year of the Stated Maturity of the notes or after such time as all outstanding notes have been called for redemption in accordance with "--Optional Redemption."

     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

     (6) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the Holders of notes over the other of our creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

     (7) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

     (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5)  make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

     (7) waive an optional redemption payment with respect to any note after it is called for redemption; or

     (8)  make any change in the preceding amendment and waiver provisions.

   Notwithstanding the preceding, without the consent of any Holder of notes, we and the trustee may amend or supplement the indenture or the notes:

     (1)  to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of our obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

     (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

     (6) to provide for or release Subsidiary Guarantees in accordance with the provisions of the indenture; and

     (7) to secure the notes or release any such security in accordance with the covenant described above under the caption "Certain Covenants-- Liens".

Fall Away Event

   In the event of the occurrence of a Fall Away Event, the covenants and provisions described above under "--Repurchase at the Option of Holders-- Change of Control" and "--Asset Sales," "--Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Liens," "--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "--Merger, Consolidation or Sale of Assets," "--Designation of Restricted and Unrestricted Subsidiaries," and "--Transactions with Affiliates" and "--Events of Default and Remedies" shall each no longer be in effect for the remaining term of the notes and any Subsidiary Guarantees then in effect shall be automatically released; provided that the covenants and provisions described in the accompanying prospectus under "Description of Debt Securities--Restricted and Unrestricted Subsidiaries," "--Restrictions upon Secured Debt," "--Restrictions upon Sales with Leases Back," "--Restriction upon Merger and Sale of Assets" and "--Events of Default" and the definitions relevant thereto shall thereafter become in effect; provided further that any Liens incurred or sale and leaseback transactions entered into prior to the Fall Away Event shall be deemed permitted under such covenants whether or not such Liens and sale and leaseback transactions would otherwise be permitted.

   Prior to the occurrence of a Fall Away Event, the covenants and provisions described in the accompanying prospectus under "Description of Debt Securities--Restricted and Unrestricted Subsidiaries," "--Restrictions upon Secured Debt," "--Restrictions upon Sales with Leases Back," "--Restrictions upon Merger and Sale of Assets," and "--Events of Default" and the definitions relevant thereto will not apply and the corresponding provisions of the existing indenture will be without force and effect.

Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

     (1)  either:

          (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

          (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

     (3) we have paid or caused to be paid all sums due and payable by us under the indenture; and

     (4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

   If the trustee becomes one of our creditors, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

   Except as described in the accompanying prospectus, the notes will be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of this offering with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder").

   For additional information regarding the Global Notes and DTC see "Description of Debt Securities--Global Securities" in the accompanying prospectus.

Same Day Settlement and Payment

   We will make payments in respect of the notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders of certificated notes or, at our option, at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person that is not Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

   "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of us and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Restricted Subsidiaries.

   Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

     (2)  a transfer of assets between or among us and our Restricted
          Subsidiaries,

     (3) an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary;

     (4) the sale or lease of real property, equipment, inventory, accounts receivable or other assets in the ordinary course of business (other than pursuant to a sale and leaseback) and the sale or other disposition of assets that have become obsolete or are no longer used or useful in our business or the business of our Restricted Subsidiaries, whether or not in the ordinary course of business;

     (5)  the sale or other disposition of cash or Cash Equivalents;

     (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

     (7)  the sale or disposition of any Restricted Investment;

     (8) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

     (9) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registration therefor and other similar intellectual property; and

     (10) sales of assets received as the result of the foreclosure upon a Lien.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, (i) except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, and (ii) with respect to any "person" that is a Subsidiary of another Person other than an individual (with respect to such Subsidiary, the "Parent"), the Beneficial Owners of such Parent, and not the Parent itself, shall be deemed to be the Beneficial Owners of all securities held by such Parent. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

   "Board of Directors" means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

     (3) with respect to any other Person, the board or committee of such Person serving a similar function.

   "Borrowing Base Amount" means, with respect to us and our Restricted Subsidiaries, 65% of the book value of inventories of us and our Restricted Subsidiaries on a consolidated basis at the end of the most recent fiscal quarter preceding the date of determination for which financial statements are available.

   "Capital Lease Obligation'' means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

     (1)  in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

     (1)  United States dollars and Canadian dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

     (3) obligations issued or fully guaranteed by any state of the United States of America or province of Canada or any political subdivision of any such state or province or any public instrumentality thereof maturing within one year from the date of acquisition and having a rating of either "A" or better from Standard & Poor's or Moody's or "A" from Dominion Bond Rating Service Limited ("DBRS");

     (4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any United States or Canadian commercial bank having capital and surplus in excess of $500.0 million;

     (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and
          (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

     (6) commercial paper rated at least "P-2" by Moody's, at least "A-2" by Standard & Poor's or at least R-1 (low) from DBRS and in each case maturing within one year after the date of acquisition; and

     (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

   "Change of Control" means the occurrence of any of the following:

     (1) a person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Permitted Holders becomes the Beneficial Owner of Voting Stock representing more than (a) 35% of the voting power of our outstanding Voting Stock and (b) the aggregate voting power of our Voting Stock held by the Permitted Holders;

     (2) we consolidate with, or merge with or into, another Person or sell, transfer, convey or dispose of, in one transaction or in a series of related transactions, all or substantially all of our and our Restricted Subsidiaries' assets taken as a whole to any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than (a) a Permitted Holder, (b) in a transaction that results in the Beneficial Owners of our Voting Stock immediately prior to such transaction Beneficially Owning at least 50% of the voting power of the Voting Stock of the surviving or transferee Person or
          (c) in a transaction that results in no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Permitted Holders becoming the Beneficial Owner of Voting Stock of the surviving or transferee Person representing more than (i) 35% of the voting power of the outstanding Voting Stock of such surviving or transferee Person and (ii) the aggregate voting power of the Voting Stock of such surviving or transferee Person held by the Permitted Holders; or

     (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

   "Consolidated Assets" means, with respect to any specified Person as of any date of determination, the total amount of assets of such Person and its Restricted Subsidiaries on a consolidated basis at the end of the most recent fiscal quarter preceding such date of determination for which financial statements for such Person are available.

   "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (2) the Fixed Charges of such Person and its Restricted Subsidiaries, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

     (3) the portion of Net Income attributable to minority interests in Restricted Subsidiaries (to the extent not included in calculating Consolidated Net Income) except to the extent that the declaration or payment of dividends or similar distributions with respect to that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; plus

     (4) depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income.

in each case, on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the cumulative effect of a change in accounting principles will be excluded; and

     (4) the calculation of Consolidated Net Income will not give effect to, without duplication, any deduction for (A) any increased amortization, depreciation or cost of sales resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, (B) the amortization of any intangible assets (including amortization attributable to inventory write-ups, goodwill and financing costs), (C) any nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity,
          (D) any non-cash nonrecurring charge arising out of the restructuring or consolidation of the operations of any persons or businesses either alone or together with such Person or any Restricted Subsidiary of such Person, and (E) any nonrecurring charge arising out of the permanent closure of facilities of such Person and its Restricted Subsidiaries during such period.

   "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

     (1) was a member of such Board of Directors (a) on the date of the supplemental indenture or (b) for at least two consecutive years; or

     (2) was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board at the time of such nomination or election or the affirmative vote of a majority of the voting strength of the Voting Stock of the Permitted Holders.

   "Control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "Controlling," "Controlled by" and "under common Control with" have correlative meanings.

   "Credit Agreement" means the Credit Agreement dated as of February 23, 2000, among us and certain of our Subsidiaries, the lenders party thereto, JPMorgan Chase Bank (as successor to The Chase Manhattan Bank), as U.S. administrative agent, JPMorgan Bank Canada (formerly known as The Chase Manhattan Bank of Canada), as Canadian administrative agent, and the other agents party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

   "Credit Facilities" means, one or more debt facilities or commercial paper facilities (together with all documents, instruments and agreements executed in connection therewith and Guarantees thereof and including, without limitation, the Credit Agreement), in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Currency Hedging Obligations" means with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under any foreign exchange contract currency swap agreement or similar agreement, together with any Guarantees of such obligations by any Restricted Subsidiaries of such Person.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the principal amount of the notes becomes due and payable or, if earlier, on which there are no notes outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that if a Change of Control or Asset Sale shall occur, we may not repurchase or redeem any such Capital Stock prior to satisfying any obligations we may have to make and consummate a Change of Control Offer or Asset Sale Offer, as the case may be. The amount of any Disqualified Stock outstanding as of any date will be the greater of (x) its liquidation preference and (y) any mandatory redemption payment obligations in respect of such Disqualified Stock.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means any sale of Equity Interests (other than Disqualified Stock) made for cash on a primary basis by us after the date of the supplemental indenture.

   "Existing Indebtedness" means Indebtedness of us and our Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the supplemental indenture.

   "Fall Away Event" means the notes shall have achieved Investment Grade status and we deliver to the trustee an officers' certificate certifying the satisfaction of such condition.

   "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems any of its Disqualified Stock or any preferred stock of its Restricted Subsidiaries subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made
(the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock of such Person or preferred stock of such Person's Restricted Subsidiaries, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable period.

   In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) Investments and acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the applicable period or subsequent to such period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the applicable period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis;

     (2) the Consolidated Cash Flow attributable to discontinued operations and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

   If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Interest Hedging Obligations applicable to such Indebtedness). For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the weighted average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen or, if none, then based upon such optional rate chosen as we may designate.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of us (a) on a basis consistent with the requirements of Regulation S-X of the Securities Act or (b) who shall determine that the results of any pro forma adjustments either have been realized or that steps necessary for such realization have been taken or are reasonably expected to be taken within 90 days following the transaction underlying such pro forma calculation, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by such Person's Board of Directors of any closing) of any facility, as applicable; provided that such adjustments are set forth in an officers' certificate which states (1) the amount of such adjustment or adjustments, and (2) that such adjustment or adjustments are based on the reasonable good faith belief of the officers executing such officers' certificate at the time of such execution.

   "Fixed Charges" means, with respect to any specified Person or any of its Restricted Subsidiaries for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, Indebtedness commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, interest actually paid by such Person or its Restricted Subsidiaries under any Guarantee of Indebtedness or obligations of any other Person, and net of the effect of all payments made or received pursuant to Interest Hedging Obligations; provided that in no event shall any amortization of financing costs incurred in good faith be included in Fixed Charges; plus

     (2) all regular stated dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Disqualified Stock payable in such Person's Equity Interests (other than Disqualified Stock) or to such Person or its Restricted Subsidiaries; plus

     (3) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period.

   "Foreign Subsidiary" means any Restricted Subsidiary that was organized under the laws of a jurisdiction outside the United States of America.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the date of the supplemental indenture.

   "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

     (1)  in respect of borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) other than in respect of obligations constituting a trade payable that are satisfied within 90 days of incurrence;

     (3)  in respect of banker's acceptances;

     (4)  representing Capital Lease Obligations;

     (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (6) representing any Interest Hedging Obligations or Currency Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Interest Hedging Obligations and Currency Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) in an amount equal to the lesser of (x) the fair market value of the property subject to such Lien or (y) the accreted value of the Indebtedness so secured and, to the extent not otherwise included (but without duplication), the Guarantee by the specified Person of any Indebtedness of any other Person.

   The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

   "Interest Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

together with any Guarantees of such obligations by any Restricted Subsidiary of such Person.

   "Investment Grade" means, with respect to the notes, a credit rating of at least Baa3 (or the equivalent) by Moody's, together with a rating of at least BBB- (or the equivalent) by Standard & Poor's; provided that neither of such rating or entities shall have announced a negative or similar outlook or announced or informed us that it is reviewing the rating of the notes for possible downgrading of the rating thereof.

   "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, and Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

   "Longer-Maturity Subordinated Debt" means any Indebtedness that is subordinated to the notes that, by its terms, or upon the happening of any event, matures on or after the date on which the principal amount of the notes becomes due and payable.

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of any dividends in respect of Equity Interests, excluding, however:

     (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries;

     (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss); and

     (3) any non-cash items increasing such Net Income for such period, other than accrual of revenue in the ordinary course of business, together with any related provision for taxes on such non-cash items.

   "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Business" means the lines of business conducted by us and our Restricted Subsidiaries on the date of the supplemental indenture and business incidental or reasonably related thereto or which is a reasonable extension thereof.

   "Permitted Holders" means (1) Tengelmann Warenhandelsgesellschaft, a partnership organized under the laws of Germany ("Tengelmann"), (2) each Affiliate of Tengelmann as of the date of the supplemental indenture, (3) each partner of Tengelmann and the respective members of their immediate families and (4) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority or more controlling interest of which consist of any one or more of the Persons described in the preceding clauses (1), (2) and (3).

   "Permitted Investments" means:

     (1)  any Investment in us or in any of our Restricted Subsidiaries;

     (2)  any Investment in Cash Equivalents;

     (3) any Investment by us or any of our Restricted Subsidiaries in a Person, if as a result of such Investment:

          (a)  such Person becomes our Restricted Subsidiary; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or our Restricted Subsidiary;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or any disposition of assets or rights not constituting an Asset Sale by reason of the $2.0 million threshold contained in the definition thereof;

     (5) any Investment made solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock) or with the cash or property received from and within 90 days of issuance of our Equity Interests (other than Disqualified Stock); provided that such Investments and/or cash or property are excluded from the calculation of clause (3)(b) of the second clause (3) of the first paragraph under the caption "-- Restricted Payments";

     (6) any Investments in securities of Persons received in settlement of claims or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person;

     (7) Investments of the type giving rise to Interest Hedging Obligations and Currency Hedging Obligations;

     (8) (a) loans and advances to our and our Restricted Subsidiaries' employees and officers, (b) extensions of credit to franchisees, (c) leases of real property, equipment or other assets, and (d) the licensing or contribution of intellectual property in connection with joint marketing arrangements, in each case in the ordinary course of business;

     (9) guarantees of Indebtedness of third parties; provided that such Indebtedness is permitted to be incurred under the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (10) other Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $20.0 million.

   "Permitted Liens" means:

     (1) Liens on our assets and the assets of our Restricted Subsidiaries securing our and our Restricted Subsidiaries' Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the supplemental indenture to be incurred;

     (2)  Liens in favor of us or a Subsidiary Guarantor;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any of our Restricted Subsidiaries or becomes a Restricted Subsidiary; provided that such Liens were not created in contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person so merged or consolidated or acquired;

     (4) Liens on property existing at the time of acquisition of the property by us or any of our Restricted Subsidiaries, provided that such Liens were not created in contemplation of such acquisition;

     (5) Liens securing Permitted Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided that such Liens (A) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any of our or our Restricted Subsidiaries' property or assets not securing the Indebtedness Refinanced;

     (6) Liens to secure Indebtedness (a) of Foreign Subsidiaries permitted by clause (9) of the second paragraph of "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock," that do not extend to any property or assets other than property or assets of Foreign Subsidiaries, (b) permitted under clauses (4) and (8) of the second paragraph of the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering, in the case of clause (4), only the assets acquired, constructed or improved with the proceeds of or as a consequence of such Indebtedness or, in the case of clause (8), only the assets leased under such Capital Lease Obligation, (c) permitted under clause (14) of the second paragraph of "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (d) of the type described under clause (4) or (8) of the second paragraph of the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" above, provided that such Indebtedness is incurred under the first paragraph of such caption, and provided, further, that such Liens do not extend to any property or assets other than those acquired, constructed or improved with the proceeds of or as a consequence of such Indebtedness or leased under the related Capital Lease Obligation, as applicable;

     (7) Liens securing Indebtedness which, when the Indebtedness secured by such Liens is added to all of our and our Restricted Subsidiaries' Indebtedness secured by Liens and not listed in clauses (1) through
          (6) above and (8) through (23) below, does not exceed 2.0% of our and our Restricted Subsidiaries' Consolidated Assets;

     (8) Liens existing on the date of the supplemental indenture and any extensions, renewals or replacements thereof that do not extend to any property or assets other than the property or assets encumbered by the predecessor Lien;

     (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

    (10) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith;

    (11) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (12) judgment Liens arising out of a judgment not giving rise to an Event of Default;

    (13) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with our or our Restricted Subsidiaries' ordinary conduct of business;

    (14) any interest or title of a lessor under any lease, whether or characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

    (15) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (16) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (17) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of us or any of our Restricted Subsidiaries, including rights of offset and set-off;

    (18) Liens securing Interest Hedging Obligations and Currency Hedging Obligations;

    (19) leases or subleases granted to others not interfering in any material respect with the business of us or our Restricted Subsidiaries;

    (20) Liens arising out of consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business;

    (21) Liens (including extensions, renewals, and replacements thereof) upon property acquired (the "Acquired Property") after the Closing Date; provided that (A) any such Lien is created solely for the purpose of securing Indebtedness representing or issued to finance, refund or refinance the cost of the Acquired Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property, (C) such Lien does not extend to or cover any property other than the Acquired Property and (D) the issuance of the Indebtedness to purchase the Acquired Property is permitted under the indenture;

    (22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods;

    (23) Liens encumbering initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry; and

    (24) Liens arising from filing Uniform Commercial Code financing statements regarding leases.

   "Permitted Refinancing Indebtedness" means any of our or any of our Restricted Subsidiaries' Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund ("Refinance" with the terms "Refinanced" and "Refinancing" having meanings corelative to the foregoing) our or any of our Restricted Subsidiaries' other Indebtedness (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection with such Refinancing);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

     (3) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being Refinanced;

     (4) if the Indebtedness being Refinanced is not Indebtedness of a Restricted Subsidiary such Permitted Refinancing Indebtedness is incurred by us; and

     (5) such Permitted Refinancing Indebtedness is incurred no more than 90 days prior to the application of the proceeds to Refinance the Indebtedness being Refinanced.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

   "Qualified Consideration" with respect to any Asset Sale means (1) cash, (2) Cash Equivalents, (3) any liabilities, as shown on the most recent consolidated balance sheet of us and our Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of the subject assets or rights pursuant to a customary novation agreement that releases us or the applicable Restricted Subsidiary from further liability, (4) any securities, notes or other obligations received by us or a Restricted Subsidiary from such transferee that are converted by us or such Restricted Subsidiary into cash within 90 days of receipt thereof, and (5) assets (including Capital Stock in a person engaged in a Permitted Business constituting at least a majority of such person's Voting Stock) or rights of a kind used or usable in a Permitted Business.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Significant Subsidiary" means any Restricted Subsidiary (but excluding any Unrestricted Subsidiaries that are Subsidiaries of such Restricted Subsidiary) that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the supplemental indenture.

   "Standard & Poor's" means Standard & Poor's Ratings Group a division of McGraw Hill, Inc. and its successors.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
          (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

   "Unrestricted Subsidiary" means any of our Subsidiaries that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in accordance with the covenant described above under the caption "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries", together with any Subsidiaries of such Unrestricted Subsidiary.

   Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation was permitted by the covenant described above under the caption "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries".

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2)  the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person, by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences of purchasing, owning and disposing of the notes. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

   This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

   o dealers in securities or currencies;

   o traders in securities;

   o United States holders (as defined below) whose functional currency is not the United States dollar;

   o persons holding notes as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

   o certain United States expatriates;

   o financial institutions;

   o insurance companies;

   o entities that are tax-exempt for United States federal income tax purposes; and

   o partnerships or other pass-through entities.

   This summary is included for general information only and does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

   The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

   A "United States holder" is a beneficial owner of a note or notes who or which is for United States federal income tax purposes:

   o an individual citizen or resident of the United States;

   o a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

   o an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

   o a trust, if, in general, a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) have the authority to control all of the trust's substantial decisions.

Payments of Interest

   Interest on your notes will be taxed as ordinary interest income. In addition:

   o if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

   o if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of Notes

   Your tax basis in your notes generally will be their cost. When you sell or otherwise dispose of your notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

   o the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under "--Payments of Interest"); and

   o your tax basis in the notes.

   Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

Information Reporting and Backup Withholding

   Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. Such amounts generally must be reported to the Internal Revenue Service.

   In general, "backup withholding" may apply:

   o to any payments made to you of principal of and interest on your notes, and

   o to payment of the proceeds of a sale or other disposition of your notes before maturity,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

   The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

Non-U.S. Holders

   The following summary applies to you if you are a beneficial owner of a note who or which is not a United States holder (as defined above) (a "non-U.S. holder"). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States:

   o on at least 31 days in the calendar year, and

   o for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

   Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

   Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the "portfolio interest" exception of the Internal Revenue Code, provided that in the case of interest:

   o you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

   o you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue
     Code);

   o such interest is not effectively connected with your conduct of a United States trade or business; and

   o you provide a signed, written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

    (A)  us or our paying agent; or

    (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

   Recently finalized Treasury regulations provide alternative methods for satisfying the certification requirement described in this section.

   If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

United States Federal Income Tax

   Except for the possible application of United States withholding tax (see "--United States Federal Withholding Tax" above) and backup withholding tax (see "--Backup Withholding and Information Reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (provided that, in the case of proceeds representing accrued interest, the conditions described in "--United States Federal Withholding Tax" are met) unless:

   o in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met; or

   o the income or gain is effectively connected with your conduct of a United States trade or business, or, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

   If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, or, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest, gain or other income is generally attributable, you may be subject to United States income tax on a net basis on the interest, gain or income (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service form on or before any payment date to claim the exemption).

   In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

United States Federal Estate Tax

   If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

   o you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote; or

   o your interest in the notes is effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

   Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in "--United States Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in "--United States Holders" above). We or our paying agent may, however, report payments of interest on the notes.

   The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-U.S. office of a broker that:

   o is a United States person (as defined in the Internal Revenue Code);

   o derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

   o is a "controlled foreign corporation" for U.S. federal income tax purposes; or

   o is a foreign partnership, if at any time during its tax year

     -- one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

     -- the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

   You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   We intend to offer the notes through the underwriters named below. We have
entered into an underwriting agreement, dated December   , 2001, with the
underwriters pursuant to which, on the terms and subject to the conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of notes listed opposite their names below:

         Underwriter                                                     Principal Amount
         -----------                                                         of Notes
                                                                         ----------------
         Lehman Brothers Inc.........................................      $
         Goldman, Sachs & Co.........................................
         Morgan Stanley & Co. Incorporated...........................
         Scotia Capital (USA) Inc....................................
                                                                           ------------
           Total ....................................................      $225,000,000
                                                                           ============


   The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to customary conditions. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

   The underwriters initially propose to offer part of the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and in part to certain dealers at a price that represents a
concession not in excess of   % of the principal amount of the notes. The
underwriters may allow, and such dealers may reallow, a concession not in
excess of   % of the principal amount of the notes to certain other dealers.
After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

   In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase from us. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may be reclaimed by the underwriters if such notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

   The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes. The notes will not be listed on any securities exchange.

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. We have also agreed, during the period ending 90 days from the date of this prospectus supplement, not to issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any debt securities (except for the notes) with substantially similar terms to the notes.

   In the ordinary course of its business, the underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received customary fees and commissions for these transactions. The Bank of Nova Scotia, one of the lenders under our secured revolving credit facility, is an affiliate of Scotia Capital (USA)

Inc. In addition, Lehman Brothers is acting as dealer manager in connection with our tender offer for the 2004 Notes.

   You should read "Plan of Distribution" in the accompanying prospectus for further information regarding the distribution of the notes.

                                 LEGAL MATTERS

   Certain legal matters relating to the notes will be passed upon for A&P by Cahill Gordon & Reindel, New York, New York. Certain legal matters relating to the notes will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements of The Great Atlantic & Pacific Tea Company, Inc. and its consolidated subsidiaries as of February 24, 2001 and February 26, 2000 and for the fiscal years ended February 24, 2001, February 26, 2000 and February 27, 1999 included elsewhere in the prospectus supplement and incorporated by reference in the accompanying prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon included elsewhere in the prospectus supplement and incorporated by reference in the accompanying prospectus. These consolidated financial statements have been so included in the prospectus supplement and incorporated by reference in the accompanying prospectus in reliance upon such report given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Reference is made to the information under "Incorporation of Certain Documents by Reference" in the accompanying prospectus. All documents filed under the Exchange Act with the Securities and Exchange Commission prior to February 24, 2001 and incorporated by reference in the accompanying prospectus have been superseded by the documents filed under the Exchange Act with the Securities and Exchange Commission on or after February 24, 2001 and shall not be deemed to constitute a part of this prospectus supplement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----
Unaudited Consolidated Financial Statements for the Fiscal Quarter Ended
  September 8, 2001
 Statements of Consolidated Operations for the 12 and 28 Weeks Ended
   September 8, 2001 and September 9, 2000 ..............................    F-2
 Statements of Consolidated Stockholders' Equity and Comprehensive
   (Loss) Income for the 12 and 28 Weeks Ended September 8, 2001 and
   September 9, 2000 ....................................................    F-3
 Consolidated Balance Sheets as of September 8, 2001 and February 24,
   2001 .................................................................    F-4
 Statements of Consolidated Cash Flows for the 28 Weeks Ended September
   8, 2001 and September 9, 2000 ........................................    F-5
 Notes to Consolidated Financial Statements .............................    F-6
Audited Consolidated Financial Statements for the Three Fiscal Years
  Ended February 24, 2001
 Independent Auditors' Report ...........................................   F-12
 Statements of Consolidated Operations for the 52 Weeks Ended February
   24, 2001, February 26, 2000 and February 27, 1999 ....................   F-13
 Statements of Consolidated Stockholders' Equity and Comprehensive
   (Loss) Income for the 52 Weeks Ended February 24, 2001, February 26,
   2000 and February 27, 1999 ...........................................   F-14
 Consolidated Balance Sheets as of February 24, 2001 and February 26,
   2000 .................................................................   F-15
 Statements of Consolidated Cash Flows for the 52 Weeks Ended February
   24, 2001, February 26, 2000 and February 27, 1999 ....................   F-16
 Notes to Consolidated Financial Statements .............................   F-17

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                     STATEMENTS OF CONSOLIDATED OPERATIONS
           (Dollars in thousands, except share and per share amounts)
                                  (Unaudited)



                                                                               12 Weeks Ended                 28 Weeks Ended
                                                                         ---------------------------    ---------------------------
                                                                        September 8,    September 9,    September 8,   September 9,
                                                                            2001            2000            2001           2000
                                                                        ------------    ------------    ------------   ------------
Sales ...............................................................    $ 2,547,590     $ 2,439,534    $ 5,935,884     $ 5,639,354
Cost of merchandise sold ............................................     (1,809,093)     (1,735,281)    (4,236,365)     (4,015,756)
                                                                         -----------     -----------    -----------     -----------
Gross margin ........................................................        738,497         704,253      1,699,519       1,623,598
Store operating, general and administrative expense .................       (725,872)       (691,844)    (1,669,352)     (1,573,376)
                                                                         -----------     -----------    -----------     -----------
Income from operations ..............................................         12,625          12,409         30,167          50,222
Interest expense ....................................................        (19,884)        (22,132)       (48,944)        (51,068)
Interest income .....................................................          1,892           1,426          3,734           3,290
                                                                         -----------     -----------    -----------     -----------
(Loss) income before income taxes ...................................         (5,367)         (8,297)       (15,043)          2,444
Benefit (provision) for income taxes ................................          2,136           2,923          4,673          (2,234)
                                                                         -----------     -----------    -----------     -----------
Net (loss) income ...................................................    $    (3,231)    $    (5,374)   $   (10,370)    $       210
                                                                         ===========     ===========    ===========     ===========
(Loss) earnings per share:
Net (loss) income per share - basic and diluted .....................    $     (0.08)    $     (0.14)   $     (0.27)    $      0.01
                                                                         ===========     ===========    ===========     ===========
Weighted average number of common shares outstanding - basic and
  diluted *..........................................................     38,347,216      38,347,216     38,347,216      38,347,216
                                                                         ===========     ===========    ===========     ===========

---------------
* Common share equivalents for 2001 and 2000 have been excluded because they are either antidilutive or zero.


                See Notes to Consolidated Financial Statements.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

              STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY AND
                          COMPREHENSIVE (LOSS) INCOME
           (Dollars in thousands, except share and per share amounts)
                                  (Unaudited)



                                                                           Unamortized                 Accumulated
                                                              Additional     Value of                     Other           Total
                                                    Common     Paid-in      Restricted    Retained    Comprehensive   Stockholders'
                                                    Stock      Capital     Stock Grant    Earnings    (Loss)/Income       Equity
                                                   -------    ----------   -----------    --------    -------------   -------------
FY 2001 - 28 Week Period
  ------------------------
Balance at beginning of period
  38,347,216 shares.............................   $38,347     $456,470       $  --       $375,288      $(72,808)        $797,297
Net loss .......................................                                           (10,370)                       (10,370)
Other comprehensive income:
 Foreign currency translation
   adjustment...................................                                                            (274)            (274)
                                                   -------     --------       -----       --------      --------         --------
Balance at end of period .......................   $38,347     $456,470       $  --       $364,918      $(73,082)        $786,653
                                                   =======     ========       =====       ========      ========         ========
FY 2000 - 28 Week Period
  ------------------------
Balance at beginning of period
  38,367,216 shares.............................   $38,367     $457,101       $(441)      $411,861      $(60,696)        $846,192
Net income .....................................                                               210                            210
Other comprehensive income:
 Foreign currency translation
   adjustment...................................                                                          (2,500)          (2,500)
 Minimum pension
  liability adjustment .........................                                                           2,682            2,682
Reversal of restricted stock grants ............       (20)        (631)        441                                          (210)
Cash dividends ($.10 per share) ................                                            (7,670)                        (7,670)
                                                   -------     --------       -----       --------      --------         --------
Balance at end of period .......................   $38,347     $456,470       $  --       $404,401      $(60,514)        $838,704
                                                   =======     ========       =====       ========      ========         ========


Comprehensive (Loss) Income


                                                                               12 Weeks Ended                 28 Weeks Ended
                                                                         ---------------------------    ---------------------------
                                                                        September 8,    September 9,    September 8,   September 9,
                                                                            2001            2000            2001           2000
                                                                          --------        --------       ---------        -------
Net (loss) income ...................................................     $(3,231)        $(5,374)       $(10,370)        $   210
Foreign currency translation adjustment .............................      (6,702)         (1,221)           (274)         (2,500)
Minimum pension liability adjustment ................................           --              --              --          2,682
                                                                          --------        --------       ---------        -------
Total comprehensive (loss) income ...................................     $(9,933)        $(6,595)       $(10,644)        $   392
                                                                          ========        ========       =========        =======




                See Notes to Consolidated Financial Statements.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands except share amounts)



                                                     September 8,   February 24,
                                                         2001           2001
                                                      ----------     ----------
                                                     (Unaudited)
ASSETS
Current assets:
   Cash and short-term investments...............     $  159,686     $  131,550
   Accounts receivable...........................        183,903        183,382
   Inventories...................................        738,474        783,758
   Prepaid expenses and other current assets.....        104,893        103,164
                                                      ----------     ----------
    Total current assets ........................      1,186,956      1,201,854
                                                      ----------     ----------
   Property:
    Property owned ..............................      1,746,923      1,805,255
    Property leased under capital leases ........         81,115         84,758
                                                      ----------     ----------
   Property--net.................................      1,828,038      1,890,013
   Other assets..................................        191,524        217,936
                                                      ----------     ----------
Total assets ....................................     $3,206,518     $3,309,803
                                                      ==========     ==========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt.............     $    4,076     $    6,195
   Current portion of obligations under capital
     leases......................................         11,300         11,634
   Accounts payable..............................        538,133        566,482
   Book overdrafts...............................        145,153        108,448
   Accrued salaries, wages and benefits..........        166,150        158,450
   Accrued taxes.................................         69,231         62,169
   Other accruals................................        215,207        194,106
                                                      ----------     ----------
    Total current liabilities ...................      1,149,250      1,107,484
                                                      ----------     ----------
 Long-term debt .................................        800,841        915,321
 Long-term obligations under capital leases .....         99,726        106,797
 Other non-current liabilities ..................        370,048        382,904
                                                      ----------     ----------
Total liabilities ...............................      2,419,865      2,512,506
                                                      ----------     ----------
 Commitments and contingencies
Stockholders' equity:
   Preferred stock--no par value; authorized--
     3,000,000 shares; issued--none .............             --             --
   Common stock--$1 par value; authorized--
     80,000,000 shares; issued and outstanding--
     38,347,216 shares at September 8, 2001
     and February 24, 2001, respectively.........         38,347         38,347
   Additional paid-in capital....................        456,470        456,470
   Accumulated other comprehensive loss..........        (73,082)       (72,808)
   Retained earnings.............................        364,918        375,288
                                                      ----------     ----------
Total stockholders' equity ......................        786,653        797,297
                                                      ----------     ----------
Total liabilities and stockholders' equity ......     $3,206,518     $3,309,803
                                                      ==========     ==========




                See Notes to Consolidated Financial Statements.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (Dollars in thousands)
                                  (Unaudited)



                                                      28 Weeks Ended
                                           -------------------------------------
                                           September 8, 2001   September 9, 2000
                                           -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income ....................        $ (10,370)          $     210
 Adjustments to reconcile net (loss)
  income to cash provided
    by operating activities:
   Store/facilities exit charge
    reversal...........................               --              (3,061)
   Environmental charge................               --               3,029
   Depreciation and amortization.......          143,256             135,451
   Deferred income tax (benefit)
    provision..........................           (6,617)                376
   Loss (gain) on disposal of owned
    property...........................            9,015              (1,648)
 Other changes in assets and
  liabilities:
   (Increase) decrease in receivables..           (1,229)             33,289
   Decrease (increase) in inventories..           43,021             (12,344)
   (Increase) in prepaid expenses and
    other current assets...............          (15,171)             (2,413)
   Decrease (increase) in other assets.            6,627              (2,075)
   (Decrease) in accounts payable......          (25,337)            (13,450)
   Increase in accrued salaries, wages
    and benefits.......................            8,260               6,165
   Increase in accrued taxes...........            7,123               7,974
   (Decrease) in other accruals and
    other liabilities..................             (572)            (33,450)
   Other operating activities, net.....            6,256                  80
                                               ---------           ---------
Net cash provided by operating
  activities...........................          164,262             118,133
CASH FLOWS FROM INVESTING ACTIVITIES:
 Expenditures for property ............         (123,481)           (241,643)
 Proceeds from disposal of property ...           73,963              16,538
                                               ---------           ---------
Net cash used in investing activities .          (49,518)           (225,105)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Changes in short-term debt ...........           (5,000)             18,000
 Proceeds under revolving lines of
  credit...............................          827,506              90,000
 Payments on revolving lines of credit          (917,594)            (45,000)
 Proceeds from long-term borrowings ...              852              19,454
 Payments on long-term borrowings .....          (22,362)             (2,086)
 Principal payments on capital leases .           (6,338)             (5,973)
 Increase in book overdrafts ..........           36,937              12,913
 Cash dividends .......................               --              (7,670)
                                               ---------           ---------
Net cash provided by financing
  activities...........................          (85,999)             79,638
 Effect of exchange rate changes on
  cash and short-term investments......             (609)               (875)
                                               ---------           ---------
Net increase (decrease) in cash and
  short-term investments...............           28,136             (28,209)
Cash and short-term investments at
  beginning of period..................          131,550             124,603
                                               ---------           ---------
Cash and short-term investments at end
  of period............................        $ 159,686           $  96,394
                                               =========           =========




                See Notes to Consolidated Financial Statements.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

   The consolidated financial statements for the 12 and 28 week periods ended September 8, 2001 and September 9, 2000 are unaudited, and in the opinion of Management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items, except for the store and facilities exit costs and the supply chain and business process strategic initiatives as discussed herein and in the Management's Discussion and Analysis section of this report. Interim results are not necessarily indicative of results for a full year.

   The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries.

   This Form 10-Q should be read in conjunction with the Company's consolidated financial statements and notes incorporated by reference in the 2000 Annual Report on Form 10-K.

2. Income Taxes

   The income tax provision/benefit recorded for the 28 week period of fiscal years 2001 and 2000 reflects the Company's estimated expected annual tax rates applied to its respective domestic and foreign financial results as well as a one-time adjustment relating to an enacted federal tax rate reduction from the Canadian government. This new legislation which became effective during the first quarter of fiscal 2001 will reduce the Canadian federal corporate income tax rate by a total of 7% from 28% to 21% by January 1, 2004. However, the tax benefit for the 28 weeks ended September 8, 2001 was decreased by $1.2 million to reflect the reduction in value of the deferred Canadian tax asset (primarily relating to NOL carryforwards) resulting from the lower rates. Excluding this adjustment of the tax asset, the benefit from income taxes would have been $5.9 million or 39.0% of the loss before income taxes.

   During the quarter ended September 8, 2001, the Ontario government enacted corporate income tax rate changes, gradually reducing the rate from 14% to 8% by January 1, 2005. This additional Canadian tax rate reduction had no impact on the financial statements for the 12 and 28 weeks ended September 8, 2001.

3. Wholesale Franchise Business

   As of September 8, 2001, the Company served 67 franchised stores. These franchisees are required to purchase inventory exclusively from the Company, which acts as a wholesaler to the franchisees. The Company had sales to these franchised stores of $154 million and $146 million for the second quarters of fiscal 2001 and 2000, respectively, and $362 million and $334 million for the 28 week periods ended in fiscal 2001 and 2000. In addition, the Company subleases the stores and leases the equipment in the stores to the franchisees. The Company also provides merchandising, advertising, accounting and other consultative services to the franchisees for which it receives a fee which primarily represents the reimbursement of costs incurred to provide such services.

   The Company holds as assets inventory notes collateralized by the inventory in the stores and equipment lease receivables collateralized by the equipment in the stores. The current portion of the inventory notes and equipment leases, net of allowance for doubtful accounts, amounting to approximately $2.5 million and $3.7 million, are included in accounts receivable at September 8, 2001 and February 24, 2001, respectively. The long-term portion of the inventory notes and equipment leases amounting to approximately $48.0 million and $55.3 million are included in other assets at September 8, 2001 and February 24, 2001, respectively.

   The repayment of the inventory notes and equipment leases are dependent upon positive operating results of the stores. To the extent that the franchisees incur operating losses, the Company establishes an allowance for doubtful accounts. The Company continually assesses the sufficiency of the allowance on a store by store basis based upon the operating results and the related collateral underlying the amounts due from the franchisees. In the event of default by a franchisee, the Company reserves the option to reacquire the inventory and equipment at the store and operate the franchise as a corporate owned store.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. New Accounting Pronouncements Not Yet Adopted

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets". This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets. The provisions of this statement are required to be applied by the Company starting with fiscal 2002. This statement is required to be applied to all goodwill and other intangible assets recognized in the Company's financial statements at the date of adoption. At that time, goodwill will no longer be amortized, but will be tested for impairment annually. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this statement would be reported as resulting from a change in accounting principle. The Company is currently assessing the impact this statement will have on the Company's financial statements when it is adopted at the beginning of fiscal 2002.

   In June 2001, the FASB issued SFAS No. 143, "Accounting For Asset Retirement Obligations". This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain of loss upon settlement. The Company is required to adopt the provisions of SFAS No. 143 at the beginning of fiscal 2002. The Company has not determined the impact, if any, the adoption of this statement will have on its financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This Statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This Statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. This Statement also broadens the presentation of discontinued operations to include more disposal transactions. The provisions of this Statement are required to be adopted by the Company at the beginning of fiscal 2002. The Company has not determined the impact, if any, adoption of this statement will have on its financial position or results of operations.

5. Store and Facilities Exit Costs

   In May 1998, the Company initiated an assessment of its business operations in order to identify the factors that were impacting the performance of the Company. As a result of this assessment, in fiscal 1998, the Company recorded a net charge of approximately $224 million related to the closure of 132 stores, two warehouse facilities and a coffee plant in the U.S. and a bakery plant in Canada. Additionally, in fiscal 1999, the Company recorded an additional charge of $16 million which included $5 million of net costs to exit the Atlanta market (closure of 22 stores, a distribution center and administrative office) and $11 million for additional severance costs related to the 132 stores closed in fiscal 1998.

   The Company paid $28.5 million of the total net severance charges from the time of the original charges through the September 8, 2001, which resulted from the termination of approximately 3,400 employees. The remaining severance liability primarily relates to future obligations for early withdrawals from multi-employer union pension plans.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Store and Facilities Exit Costs -- (Continued)


   The following reconciliation summarizes the activity related to the aforementioned charges since the beginning of fiscal 2000:


                                                                                                 Severance
                                                                                      Store         and       Facilities
(Dollars in thousands)                                                              Occupancy     Benefits    Occupancy      Total
                                                                                     --------     -------      -------     --------
Reserve Balance at Feb. 26, 2000 ................................................    $103,453     $ 7,500      $ 3,567     $114,520
Addition (1) ....................................................................       5,062          --           --        5,062
Utilization (4) .................................................................     (25,654)     (4,779)        (463)     (30,896)
Adjustment (3) ..................................................................          --          --       (3,104)      (3,104)
                                                                                     --------     -------      -------     --------
Reserve Balance at Feb. 24, 2001 ................................................      82,861       2,721           --       85,582
Addition (1) ....................................................................       2,331          --           --        2,331
Utilization (2) .................................................................     (11,909)       (320)          --      (12,229)
                                                                                     --------     -------      -------     --------
Reserve Balance at September 8, 2001 ............................................    $ 73,283     $ 2,401      $    --     $ 75,684
                                                                                     ========     =======      =======     ========

(1) The addition to store occupancy of $2.3 million during the 28 weeks ended September 8, 2001 and $5.1 million during fiscal 2000, respectively, represent the present value of accrued interest related to lease obligations.
(2) Store occupancy utilization of $11.9 million represents lease and other occupancy payments made during the 28 weeks ended September 8, 2001.
(3) At each balance sheet date, Management assesses the adequacy of the reserve balance to determine if any adjustments are required as a result of changes in circumstances and/or estimates. As a result, in fiscal 2000, the Company recorded a net reduction in "Store operating, general and administrative expense" of $3.1 million to reverse a portion of the $224 million net restructuring charge recorded in fiscal 1998. The reversal is a result of a change in estimate resulting from the sale of one of the Company's warehouses sold during the first quarter of fiscal 2000.
(4) Store occupancy utilization of $25.7 million and facilities occupancy of $0.5 million represent lease and other occupancy payments made during fiscal 2000.

   Based upon current available information, Management evaluated the reserve balance of $75.7 million as of September 8, 2001 and has concluded that it is adequate. The Company will continue to monitor the status of the vacant properties and further adjustments to the reserve balance may be recorded in the future, if necessary.

   At September 8, 2001, approximately $12.3 million of the reserve is included in "Other accruals" and the remaining amount is included in "Other non-current liabilities" in the Consolidated Balance Sheets.

   Included in the Statements of Consolidated Operations for the 12 and 28 weeks ended September 8, 2001 and September 9, 2000 are the operating results of the one remaining store that was identified for closure as part of this store and facilities exit plan. This store was closed during the second quarter of fiscal 2001. The operating results of this store are as follows:


                                                                               12 Weeks Ended                 28 Weeks Ended
                                                                         ---------------------------    ---------------------------
                                                                        September 8,    September 9,    September 8,   September 9,
                                                                            2001            2000            2001           2000
                                                                        ------------    ------------    ------------   ------------
                                                                                               (In thousands)
Sales ...............................................................       $ 16            $163           $ 197           $377
                                                                            ====            ====           =====           ====
Operating Loss ......................................................       $(62)           $ (4)          $(108)          $(71)
                                                                            ====            ====           =====           ====

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. Operating Segments

   Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is the Chief Executive Officer.

   The Company currently operates in three reportable segments: United States Retail, Canada Retail and Canada Wholesale. The retail segments are comprised of retail supermarkets in the United States and Canada, while the wholesale segment is comprised of the Company's Canadian operation that serves as the exclusive wholesaler to the Company's franchised stores and serves as wholesaler to certain third party retailers.

   The accounting policies for the segments are the same as those described in the summary of significant accounting policies included in the Company's Fiscal 2000 Annual Report. The Company measures segment performance based upon operating profit.

   Interim information on segments is as follows:


                                                                               12 Weeks Ended                 28 Weeks Ended
                                                                         ---------------------------    ---------------------------
                                                                        September 8,    September 9,    September 8,   September 9,
                                                                            2001            2000            2001           2000
                                                                        ------------    ------------    ------------   ------------
                                                                                           (Dollars in thousands)
Sales
 U.S. Retail ........................................................    $1,977,265      $1,899,170      $4,607,193     $4,385,014
 Canada Retail ......................................................       416,431         394,362         967,008        920,078
 Canada Wholesale ...................................................       153,894         146,002         361,683        334,262
                                                                         ----------      ----------      ----------     ----------
   Total Company.....................................................    $2,547,590      $2,439,534      $5,935,884     $5,639,354
                                                                         ==========      ==========      ==========     ==========
Depreciation and amortization
 U.S. Retail ........................................................    $   52,728      $   51,281      $  124,388     $  118,387
 Canada Retail ......................................................         8,323           7,522          18,868         17,064
 Canada Wholesale ...................................................            --              --              --             --
                                                                         ----------      ----------      ----------     ----------
   Total Company.....................................................    $   61,051      $   58,803      $  143,256     $  135,451
                                                                         ==========      ==========      ==========     ==========
Income from operations
 U.S. Retail ........................................................    $   (1,199)     $    2,268      $    6,361     $   23,472
 Canada Retail ......................................................         7,881           5,812          10,026         16,127
 Canada Wholesale ...................................................         5,943           4,329          13,780         10,623
                                                                         ----------      ----------      ----------     ----------
   Total Company.....................................................    $   12,625      $   12,409      $   30,167     $   50,222
                                                                         ==========      ==========      ==========     ==========
(Loss) income before income taxes
 U.S. Retail ........................................................    $  (18,068)     $  (16,441)     $  (35,915)    $  (19,647)
 Canada Retail ......................................................         6,533           3,500           6,559         10,838
 Canada Wholesale ...................................................         6,168           4,644          14,313         11,253
                                                                         ----------      ----------      ----------     ----------
   Total Company.....................................................    $   (5,367)     $   (8,297)     $  (15,043)    $    2,444
                                                                         ==========      ==========      ==========     ==========
Capital expenditures
 U.S. Retail ........................................................    $   39,400      $   82,211      $  102,055     $  202,889
 Canada Retail ......................................................         3,163          17,969          21,426         38,754
 Canada Wholesale ...................................................            --              --              --             --
                                                                         ----------      ----------      ----------     ----------
   Total Company.....................................................    $   42,563      $  100,180      $  123,481     $  241,643
                                                                         ==========      ==========      ==========     ==========

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Operating Segments -- (Continued)



                                                     September 8,   February 24,
                                                         2001           2001
                                                     ------------   ------------
Total assets
 U.S. Retail ....................................     $2,616,563     $2,679,217
 Canada Retail ..................................        513,555        548,801
 Canada Wholesale ...............................         76,400         81,785
                                                      ----------     ----------
   Total Company.................................     $3,206,518     $3,309,803
                                                      ==========     ==========


7. Supply Chain and Business Process Strategic Initiatives

   On March 13, 2000, the Company announced an initiative to develop a state-of-the-art supply and business management infrastructure.

   During fiscal 2000, an agreement was entered into which provided financing for software purchases and hardware leases up to $71 million in the aggregate primarily relating to these initiatives. At that time, software purchases and hardware leases were to be financed at an effective rate of 8.49% per annum, were to occur from time to time through 2004, and were to have equal monthly payments of $1.4 million. In May 2001, the agreement was amended to include only hardware leases. The amounts previously funded related to software purchases of approximately $29 million were to be repaid over the next several months. Accordingly, as of September 8, 2001, approximately $25 million had been repaid and $4 million was payable related to software. Additionally, the monthly payment amount was amended to reflect expected utilization related to hardware leases, and, as such, these payments are expected to change based upon the timing and amount of such funding. As of September 8, 2001, approximately $27 million had been funded related to hardware leases, and as a result, approximately $15 million was available for future financing. The leasing of the hardware under this agreement is being accounted for as an operating lease in accordance with SFAS No. 13, "Accounting for Leases".

8. Sale-Leaseback Transaction

   During the fourth quarter of fiscal 2000, the Company sold 12 properties and simultaneously leased them back from the purchaser. The properties subject to this sale had a carrying value of approximately $68 million. Net proceeds received by the Company related to this transaction amounted to approximately $113 million. Of the 12 properties sold, 11 were sold for a profit resulting in a gain after deducting expenses of approximately $45 million. This gain will be deferred and amortized over the life of the respective leases as a reduction of rental expense. One property in the aforementioned transaction was sold at a loss of approximately $3 million after expenses. Since the fair value of this property was less than its carrying value, the Company recognized this loss in full during fiscal 2000.

   During fiscal 2001, the Company sold 7 additional properties and simultaneously leased them back from the purchaser. The properties subject to this sale had a carrying value of approximately $37 million. Net proceeds received by the Company related to these transactions amounted to approximately $50 million. Of the 7 properties sold, 5 were sold for a profit resulting in a gain after deducting expenses of approximately $15 million. This gain will be deferred and amortized over the life of the respective leases as a reduction of rental expense. Two properties in the aforementioned transaction were sold at a loss of approximately $4 million after expenses. The majority of this loss was related to one of these properties, which was anticipated at the end of fiscal 2000, and, accordingly, was recognized in full at that time since the carrying value of such property exceeded its fair value less the cost of disposal.

   The resulting leases of the 19 properties sold in fiscal 2000 and 2001 have terms ranging from 20 to 25 years, with options to renew for additional periods, and are being accounted for as operating leases in

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Sale-Leaseback Transaction -- (Continued)



accordance with SFAS No. 13, "Accounting for Leases". Future minimum lease payments for these operating leases are as follows:


                                                                  (Dollars in thousands)
        Fiscal
        2001 ..................................................          $  7,832
        2002 ..................................................            18,795
        2003 ..................................................            18,795
        2004 ..................................................            18,795
        2005 ..................................................            18,795
        2006 and thereafter ...................................           306,189
                                                                         --------
           Total ..............................................          $389,201
                                                                         ========


   During the remainder of fiscal 2001, the Company expects to enter into similar transactions with 2 other owned properties.

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of The Great Atlantic & Pacific Tea Company, Inc.:

We have audited the accompanying consolidated balance sheets of The Great Atlantic & Pacific Tea Company, Inc. and its subsidiary companies as of February 24, 2001 and February 26, 2000 and the related statements of consolidated operations, consolidated stockholders' equity and comprehensive income (loss), and consolidated cash flows for each of the three fiscal years in the period ended February 24, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Great Atlantic & Pacific Tea Company, Inc. and its subsidiary companies at February 24, 2001 and February 26, 2000 and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 24, 2001 in conformity with accounting principles generally accepted in the United States of America.



Deloitte & Touche LLP
Parsippany, New Jersey
April 5, 2001

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                (Dollars in thousands, except per share amounts)



                                                                                               52 Weeks Ended
                                                                         ----------------------------------------------------------
                                                                         February 24, 2001    February 26, 2000   February 27, 1999
                                                                         -----------------    -----------------   -----------------
Sales................................................................       $10,622,866          $10,151,334         $10,179,358
Cost of merchandise sold.............................................        (7,594,450)          (7,243,718)         (7,260,110)
                                                                            -----------          -----------         -----------
Gross margin.........................................................         3,028,416            2,907,616           2,919,248
Store operating, general
  and administrative expense.........................................        (2,978,223)          (2,802,786)         (3,083,639)
                                                                            -----------          -----------         -----------
Income (loss) from operations........................................            50,193              104,830            (164,391)
Interest expense.....................................................           (96,088)             (84,045)            (71,497)
Interest income......................................................             6,222                6,218               6,604
                                                                            -----------          -----------         -----------
(Loss) income before income taxes....................................           (39,673)              27,003            (229,284)
Benefit from (provision for) income taxes............................            14,605              (12,843)            162,120
                                                                            -----------          -----------         -----------
Net (loss) income....................................................       $   (25,068)         $    14,160         $   (67,164)
                                                                            ===========          ===========         ===========
Net (loss) income per share--basic
  and diluted........................................................       $     (0.65)         $      0.37         $     (1.75)
                                                                            ===========          ===========         ===========
Weighted average common shares
  outstanding--basic.................................................        38,347,216           38,330,379          38,273,859
                                                                            ===========          ===========         ===========
Weighted average common shares
  outstanding--diluted...............................................        38,347,216           38,415,420          38,273,859
                                                                            ===========          ===========         ===========




                See Notes to Consolidated Financial Statements.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

              STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY AND
                          COMPREHENSIVE (LOSS) INCOME
                  (Dollars in thousands, except share amounts)



                                                                           Unamortized     Accumulated
                                          Common Stock        Additional     value of         other                       Total
                                      --------------------     paid-in      restricted    comprehensive    Retained   stockholders'
                                        Shares      Amount     capital     stock grant    (loss) income    earnings       equity
                                      ----------   -------    ----------   -----------    -------------    --------   -------------
Balance at 2/29/98................    38,252,966   $38,253     $453,894       $  --          $(61,025)     $495,510      $926,632
Net loss..........................                                                                          (67,164)      (67,164)
Stock options exercised...........        37,750        38        1,077                                                     1,115
Comprehensive loss................                                                             (8,014)                     (8,014)
Cash dividends....................                                                                          (15,312)      (15,312)
                                      ----------   -------     --------       -----          --------      --------      --------
Balance at 2/27/99................    38,290,716    38,291      454,971          --           (69,039)      413,034       837,257
Net income........................                                                                           14,160        14,160
Stock options exercised...........        56,500        56        1,499                                                     1,555
Issuance of 20,000 shares of
  restricted  common stock........        20,000        20          631        (651)                                           --
Amortization of restricted stock
  grant...........................                                              210                                           210
Comprehensive income..............                                                              8,343                       8,343
Cash dividends....................                                                                          (15,333)      (15,333)
                                      ----------   -------     --------       -----          --------      --------      --------
Balance at 2/26/00................    38,367,216    38,367      457,101        (441)          (60,696)      411,861       846,192
Net loss..........................                                                                          (25,068)      (25,068)
Forfeiture of restricted stock
  grant...........................       (20,000)      (20)        (631)        441                                          (210)
Comprehensive loss................                                                            (12,112)                    (12,112)
Cash dividends....................                                                                          (11,505)      (11,505)
                                      ----------   -------     --------       -----          --------      --------      --------
Balance at 2/24/01................    38,347,216   $38,347     $456,470       $  --          $(72,808)     $375,288      $797,297
                                      ==========   =======     ========       =====          ========      ========      ========



                                                                           52 Weeks Ended
                                                     ----------------------------------------------------------
                                                     February 24, 2001    February 26, 2000   February 27, 1999
                                                     -----------------    -----------------   -----------------
Comprehensive (loss) income
Net (loss) income ................................        $(25,068)            $14,160             $(67,164)
                                                          --------             -------             --------
 Foreign currency translation adjustment .........         (14,802)              6,784               (9,936)
 Minimum pension liability adjustment ............           2,690               1,559                1,922
                                                          --------             -------             --------
Other comprehensive (loss) income ................         (12,112)              8,343               (8,014)
                                                          --------             -------             --------
Total comprehensive (loss) income ................        $(37,180)            $22,503             $(75,178)
                                                          ========             =======             ========




                See Notes to Consolidated Financial Statements.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except share amounts)



                                                     February 24,   February 26,
                                                         2001           2000
                                                     ------------   ------------
Assets
Current assets:
 Cash and short-term investments ................    $   131,550     $   124,603
 Accounts receivable ............................        183,382         227,078
 Inventories ....................................        783,758         791,150
 Prepaid expenses and other current assets ......        103,164          80,052
                                                     -----------     -----------
   Total current assets..........................      1,201,854       1,222,883
                                                     -----------     -----------
Property:
 Land ...........................................        107,893         137,672
 Buildings ......................................        359,275         420,345
 Equipment and leasehold improvements ...........      2,388,366       2,274,349
                                                     -----------     -----------
   Total--at cost................................      2,855,534       2,832,366
 Less accumulated depreciation and amortization .     (1,050,279)     (1,042,704)
                                                     -----------     -----------
   Property owned................................      1,805,255       1,789,662
 Property leased under capital leases ...........         84,758          94,146
                                                     -----------     -----------
Property--net ...................................      1,890,013       1,883,808
Other assets ....................................        217,936         228,834
                                                     -----------     -----------
 Total assets ...................................    $ 3,309,803     $ 3,335,525
                                                     ===========     ===========
Liabilities and Stockholders' Equity
Current liabilities:
 Current portion of long-term debt ..............    $     6,195     $     2,382
 Current portion of obligations under capital
  leases.........................................         11,634          11,327
 Accounts payable ...............................        566,482         583,142
 Book overdrafts ................................        108,448         112,465
 Accrued salaries, wages and benefits ...........        158,450         155,649
 Accrued taxes  .................................         62,169          51,611
 Other accruals .................................        194,106         208,002
                                                     -----------     -----------
   Total current liabilities.....................      1,107,484       1,124,578
                                                     -----------     -----------
Long-term debt ..................................        915,321         865,675
Long-term obligations under capital leases ......        106,797         117,870
Other non-current liabilities ...................        382,904         381,210
                                                     -----------     -----------
 Total liabilities ..............................      2,512,506       2,489,333
                                                     -----------     -----------
Commitments and contingencies
Stockholders' equity:
 Preferred stock-no par value; authorized--
  3,000,000 shares; issued--none.................             --              --
 Common stock--$1 par value; authorized--
  80,000,000 shares; issued and outstanding--
   38,347,216 and 38,367,216 shares at February
   24, 2001 and February 26, 2000,
   respectively..................................         38,347          38,367
 Additional paid-in capital .....................        456,470         457,101
 Unamortized value of restricted stock grant ....             --            (441)
 Accumulated other comprehensive loss ...........        (72,808)        (60,696)
 Retained earnings ..............................        375,288         411,861
                                                     -----------     -----------
   Total stockholders' equity....................        797,297         846,192
                                                     -----------     -----------
 Total liabilities and stockholders' equity .....    $ 3,309,803     $ 3,335,525
                                                     ===========     ===========


                See Notes to Consolidated Financial Statements.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (Dollars in thousands)



                                                                                                       52 Weeks Ended
                                                                                        -------------------------------------------
                                                                                        February 24,    February 26,   February 27,
                                                                                            2001            2000           1999
                                                                                        ------------    ------------   ------------
Cash Flows From Operating Activities:
Net (loss) income...................................................................      $ (25,068)     $  14,160       $ (67,164)
Adjustments to reconcile net (loss) income to cash provided by operating activities:
   Store/Facilities exit charge and asset write-off.................................         (3,104)        14,078         224,580
   Environmental charge.............................................................          4,329             --              --
   Depreciation and amortization....................................................        255,771        232,712         233,663
   Deferred income tax (benefit) provision..........................................        (18,136)         8,258        (165,672)
   Loss (gain) on disposal of owned property and
    write-down of property, net.....................................................          4,263         (2,973)          4,541
   Decrease (increase) in receivables...............................................         41,085        (23,041)         19,562
   (Increase) decrease in inventories...............................................           (336)        60,026          34,762
   Decrease in prepaid expenses and other current assets............................          4,903          2,392           6,816
   (Increase) decrease in other assets..............................................         (7,648)       (16,630)          2,071
   Increase in accounts payable.....................................................          5,443         16,546         122,251
   Increase in accrued expenses.....................................................         13,104          4,797           2,633
   (Decrease) increase in other accruals............................................        (25,644)           518          43,604
   Increase in other non-current liabilities........................................          2,353          5,432          28,203
   Other, net.......................................................................          2,446         (1,615)         (2,764)
                                                                                          ---------      ---------       ---------
Net cash provided by operating activities...........................................        253,761        314,660         487,086
                                                                                          ---------      ---------       ---------
Cash Flows From Investing Activities:
   Expenditures for property........................................................       (415,842)      (479,572)       (438,345)
   Proceeds from disposal of property...............................................        150,255        101,319          12,546
                                                                                          ---------      ---------       ---------
Net cash used in investing activities...............................................       (265,587)      (378,253)       (425,799)
                                                                                          ---------      ---------       ---------
Cash Flows From Financing Activities:
   Proceeds under revolving lines of credit.........................................        817,447        165,102         451,523
   Payments on revolving lines of credit............................................       (602,307)      (235,150)       (411,632)
   Proceeds from long-term borrowings...............................................          4,981        206,010           3,685
   Payments on long-term borrowings.................................................       (166,670)        (4,975)        (22,456)
   Principal payments on capital leases.............................................        (11,252)       (11,968)        (12,139)
   (Decrease) increase in book overdrafts...........................................         (3,298)       (49,354)         12,079
   Deferred financing fees..........................................................         (6,428)        (6,298)             --
   Proceeds from stock options exercised............................................             --          1,555           1,115
   Cash dividends...................................................................        (11,505)       (15,333)        (15,312)
                                                                                          ---------      ---------       ---------
Net cash provided by financing activities...........................................         20,968         49,589           6,863
                                                                                          ---------      ---------       ---------
Effect of exchange rate changes on cash and short-term investments..................         (2,195)         1,797          (2,277)
                                                                                          ---------      ---------       ---------
Net increase (decrease) in cash and short-term investments..........................          6,947        (12,207)         65,873
Cash and short-term investments at beginning of year................................        124,603        136,810          70,937
                                                                                          ---------      ---------       ---------
Cash and short-term investments at end of year......................................      $ 131,550      $ 124,603       $ 136,810
                                                                                          =========      =========       =========




                See Notes to Consolidated Financial Statements.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Dollars in thousands, except share amounts, and where noted)

Note 1--Summary of Significant Accounting Policies

Basis of Presentation

   The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. The Company operates retail supermarkets in the United States and Canada. The U.S. operations are mainly in the Eastern part of the U.S. and certain parts of the Midwest. See the following footnotes for additional information on the Canadian Operations: Note 4--Wholesale Franchise Business, Note 5--Indebtedness, Note 8--Income Taxes, Note 9-- Retirement Plans and Benefits, and Note 13--Operating Segments. The principal stockholder of the Company, Tengelmann Warenhandelsgesellschaft, owned 56.6% of the Company's common stock as of February 24, 2001.

Fiscal Year

   The Company's fiscal year ends on the last Saturday in February. Fiscal 2000 ended February 24, 2001, fiscal 1999 ended February 26, 2000 and fiscal 1998 ended February 27, 1999. Fiscal 2000, fiscal 1999 and fiscal 1998 were each comprised of 52 weeks.

Revenue Recognition

   Retail revenue is recognized at point-of-sale while wholesale revenue is recognized in accordance with its terms, when goods are shipped.

Cash and Short-term Investments

   Short-term investments that are highly liquid with an original maturity of three months or less are included in "Cash and short-term investments" and are deemed to be cash equivalents.

Inventories

   Store inventories are valued principally at the lower of cost or market with cost determined under the retail method. Warehouse and other inventories are valued primarily at the lower of cost or market with cost determined on a first-in, first-out basis. Inventories of certain acquired companies are valued using the last-in, first-out method, which was their practice prior to acquisition. See Note 3--Inventory for additional information regarding the Company's use of the last-in, first-out method.

Advertising Costs

   Advertising costs are expensed as incurred. The Company recorded advertising expense of $147 million, $139 million and $136 million for fiscal 2000, 1999 and 1998, respectively.

Pre-opening Costs

   The costs of opening new stores are expensed as incurred.

Software Costs

   The Company capitalizes externally purchased software and amortizes it over three years. Amortization expense for fiscal 2000, 1999 and 1998 was $1.4 million, $0.9 million and $0.8 million, respectively.

   Effective February 29, 1998, the Company adopted the provisions of the American Institute of Certified Public Accountants' Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires the capitalization of certain internally generated software costs. In fiscal 2000, 1999 and 1998, the Company capitalized $3.7 million, $0.9 million and $1.4 million, respectively, of such software costs. Such software is amortized over three years and for fiscal 2000, 1999 and 1998, the Company recorded amortization expense of $0.7 million, $0.5 million and $0.1 million, respectively.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 1--Summary of Significant Accounting Policies -- (Continued)

Earnings Per Share

   The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the Statements of Consolidated Operations and requires a reconciliation of the numerators and denominators of the basic and diluted EPS calculations. Basic EPS is computed by dividing net income by the weighted average shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if options to issue common stock were exercised and converted to common stock.

   The weighted average shares outstanding utilized in the basic EPS calculation were 38,347,216 for fiscal 2000, 38,330,379 for fiscal 1999 and 38,273,859 for fiscal 1998. The common stock equivalents that were added to the weighted average shares outstanding for purposes of diluted EPS were 85,041 for fiscal 1999. The common stock equivalents for fiscal 2000 and 1998 would have been 14,478 and 47,772, respectively; however, such shares were antidilutive and thus excluded from the diluted EPS calculation.

Excess of Cost over Net Assets Acquired

   The excess of cost over fair value of net assets acquired is amortized on a straight-line basis between fifteen to forty years. The Company recorded amortization expense of $1.5 million for both fiscal 2000 and 1998 and $1.2 million for fiscal 1999. The book value of excess of cost over net assets acquired at February 24, 2001 and February 26, 2000 was $34.2 million and $34.1 million, net of accumulated amortization relating to goodwill of $12.5 million and $11.1 million, respectively.

   At each balance sheet date, Management reassesses the appropriateness of the goodwill balance based on forecasts of cash flows from operating results on an undiscounted basis. If the results of such comparison indicate that an impairment may exist, the Company will recognize a charge to operations at that time based upon the difference between the present value of the expected cash flows from future operating results (utilizing a discount rate equal to the Company's average cost of funds at that time) and the balance sheet value. The recoverability of goodwill is at risk to the extent the Company is unable to achieve its forecast assumptions regarding cash flows from operating results. At February 24, 2001, the Company estimates that the cash flows projected to be generated by the respective businesses on an undiscounted basis should be sufficient to recover the existing goodwill balance over its remaining life.

Long-Lived Assets

   The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Such review is based upon groups of assets and the undiscounted estimated future cash flows from such assets to determine if the carrying value of such assets are recoverable from their respective cash flows.

   The Company recorded impairment losses during the year ended February 24, 2001 related to the sale leaseback transaction (see Note 14--Sale-Leaseback Transaction for further details) and during the year ended February 27, 1999 related to its store and facility exit initiative (see Note 2--Store and Facilities Exit Costs for further details).

Properties

   Depreciation and amortization are calculated on the straight-line basis over the estimated useful lives of the assets. Buildings are depreciated based on lives varying from twenty to fifty years and equipment based on lives varying from three to ten years. Real property leased under capital leases is amortized over the lives of the respective leases or over their economic useful lives, whichever is less. During fiscal 2000, 1999 and

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 1--Summary of Significant Accounting Policies -- (Continued)

1998, the Company disposed of and/or wrote down certain assets which resulted in a pretax net loss of $4 million, a pretax net gain of $3 million, and a pretax net loss of $5 million, respectively.

Income Taxes

   The Company provides deferred income taxes on temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

Current Liabilities

   Certain accounts payable checks issued but not presented to banks frequently result in negative book balances for accounting purposes. Such amounts are classified as "Book overdrafts" in the Consolidated Balance Sheets.

   The Company accrues for vested and non-vested vacation pay. Liabilities for compensated absences of $81.7 million and $78.8 million at February 24, 2001 and February 26, 2000, respectively, are included in the balance sheet caption "Accrued salaries, wages and benefits".

Stock-Based Compensation

   The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") with pro forma disclosure of net income and earnings per share as if the fair value based method prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") had been applied.

Comprehensive Income

   Effective March 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement requires that all components of comprehensive income be reported prominently in the financial statements. Currently, the Company has other comprehensive income relating to foreign currency translation adjustment and minimum pension liability adjustment.

   Accumulated other comprehensive loss as of February 24, 2001 includes foreign currency translation of $72.7 million and an additional minimum pension liability of less than $0.1 million. Accumulated other comprehensive loss as of February 26, 2000 includes foreign currency translation of $58.0 million and an additional minimum pension liability of $2.7 million, net of income tax benefit of $2.2 million. Accumulated other comprehensive loss as of February 27, 1999 includes foreign currency translation of $64.8 million and an additional minimum pension liability of $4.3 million, net of income tax benefit of $3.4 million.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The Consolidated Balance Sheets include liabilities with respect to self-insured workers' compensation and general liability claims. The Company determines the required liability of such claims based upon various assumptions which include, but are not limited to, the Company's historical loss experience, industry loss standards, projected loss development factors, projected payroll, employee headcount and other internal data. It is reasonably possible that the final resolution of some of these claims may require significant expenditures by the Company in excess of its existing reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 1--Summary of Significant Accounting Policies -- (Continued)

Reclassifications

   Certain reclassifications have been made to the prior years' financial statements in order to conform to the current year's presentation.

New Accounting Pronouncements Not Yet Adopted

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. In addition, the accounting for changes in the fair value of a derivative (gains and losses) depends on the intended use of the derivative and the resulting designation. For a derivative designated as a hedge, the change in fair value will be recognized as a component of other comprehensive income; for a derivative not designated as a hedge, the change in the fair value will be recognized in the Statements of Consolidated Operations.

   In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which delayed the adoption of SFAS 133 for one year, to fiscal years beginning after June 15, 2000.

   In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities--An Amendment of FASB Statement No. 133". This Statement amends the accounting and reporting standards of SFAS 133 for certain derivative instruments, for certain hedging activities and for decisions made by the FASB relating to the Derivatives Implementation Group ("DIG") process. Certain decisions arising from the DIG process that required specific amendments to SFAS 133 were incorporated into this Statement. The Company is required to adopt SFAS 133 as amended in the first quarter of fiscal 2001. At February 24, 2001, the Company did not have any derivative instruments that would result in a transition adjustment upon the adoption of this standard on February 25, 2001. However, the DIG is continually interpreting SFAS 133. Contracts that the Company has concluded are not derivatives could potentially be classified as derivatives based on new interpretive guidance.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 was issued to provide guidance in applying generally accepted accounting principles to the large number of revenue recognition issues that registrants encounter, including nonrefundable, up-front fees and the disclosure of judgements as to the appropriateness of the principles relating to revenue recognition accounting policies. Since the issuance of SAB 101, the Staff has received requests from a number of groups asking for additional time to determine the effects, if any, on registrants' revenue recognition practices and as such, the SEC has delayed the implementation date of SAB 101 until no later than the fourth quarter of fiscal years beginning after December 15, 1999. The Company has evaluated the impact of this Staff Accounting Bulletin and has concluded that it has no effect on the Consolidated Financial Statements. Retail revenue is recognized at point of sale while wholesale revenue is recognized in accordance with its terms, when goods are shipped. Vendor allowances and credits that relate to the Company's buying and merchandising activities are recognized as earned.

   In May 2000, the Emerging Issues Task Force ("EITF") issued No. 00-14 "Accounting for Certain Sales Incentives". The EITF reached a consensus on several issues involving the accounting and income statement classification of rebates, coupons and other discounts. The Company has evaluated the impact of this issue and has concluded that it has no effect on the accounting or classification of sales incentives because coupons issued by the Company are recorded upon redemption as a reduction of sales.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 2--Store and Facilities Exit Costs (Great Renewal--Phase I)

   In May 1998, the Company initiated a vigorous assessment of all aspects of its business operations in order to identify the factors that were impacting the performance of the Company.

   As a result of the above assessment, in the third quarter of fiscal 1998, the Company decided to exit two warehouse facilities and a coffee plant in the U.S., and a bakery plant in Canada. In connection with the exit plan, the Company recorded a charge of approximately $11 million which is included in "Store operating, general and administrative expense" in the Company's Statements of Consolidated Operations for fiscal 1998. The $11 million charge was comprised of $7 million of severance, $3 million of facilities occupancy costs for the period subsequent to closure and $1 million to write-down the facilities to their estimated fair value.

   As of February 27, 1999, the Company had closed and terminated operations with respect to the two warehouses and the coffee plant. The volume associated with the warehouses was transferred to other warehouses in close geographic proximity. Further, the manufacturing processes of the coffee plant were transferred to the Company's remaining coffee processing facility. The processing associated with the Canadian bakery was outsourced in January 1999.

   In addition, in December 1998, the Company's Board of Directors approved a plan which included the exit of 127 underperforming stores throughout the United States and Canada and the disposal of two other properties. Included in the 127 stores were 31 stores representing the entire Richmond, Virginia market. Further, in January 1999, the Board of Directors approved the closure of five additional underperforming stores. In connection with the Company's plan to exit these 132 stores and the write-down of two properties, the Company recorded a charge in the fourth quarter of fiscal 1998 of approximately $215 million.

   This $215 million charge consisted of $8 million of severance (including pension withdrawal obligations), $1 million of facilities occupancy costs, $114 million of store occupancy costs, which principally relates to the present value of future lease obligations, net of anticipated sublease recoveries, which extend through fiscal 2028, an $83 million write-down of store fixed assets and a $9 million write-down to estimated fair value of two properties. To the extent fixed assets included in those stores identified for closure could be utilized in other continuing stores, the Company transferred those assets to continuing stores. The Company planned to scrap fixed assets that could not be transferred, and accordingly, the write-down was calculated based upon an estimated scrap value. This fourth quarter charge of $215 million was reduced by approximately $2 million in fiscal 1998 due to changes in estimates of pension withdrawal liabilities and fixed asset write-downs from the time the original charge was recorded. The net charge of $213 million is included in "Store operating, general and administrative expense" in the Company's Statements of Consolidated Operations for fiscal 1998.

   In addition to the charges recorded in fiscal 1998, there were other charges related to the plan which could not be accrued for at February 27, 1999 because they did not meet the criteria for accrual under EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit Activity (Including Certain Costs Incurred in a Restructuring)". Such costs have been expensed as incurred as the plan was being executed. During fiscal 1999, the Company recorded an additional pretax charge of $11 million for severance related to the 132 stores. No additional charges were recorded during fiscal 2000.

   In April 1999, the Company announced that it had reached definitive agreements to sell 14 stores in the Atlanta, Georgia market, two of which were previously included in the Company's store exit program. In conjunction with the sale, the Company decided to exit the entire Atlanta market and close the remaining 22 stores, as well as the distribution center and administrative office. Accordingly, at the time of the announcement, the Company recorded a fiscal 1999 first quarter net pretax charge of approximately $5 million. This charge was comprised of severance of $6 million and future lease commitments of $11 million, partially offset by a $12 million gain related to the disposition of fixed and intangible assets. The net charge

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 2--Store and Facilities Exit Costs (Great Renewal--Phase I) --
(Continued)

is included in "Store operating, general and administrative expense" in the Company's Statements of Consolidated Operations for fiscal 1999.

   The Company paid $28 million of the total severance charges from the time of the original charges through the end of fiscal 2000, which resulted from the termination of approximately 3,400 employees. The remaining severance liability relates to future obligations for early withdrawals from multi-employer union pension plans.

   The following reconciliation summarizes the activity related to the aforementioned charges since their initial recording:


                                                                                                 Severance
                                                                           Store       Fixed        and       Facilities
                                                                         Occupancy    Assets      Benefits    Occupancy      Total
                                                                         ---------   --------    ---------    ----------   --------
Original Charge......................................................    $113,732    $ 93,355     $ 15,102     $ 4,018     $226,207
Addition(1)..........................................................       1,900          --           --          --        1,900
Utilization..........................................................      (1,100)    (92,639)      (3,794)       (311)     (97,844)
Adjustment(2)........................................................          --        (716)      (1,242)        331       (1,627)
                                                                         --------    --------     --------     -------     --------
Reserve Balance at Feb. 27, 1999.....................................     114,532          --       10,066       4,038      128,636
Addition(1)..........................................................      15,730          --       17,060       3,188       35,978
Utilization..........................................................      (4,614)(3)    (295)     (19,626)     (3,659)     (28,194)
Adjustment(2)........................................................     (22,195)        295           --          --      (21,900)
                                                                         --------    --------     --------     -------     --------
Reserve Balance at Feb. 26, 2000.....................................     103,453          --        7,500       3,567      114,520
Addition(1)..........................................................       5,062          --           --          --        5,062
Utilization(4).......................................................     (25,654)         --       (4,779)       (463)     (30,896)
Adjustment(2)........................................................          --          --           --      (3,104)      (3,104)
                                                                         --------    --------     --------     -------     --------
Reserve Balance at Feb. 24, 2001.....................................    $ 82,861    $     --     $  2,721     $    --     $ 85,582
                                                                         ========    ========     ========     =======     ========

---------------
(1) The additions to store occupancy of $1.9 million and $5.1 million during fiscal 1998 and 2000 represent the present value of accrued interest related to lease obligations. The fiscal 1999 addition represents an increase to the store occupancy reserve for the present value of accrued interest of $7.4 million, additional severance cost of $11.5 million and the cost of exiting the Atlanta market (including store occupancy of $8.3 million, severance of $5.6 million and facilities costs of $3.2 million).
(2) At each balance sheet date, Management assesses the adequacy of the reserve balance to determine if any adjustments are required as a result of changes in circumstances and/or estimates. As a result, in fiscal 1998, the Company recorded an adjustment to severance and benefits related to a change in the estimate of the calculated pension withdrawal liability. In the third quarter of fiscal 1999, the Company recorded a net reduction in "Store operating, general and administrative expense" of $21.9 million to reverse a portion of the $215 million restructuring charge recorded in fiscal 1998. This amount represents a $22.2 million reduction in "Store operating, general and administrative expense" for lower store occupancy costs resulting primarily from earlier than anticipated lease terminations and subleases. The credit is partially offset by $0.3 million of additional fixed asset write-downs resulting from lower than anticipated proceeds from the sale of fixed assets. In fiscal 2000, the Company recorded a net reduction in "Store operating, general and administrative expense" of $3.1 million to reverse a portion of the $215 million restructuring charge recorded in fiscal 1998. The reversal is primarily a result of a change in estimate resulting from the sale of one of the Company's warehouses sold during the first quarter of fiscal 2000.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 2--Store and Facilities Exit Costs (Great Renewal--Phase I) --
(Continued)

(3) Store occupancy utilization for fiscal 1999 is comprised of $29.6 million of lease and other occupancy payments for the period, net of $25.0 million of net proceeds on the assignment of leases which was considered in determining the original charge recorded during fiscal 1998.
(4) Store occupancy utilization of $25.7 million and facilities occupancy of $0.5 million represent lease and other occupancy payments made during fiscal 2000.

   Based upon current available information, Management evaluated the reserve balance of $85.6 million as of February 24, 2001 and has concluded that it is adequate. The Company will continue to monitor the status of the vacant properties and further adjustments to the reserve balance may be recorded in the future, if necessary.

   At February 24, 2001, approximately $14 million of the reserve is included in "Other accruals" and the remaining amount is included in "Other non-current liabilities" in the Consolidated Balance Sheets.

   Included in the Statements of Consolidated Operations are the operating results of the 132 underperforming stores (including 31 stores in the Richmond, Virginia market) and the 34 Atlanta stores which the Company has exited. The operating results of these stores are as follows:


                                                                                               52 Weeks Ended
                                                                         ----------------------------------------------------------
                                                                         February 24, 2001    February 26, 2000   February 27, 1999
                                                                         -----------------    -----------------   -----------------
Sales................................................................          $  678             $ 200,208           $1,069,441
                                                                               ======             =========           ==========
Operating loss.......................................................          $(139)             $(30,572)           $ (43,105)
                                                                               ======             =========           ==========


   As of the end of fiscal 2000, the Company had closed 165 stores, including 34 stores in the Atlanta, Georgia market and 31 stores in the Richmond, Virginia market.

Note 3--Inventory
   Approximately 12% and 13% of the Company's inventories are valued using the last-in, first-out ("LIFO") method at February 24, 2001 and February 26, 2000, respectively. Such inventories would have been $18.1 million and $19.6 million higher at February 24, 2001 and February 26, 2000, respectively, if the retail and first-in, first-out methods were used. The Company recorded a LIFO credit of $1.5 million in fiscal 2000 compared to LIFO charges of approximately $0.9 million in 1999 and $1.0 million in 1998. Liquidation of LIFO layers in the periods reported did not have a significant effect on the results of operations.

Note 4--Wholesale Franchise Business
   The Company serviced 68 franchised stores as of February 24, 2001 and 65 stores as of February 26, 2000. These franchised stores are required to purchase inventory exclusively from the Company which acts as a wholesaler to the franchisees. During fiscal 2000, 1999 and 1998, the Company had wholesale sales to these franchised stores of $638 million, $523 million and $387 million, respectively. A majority of the franchised stores were converted from Company operated supermarkets. The Company subleases the stores and leases the equipment in the stores to the franchisees. The Company also provides merchandising, advertising, accounting and other consultative services to the franchisees for which it receives a nominal fee which mainly represents the reimbursements of costs incurred to provide such services.

   The Company holds as assets inventory notes collateralized by the inventory in the stores and equipment lease receivables collateralized by the equipment in the stores. The current portion of the inventory notes and equipment leases, net of allowance for doubtful accounts, amounting to approximately $3.7 million and $4.1 million, are included in "Accounts receivable" at February 24, 2001 and February 26, 2000, respectively. The long-term portion of the inventory notes and equipment leases, net of allowance for doubtful accounts,

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 4--Wholesale Franchise Business -- (Continued)

amounting to approximately $55.3 million and $53.4 million, are included in "Other assets" at February 24, 2001 and February 26, 2000, respectively.

   The repayment of the inventory notes and equipment leases are dependent upon positive operating results of the stores. To the extent that the franchisees incur operating losses, the Company establishes an allowance for doubtful accounts. The Company continually assesses the sufficiency of the allowance on a store by store basis based upon the operating results and the related collateral underlying the amounts due from the franchisees. In the event of default by a franchisee, the Company reserves the option to reacquire the inventory and equipment at the store and operate the franchise as a corporate owned store.

   Included below are the amounts due to the Company for the next five years and thereafter from the franchised stores for equipment leases and inventory notes.

        Fiscal
          ------
        2001 ................................................................   $  7,715
        2002 ................................................................     10,361
        2003 ................................................................      9,777
        2004 ................................................................      9,636
        2005 ................................................................      9,557
        2006 and thereafter .................................................     35,909
                                                                                --------
                                                                                  82,955
        Less interest portion ...............................................    (23,995)
                                                                                --------
        Due from franchise business .........................................   $ 58,960
                                                                                ========


   For fiscal 2000, 1999 and 1998, approximately $15 million, $18 million and $8 million, respectively, of the franchise business notes relate to equipment leases which were non-cash transactions and, accordingly, have been excluded from the Statements of Consolidated Cash Flows.

Note 5--Indebtedness
   Debt consists of the following:


                                           February 24, 2001   February 26, 2000
                                           -----------------   -----------------
9.375% Notes, due August 1, 2039 ......        $200,000             $200,000
7.75% Notes, due April 15, 2007 .......         300,000              300,000
7.70% Senior Notes, due January 15,
  2004.................................         200,000              200,000
7.78% Notes, due November 1, 2000 .....              --               75,000
Mortgages and Other Notes, due 2001
  through 2003
(average interest rates at year end of
  8.38% and 7.12%, respectively).......          28,658                8,023
U.S. Bank Borrowings at 6.55% and
  6.35%, respectively..................         194,607               87,000
Less unamortized discount on 7.75%
  Notes................................          (1,749)              (1,966)
                                               --------             --------
                                                921,516              868,057
Less current portion ..................          (6,195)              (2,382)
                                               --------             --------
Long-term debt ........................        $915,321             $865,675
                                               ========             ========


   At February 24, 2001, the Company had an unsecured five year $498 million revolving credit agreement (the "Unsecured Credit Agreement") which was to expire on June 10, 2002 with a syndicate of banks, enabling it to borrow funds on a revolving basis sufficient to refinance short-term borrowings. This agreement

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 5--Indebtedness -- (Continued)

was subsequently replaced by a secured revolving credit agreement described below. As of February 24, 2001, the Unsecured Credit Agreement was comprised of the U.S. credit agreement amounting to $415 million and the Canadian credit agreement amounting to C$121 million (U.S. $83 million). As of February 24, 2001, the Company had $190 million of borrowings under the Unsecured Credit Agreement consisting of $145 million under the U.S. credit agreement and C$69 million (U.S. $45 million) under the Canadian credit agreement. This compared to borrowings of $60 million under the U.S. credit agreement and no borrowings under the Canadian credit agreement at February 26, 2000. Accordingly, as of February 24, 2001, the Company had $308 million available under the Unsecured Credit Agreement consisting of $270 million under the U.S. credit agreement and C$53 million (U.S. $38 million) under the Canadian credit agreement. This compared to availability of $439 million at February 26, 2000 consisting of $405 million under the U.S. credit agreement and C$50 million (U.S. $34 million) under the Canadian credit agreement. The Company paid a facility fee of 0.375% per annum on the total commitment of the U.S. and Canadian revolving credit facilities and 1% on the borrowed amount.

   On February 23, 2001, the Company executed an agreement with a syndicate of banks to replace the Unsecured Credit Agreement with a $425 million secured revolving credit agreement (the "Secured Credit Agreement") expiring December 31, 2003. The outstanding borrowings under the Unsecured Credit Agreement were refinanced with this new facility. This agreement is secured primarily by inventory and company-owned real estate which, at February 24, 2001, had a net book value of $658 million and $88 million, respectively. The Secured Credit Agreement was comprised of a U.S. credit agreement amounting to $340 million and a Canadian credit agreement amounting to C$131 million (U.S. $85 million). Based on the Company's current debt rating, borrowings under the agreement bear interest on spreads to LIBOR and Prime, and at February 24, 2001 the borrowing rate under the new agreement was 8.03%. Upon execution of the Secured Credit Agreement, the syndicate was instructed to fund the Company in an amount sufficient to repay the entire outstanding balance on the Unsecured Credit Agreement. Such funding took place on February 28, 2001. If the repayment of the Unsecured Credit Agreement had been funded on February 24, 2001, after reducing availability for outstanding letters of credit, availability under the new facility would have been $183 million.

   On November 1, 2000, the Company's Canadian subsidiary, The Great Atlantic & Pacific Company of Canada, Limited, repaid its outstanding $75 million 5 year Notes denominated in U.S. dollars. The repayment of these Notes was funded by the Unsecured Credit Agreement at an average rate of 6.55%.

   As of February 24, 2001 and February 26, 2000, the Company had borrowings under uncommitted lines of credit of $5 million and $27 million, respectively.

   As of February 24, 2001, the Company has outstanding a total of $500 million of unsecured, non-callable public debt securities in the form of $200 million 7.70% Notes due January 15, 2004 and $300 million 7.75% Notes due April 15, 2007. The Company also has outstanding $200 million unsecured, public debt securities in the form of 9.375% Notes due August 1, 2039 which are callable beginning on August 11, 2004.

   During fiscal 2000, the Company entered into an agreement which provides financing for software purchases and hardware leases primarily relating to the Company's Great Renewal - Phase II supply chain and business process initiative ("GR II"). Presently, software purchases and hardware leases will be financed at an effective rate of 8.49% per annum. Software purchases and hardware leases will occur from time to time over the next four years. The Company currently makes equal monthly payments of $1.4 million. Such payments are subject to change based upon the timing and amount of such funding. As of February 24, 2001, $26.8 million was funded for software purchases and hardware with a total fair market value of $10.7 million had been leased to the Company.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 5--Indebtedness -- (Continued)

   The Company's loan agreements and certain of its notes contain various financial covenants which require, among other things, minimum fixed charge coverage and maximum levels of leverage and capital expenditures. During the 4th quarter of fiscal 2000 the Company negotiated the aforementioned Secured Credit Agreement to replace its prior facility. This agreement includes covenants, terms and conditions which reflect the Company's current operating performance and capital programs. At February 24, 2001, the Company was in compliance with the covenants on the notes and the Secured Credit Agreement.

   The net book value of real estate pledged as collateral for all mortgage loans amounted to approximately $4.5 million at February 24, 2001 and $8.8 million at February 26, 2000.

   The U.S. bank borrowings of $195 million and $87 million are classified as non-current as of February 24, 2001 and February 26, 2000, respectively, as the Company has the ability and intent to refinance these borrowings on a long-term basis.

   The Company has filed two Shelf Registration Statements dated January 23, 1998 and June 23, 1999, allowing it to offer up to $350 million of debt and equity securities as of February 24, 2001 at terms determined by market conditions at the time of sale.

   Maturities for the next five fiscal years and thereafter are: 2001--$6.2 million; 2002--$6.0 million; 2003--$400.5 million; 2004--$5.9 million; 2005--
$2.3 million; 2006 and thereafter--$502.4 million. Interest payments on indebtedness were approximately $80 million for fiscal 2000, $66 million for fiscal 1999 and $56 million for fiscal 1998.

Note 6--Fair Value of Financial Instruments
   The estimated fair values of the Company's indebtedness are as follows:


                                                                 February 24, 2001      February 26, 2000
                                                                -------------------    -------------------
                                                               Carrying      Fair      Carrying     Fair
                                                                Amount       Value      Amount      Value
                                                               --------    --------    --------   --------
9.375% Notes, due August 1, 2039 ...........................   $200,000    $161,280    $200,000   $175,000
7.75% Notes, due April 15, 2007 ............................    298,251     217,723     298,034    270,094
7.70% Senior Notes, due January 15, 2004 ...................    200,000     160,000     200,000    188,250
7.78% Notes, due November 1, 2000 ..........................         --          --      75,000     74,438
Mortgages and Other Notes, due 2001 through 2003 ...........     28,658      28,658       8,023      8,023
U.S. Bank Borrowings .......................................    194,607     194,607      87,000     87,000
                                                               --------    --------    --------   --------
Total Indebtedness .........................................   $921,516    $762,268    $868,057   $802,805
                                                               ========    ========    ========   ========


   Fair value for the public debt securities is based on quoted market prices. As of February 24, 2001 and February 26, 2000, the carrying values of cash and short-term investments, accounts receivable and accounts payable approximated fair values due to the short-term maturities of these instruments.

   As of the end of fiscal 2000, the Company holds equity securities of both common and cumulative preferred stock in Isosceles PLC, which were written-off in their entirety during fiscal 1992. There are no quoted market prices for these securities and it is not practicable, considering the materiality of these securities to the Company, to obtain an estimate of their fair value. The Company believes that the fair value for these securities is zero based upon Isosceles' current and prior years' results.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 7--Lease Obligations

   The Company operates primarily in leased facilities. Lease terms generally range up to twenty-five years for store leases and thirty years for other leased facilities, with options to renew for additional periods. The majority of the leases contain escalation clauses relating to real estate tax increases and certain store leases provide for increases in rentals when sales exceed specified levels. In addition, the Company also leases some store equipment and trucks.

   The Consolidated Balance Sheets include the following:


                                           February 24, 2001   February 26, 2000
                                           -----------------   -----------------
Real property leased under capital
  leases...............................        $ 205,409           $ 207,117
Accumulated amortization ..............         (120,651)           (112,971)
                                               ---------           ---------
                                               $  84,758           $  94,146
                                               =========           =========


   During fiscal 2000, 1999 and 1998, the Company entered into new capital leases totaling $7 million, $16 million and $12 million, respectively. These capital lease amounts are non-cash transactions and, accordingly, have been excluded from the Statements of Consolidated Cash Flows. Interest paid as part of capital lease obligations was approximately $14 million in fiscal 2000, 1999 and 1998.

   Rent expense for operating leases consists of:


                                                           52 Weeks Ended
                                     ----------------------------------------------------------
                                     February 24, 2001    February 26, 2000   February 27, 1999
                                     -----------------    -----------------   -----------------
Minimum rentals..................         $219,113            $194,158             $193,703
Contingent rentals...............            3,777               3,780                3,987
                                          --------            --------             --------
                                          $222,890            $197,938             $197,690
                                          ========            ========             ========


   Future minimum annual lease payments for capital leases and noncancelable operating leases in effect at February 24, 2001 are shown in the table below. All amounts are exclusive of lease obligations and sublease rentals applicable to facilities for which reserves have previously been established. In addition, the Company subleases 68 stores to the franchise business. Included in the operating lease table below are the rental payments made by the Company partially offset by the rental income received from the franchised stores.


                                                           Capital
                                                           Leases
Fiscal                                                      Real       Operating
  ------                                                  Property      Leases
                                                          ---------   ----------
2001 .................................................    $  23,524   $  238,281
2002 .................................................       22,843      235,736
2003 .................................................       20,685      226,964
2004 .................................................       18,967      220,304
2005 .................................................       14,880      214,063
2006 and thereafter ..................................      139,037    2,241,819
                                                          ---------   ----------
                                                            239,936   $3,377,167
                                                                      ==========
Less executory costs .................................       (1,248)
                                                          ---------
Net minimum rentals ..................................      238,688
Less interest portion ................................     (120,257)
                                                          ---------
Present value of net minimum rentals                      $ 118,431
                                                          =========

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 8--Income Taxes

   The components of (loss) income before income taxes are as follows:


                                                             52 Weeks Ended
                                       ----------------------------------------------------------
                                       February 24, 2001    February 26, 2000   February 27, 1999
                                       -----------------    -----------------   -----------------
United States......................         $(74,768)            $   (77)           $(244,573)
Canadian...........................           35,095              27,080               15,289
                                            --------             -------            ---------
Total..............................         $(39,673)            $27,003            $(229,284)
                                            ========             =======            =========


   The (benefit from) provision for income taxes consists of the following:


                                                                          52 Weeks Ended
                                                    ----------------------------------------------------------
                                                    February 24, 2001    February 26, 2000   February 27, 1999
                                                    -----------------    -----------------   -----------------
Current:
Federal..........................................        $     --             $   872            $      --
Canadian.........................................             531                 710                  552
State and local..................................           3,000               3,003                3,000
                                                         --------             -------            ---------
                                                            3,531               4,585                3,552
                                                         --------             -------            ---------
Deferred:
Federal..........................................         (24,340)                121              (77,489)
Canadian.........................................          16,083              12,045                6,806
State and local..................................          (9,879)             (3,908)             (25,786)
Canadian valuation allowance.....................              --                  --              (69,203)
                                                         --------             -------            ---------
                                                          (18,136)              8,258             (165,672)
                                                         --------             -------            ---------
(Benefit from) provision for income taxes........        $(14,605)            $12,843            $(162,120)
                                                         ========             =======            =========

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 8--Income Taxes -- (Continued)

   The deferred income tax (benefit) provision results primarily from the annual change in temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws, net operating tax loss carryforwards and in fiscal 1998, the Canadian valuation allowance.

   The Company recorded an income tax benefit amounting to $14.6 million in fiscal 2000 as compared to an income tax provision of $12.8 million for fiscal 1999 and an income tax benefit of $162.1 million for fiscal 1998. The fiscal 1998 benefit of $162 million includes reversals of the Canadian operations deferred tax valuation allowance. During the first three quarters of fiscal 1998, the Company reversed approximately $9 million of the Canadian valuation allowance to the extent that the Canadian operations had taxable income. In the fourth quarter of fiscal 1998, the Company concluded that it was more likely than not that the net deferred tax assets related to the Canadian operations would be realized based upon Management's plan to close underperforming stores in Canada (see Note 2--Store and Facilities Exit Costs), the implementation of certain tax strategies and the continued performance improvements of the Canadian operations. Accordingly, the Company reversed the remaining portion of the Canadian deferred tax valuation allowance amounting to approximately $60 million. The deferred tax benefit recorded for U.S. operations of approximately $103 million mainly relates to book and tax differences of the store and facilities exit costs recorded in fiscal 1998.

   The Company has elected to permanently reinvest earnings of the Canadian subsidiary. Accordingly, the Company does not provide for taxes associated with Canada's undistributed earnings.

   As of February 24, 2001, the Company had net operating tax loss carryforwards of approximately $62 million from the Canadian operations and $170 million from the U.S. operations. The Canadian portion of the net operating loss carryforwards will expire between February 2002 and February 2003 and the U.S. portion will expire between February 2019 and February 2020. The Company has assessed its ability to utilize its net operating loss carryforwards and has concluded that no valuation allowance is required.

   A reconciliation of income taxes at the 35% federal statutory income tax rate for fiscal 2000, 1999 and 1998 to income taxes as reported is as follows:

                                                                                                  52 Weeks Ended
                                                                                    -------------------------------------------
                                                                                    February 24,   February 26,    February 27,
                                                                                        2001           2000            1999
                                                                                      --------        -------       ---------
    Income taxes computed at federal statutory income tax rate..................      $(13,886)       $ 9,451       $ (80,249)
    State and local income taxes, net of
      federal tax benefit.......................................................        (4,471)          (588)        (14,810)
    Tax rate differential relating to
      Canadian operations.......................................................         4,330          3,278           2,007
    Canadian valuation allowance................................................            --             --         (69,203)
    Goodwill and other permanent
      differences...............................................................          (578)           702             135
                                                                                      --------        -------       ---------
    Income taxes, as reported...................................................      $(14,605)       $12,843       $(162,120)
                                                                                      ========        =======       =========

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 8--Income Taxes -- (Continued)

   Income tax payments, net of refunds, for fiscal 2000, 1999 and 1998 were approximately $2 million, $6 million and $2 million, respectively.

   The components of net deferred tax assets (liabilities) are as follows:


                                                     February 24,   February 26,
                                                         2001           2000
                                                      ---------       ---------
Current assets:
  Insurance reserves.............................     $  27,073       $  31,073
  Other reserves and accrued benefits............        40,435          40,659
  Accrued postretirement and postemployment
   benefits......................................         1,111           1,406
  Lease obligations..............................         1,198           1,315
  Pension obligations............................         1,776           4,241
  Miscellaneous..................................         4,505           6,612
                                                      ---------       ---------
                                                         76,098          85,306
                                                      ---------       ---------
Current liabilities:
  Inventories....................................        (9,482)        (15,561)
  Health and welfare.............................        (9,631)         (9,841)
  Miscellaneous..................................        (2,751)         (5,693)
                                                      ---------       ---------
                                                        (21,864)        (31,095)
                                                      ---------       ---------
Deferred income taxes included in prepaid
  expenses and
  other current assets...........................     $  54,234       $  54,211
                                                      =========       =========
Non-current assets:
  Isosceles investment...........................     $  42,617       $  42,617
  Alternative minimum tax........................         7,500           7,500
  Fixed assets...................................            --             459
  Other reserves.................................        55,583          56,372
  Lease obligations..............................        13,193          14,530
  Net operating loss carryforwards...............       107,862          75,417
  Insurance reserves.............................         8,400           4,200
  Accrued postretirement and postemployment
   benefits......................................        28,259          31,035
  Pension obligations............................         9,503           4,140
  Step rents.....................................        19,526          15,098
  Miscellaneous..................................           768           7,364
                                                      ---------       ---------
                                                        293,211         258,732
                                                      ---------       ---------
Non-current liabilities:
  Fixed assets...................................      (254,907)       (244,050)
  Pension obligations............................       (23,205)        (20,807)
  Miscellaneous..................................        (2,463)         (2,352)
                                                      ---------       ---------
                                                       (280,575)       (267,209)
                                                      ---------       ---------
Net non-current deferred income tax asset
  (liability)....................................     $  12,636       $  (8,477)
                                                      =========       =========

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 8--Income Taxes -- (Continued)

   The net non-current deferred tax asset and liability is recorded in the Consolidated Balance Sheets as follows:

                                                             February 24,   February 26,
                                                                 2001           2000
                                                               --------       --------
        Other assets ....................................      $ 32,995       $ 49,992
        Non-current liability ...........................       (20,359)       (58,469)
                                                               --------       --------
          Net non-current deferred income tax asset
           (liability)...................................      $ 12,636       $ (8,477)
                                                               ========       ========


Note 9--Retirement Plans and Benefits

 Defined Benefit Plans

   The Company provides retirement benefits to certain non-union and union employees under various defined benefit plans. The Company's defined benefit pension plans are non-contributory and benefits under these plans are generally determined based upon years of service and, for salaried employees, compensation. The Company funds these plans in amounts consistent with the statutory funding requirements.

   During fiscal 1998, the Company adopted SFAS No. 132, "Employers' Disclosure about Pension and Postretirement Benefits" ("SFAS 132"). SFAS 132 standardizes the disclosure requirements for pension and other postretirement benefits.
This Statement addresses disclosure only. It does not address expense recognition or liability measurement. Accordingly, there was no effect on financial position or net income as a result of adopting SFAS 132.

   The components of net pension cost are as follows:

                                                                                                  52 Weeks Ended
                                                                                    -------------------------------------------
                                                                                    February 24,   February 26,    February 27,
                                                                                        2001           2000            1999
                                                                                      --------       --------        --------
      Service cost..............................................................      $  8,017       $ 16,153        $ 14,014
      Interest cost.............................................................        19,192         26,300          25,872
      Expected return on plan assets............................................       (25,429)       (34,890)        (32,040)
      Amortization of unrecognized net asset....................................        (1,255)        (1,194)         (1,184)
      Amortization of unrecognized net prior service cost.......................           910          1,240           1,237
      Amortization of unrecognized net actuarial (gain) loss....................        (1,432)           730             506
      Curtailments and settlements..............................................           668          1,205             863
                                                                                      --------       --------        --------
       Net pension cost.........................................................      $    671       $  9,544        $  9,268
                                                                                      ========       ========        ========

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 9--Retirement Plans and Benefits -- (Continued)

   The Company's defined benefit pension plans are accounted for on a calendar year basis. The majority of plan assets is invested in listed stocks and bonds. The following tables set forth the change in benefit obligations and change in plan assets for fiscal 2000 and 1999 for the Company's defined benefit plans:


                                                              2000        1999
                                                            ---------   --------
  Change in Benefit Obligation
   ----------------------------
  Benefit obligation--beginning of year.................    $ 393,614   $423,156
  Service cost..........................................        8,017     16,153
  Interest cost.........................................       19,192     26,300
  Actuarial loss (gain).................................       12,467    (60,065)
  Benefits paid.........................................      (23,399)   (26,195)
  Amendments............................................           29      1,721
  Curtailments and settlements..........................     (122,633)     1,182
  Effect of exchange rate...............................      (12,668)    11,362
                                                            ---------   --------
   Benefit obligation--end of year......................    $ 274,619   $393,614
                                                            =========   ========
  Change in Plan Assets
   ---------------------
  Plan assets at fair value--beginning of year..........    $ 464,438   $458,663
  Actual return on plan assets..........................       53,441      9,023
  Company contributions.................................        5,218      9,865
  Benefits paid.........................................      (23,399)   (26,195)
  Curtailments and settlements..........................     (136,981)        --
  Effect of exchange rate...............................      (15,937)    13,082
                                                            ---------   --------
   Plan assets at fair value--end of year...............    $ 346,780   $464,438
                                                            =========   ========


   Amounts recognized in the Company's Consolidated Balance Sheets consist of the following:


                                                               2000       1999
                                                             --------   --------
  Plan assets in excess of projected benefit obligation..    $ 72,161   $ 70,824
  Unrecognized net transition asset......................      (1,881)    (3,013)
  Unrecognized prior service cost........................       2,419      6,262
  Unrecognized net actuarial gain........................     (56,231)   (43,891)
  Interim contributions between calendar and fiscal year
   end...................................................         268         --
                                                             --------   --------
   Total recognized in the Consolidated Balance Sheets...    $ 16,736   $ 30,182
                                                             ========   ========

  Prepaid benefit cost...................................    $ 44,592   $ 56,529
  Accrued benefit liability..............................     (28,036)   (31,504)
  Intangible asset.......................................         116        236
  Accumulated other comprehensive loss...................          38      2,729
  Tax benefit............................................          26      2,192
                                                             --------   --------
   Total recognized in the Consolidated Balance Sheets...    $ 16,736   $ 30,182
                                                             ========   ========

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 9--Retirement Plans and Benefits -- (Continued)

   Plans with accumulated benefit obligation in excess of plan assets consist of the following:

                                                                        2000       1999
                                                                       -------   -------
          Accumulated benefit obligation...........................    $21,998   $92,973
          Projected benefit obligation.............................    $22,705   $97,114
          Plan assets at fair value................................    $   275   $69,480


   The prepaid pension asset is included in "Other assets" while the pension liability is included in "Accrued salaries, wages and benefits" and "Other non-current liabilities".

   At February 24, 2001 and February 26, 2000, the Company's additional minimum pension liability for its defined benefit plans was in excess of the unrecognized prior service costs and net transition obligation and accordingly, less than $0.1 million and $2.7 million, each net of income tax benefit, was reflected as a reduction to stockholders' equity, respectively.

   During the year ended February 25, 1995, the Company's Canadian subsidiary and the United Food & Commercial Workers International Union, Locals 175 and 633, entered into an agreement resulting in the amalgamation of three of the Company's Canadian defined benefit pension plans with the Canadian Commercial Workers Industry Pension Plan ("CCWIPP"), retroactive to July 1, 1994. The agreement was subject to the approval of the CCWIPP trustees and the appropriate regulatory bodies. During the first quarter of fiscal 2000, the Company received final approval of the agreement. Under the terms of this agreement and as reflected in the above tables, CCWIPP assumed the assets and defined benefit liabilities of the three pension plans. Further, the Company is required to make defined contributions to CCWIPP based upon hours worked by employees who are members of CCWIPP and to the extent assets transferred exceeded liabilities assumed, the Company received a funding holiday by CCWIPP for such defined contributions. As a result of this transfer, during the first quarter of fiscal 2000, the Company recorded a $0.4 million net expense and a $2.7 million adjustment to the minimum pension liability.

   Actuarial assumptions used to determine year-end plan status are as follows:

                                                                              2000                 1999
                                                                       -------------------    --------------
                                                                         U.S.       Canada    U.S.    Canada

      Weighted average discount rate...............................      7.50%      7.00%    7.75%    7.50%
      Weighted average rate of compensation increase...............      4.50%      4.00%    4.75%    4.00%
      Expected long-term rate of return on plan assets.............   7.50-8.50%    8.50%    8.75%    8.40%


   The impact of the changes in the actuarial assumptions has been reflected in the funded status of the pension plans and the Company believes that such changes will not have a material effect on net pension cost for fiscal 2001.

Defined Contribution Plans

   The Company maintains a defined contribution retirement plan to which the Company contributes an amount equal to 4% of eligible participants' salaries and a savings plan to which eligible participants may contribute a percentage of eligible salary. The Company contributes to the savings plan based on specified percentages of the participants' eligible contributions. Participants become fully vested in the Company's contributions after 5 years of service. The Company's contributions charged to operations for both plans were approximately $11.3 million, $10.8 million and $10.9 million in fiscal years 2000, 1999 and 1998, respectively.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 9--Retirement Plans and Benefits -- (Continued)

 Multi-employer Union Pension Plans

   The Company participates in various multi-employer union pension plans which are administered jointly by management and union representatives and which sponsor most full-time and certain part-time union employees who are not covered by the Company's other pension plans. The pension expense for these plans approximated $35.3 million, $31.5 million and $34.1 million in fiscal 2000, 1999 and 1998, respectively. The Company could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union/management plans. At this time, the Company has not established any liabilities for future withdrawals because such withdrawals from these plans are not probable.

 Postretirement Benefits

   The Company provides postretirement health care and life benefits to certain union and non-union employees. The Company recognizes the cost of providing postretirement benefits during employees' active service period.

   The components of net postretirement benefits cost are as follows:

                                                                              52 Weeks Ended
                                                                -------------------------------------------
                                                                February 24,   February 26,    February 27,
                                                                    2001           2000            1999
                                                                  -------         -------         ------
    Service cost.............................................     $   487         $   548         $1,666
    Interest cost............................................       2,060           1,977          3,464
    Prior service cost.......................................      (1,347)         (1,347)          (263)
    Amortization of (gain) loss..............................        (692)           (509)            27
                                                                  -------         -------         ------
     Net postretirement benefits cost........................     $   508         $   669         $4,894
                                                                  =======         =======         ======


   The unfunded status of the plans is as follows:

                                                                              52 Weeks Ended
                                                                -------------------------------------------
                                                                February 24,   February 26,    February 27,
                                                                    2001           2000            1999
                                                                  -------         -------        --------
    Unfunded accumulated benefit obligation at
     beginning of year.......................................     $28,190         $36,690        $ 48,980
    Service cost.............................................         487             548           1,666
    Interest cost............................................       2,060           1,977           3,464
    Benefits paid............................................      (1,937)         (1,782)         (2,790)
    Actuarial loss (gain)....................................       6,131          (9,533)          1,837
    Plan amendment...........................................          --              --         (16,162)
    Foreign exchange.........................................      (1,218)            290            (305)
                                                                  -------         -------        --------
    Accumulated benefit obligation at end of year............      33,713          28,190          36,690
    Unrecognized net gain from experience differences........       2,658           9,191             221
    Unrecognized prior service cost..........................      13,715          14,552          15,899
                                                                  -------         -------        --------
    Accrued postretirement benefit costs at end of year......     $50,086         $51,933        $ 52,810
                                                                  =======         =======        ========
    Assumed discount rate:
     U.S.....................................................       7.50%           7.75%           6.50%
     Canada..................................................       7.00%           7.50%           6.50%


   The assumed rate of future increase in health care benefit cost for fiscal 2000 was 8.75% and is expected to decline to 5.0% by the year 2020 and remain at that level thereafter. The effect of a 1% change in the

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 9--Retirement Plans and Benefits -- (Continued)

assumed health care cost trend rate for each future year on the net postretirement health care cost would either increase by $0.3 million or decrease by $0.2 million, while the accumulated postretirement benefit obligation would either increase by $3.0 million or decrease by $2.4 million.

 Postemployment Benefits

   The Company accrues costs for preretirement, postemployment benefits provided to former or inactive employees and recognizes an obligation for these benefits. The costs of these benefits have been included in operations for each of the three fiscal years in the period ended February 24, 2001. As of February 24, 2001 and February 26, 2000, the Company has a liability reflected in the Consolidated Balance Sheets of $23.6 million and $24.8 million, respectively, related to such benefits.

Note 10--Stock Options

   At February 24, 2001, the Company has four fixed stock-based compensation plans. The Company applies the principles of APB 25 for stock options and FASB Interpretation No. 28 for Stock Appreciation Rights ("SAR's"). SAR's allow the holder, in lieu of purchasing stock, to receive cash in an amount equal to the excess of the fair market value of common stock on the date of exercise over the option price. Most of the options and SAR's vest over a four year period on the anniversary date of issuance, while some options vest immediately.

   Effective July 13, 1999, the Board of Directors and stockholders approved the 1998 Long Term Incentive and Share Award Plan (the "1998 Plan") for its officers and key employees. The 1998 Plan provides for the granting of 5,000,000 shares as options, SAR's or stock awards.

   The Company's 1994 Stock Option Plan (the "1994 Plan") for officers and key employees provided for the granting of 1,500,000 shares as either options or SAR's. The 1984 Stock Option Plan for officers and key employees, which expired on February 1, 1994, provided for the granting of 1,500,000 shares and was amended as of July 10, 1990 to increase by 1,500,000 the number of options available for grant as either options or SAR's.

   The 1994 Stock Option Plan for Board of Directors provides for the granting of 100,000 stock options at the fair market value of the Company's common stock at the date of grant. Options granted under this plan totaled 8,000 in fiscal 2000, 3,600 in fiscal 1999 and 1,600 in fiscal 1998.

   Options and SAR's issued under all of the Company's plans are granted at the fair market value of the Company's common stock at the date of grant. In fiscal 2000, 1,490,550 options were granted under the 1998 Plan. There were no SAR's granted during fiscal 2000.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 10--Stock Options -- (Continued)

   The Company accounts for stock options using the intrinsic value-based method prescribed by APB 25. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates for awards under those plans consistent with the fair value methods prescribed by SFAS 123, the Company's net (loss) income and (loss) income per share would have been reduced to the pro forma amounts indicated below:

                                                                           52 Weeks Ended
                                                             -------------------------------------------
                                                             February 24,   February 26,    February 27,
                                                                 2001           2000            1999
                                                               --------        -------        --------
  Net (loss) income:
   As reported ...........................................     $(25,068)       $14,160        $(67,164)
   Pro forma .............................................     $(29,211)       $11,275        $(68,987)
  Net (loss) income per share--basic and diluted:
   As reported ...........................................     $  (0.65)       $  0.37        $  (1.75)
   Pro forma .............................................     $  (0.76)       $  0.29        $  (1.80)


   The pro forma effect on net (loss) income and (loss) income per share may not be representative of the pro forma effect in future years because it includes compensation cost on a straight-line basis over the vesting periods of the grants and does not take into consideration the pro forma compensation costs for grants made prior to fiscal 1995.

   The fair value of the fiscal 2000, 1999 and 1998 option grants was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                   52 Weeks Ended
                                                     -------------------------------------------
                                                     February 24,   February 26,    February 27,
                                                         2001
                                                       -------          2000            1999
                                                                       -------        -------
  Expected life...................................     7 years         7 years        7 years
  Volatility......................................       60%             30%            30%
  Dividend yield range............................     0%-4.60%      1.08%-1.42%    1.23%-1.63%
  Risk-free interest rate range...................   4.94%-6.69%     5.37%-6.78%    5.14%-5.63%


   For fiscal 2000, no expense was recorded with respect to SAR's due to the decline in the Company's stock price. For fiscal 1999, the Company recognized a $3.1 million credit to reverse previously accrued SAR compensation charges due to the decline in the Company's stock price. The Company recognized compensation expense of $0.6 million in fiscal 1998, with respect to SAR's. There was no compensation expense recognized for the other fixed plans since the exercise price of the stock options equaled the fair market value of the Company's common stock on the date of grant.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 10--Stock Options -- (Continued)

   A summary of option transactions is as follows:

    Officers, Key Employees and Directors
      -------------------------------------
                                                              Weighted
                                                               Average
                                                              Exercise
                                                   Shares       Price
                                                  ---------    ------
    Outstanding February 29, 1998 ............      949,950    $27.78
      Granted.................................      897,600     31.32
      Cancelled or expired....................      (10,000)    27.88
      Exercised...............................      (37,750)    27.88
                                                  ---------    ------
    Outstanding February 27, 1999 ............    1,799,800    $29.55
      Granted.................................      491,650     32.35
      Cancelled or expired....................     (211,000)    29.69
      Exercised...............................      (56,500)    26.64
                                                  ---------    ------
    Outstanding February 26, 2000 ............    2,023,950    $30.30
      Granted.................................    1,498,550     16.11
      Cancelled or expired....................     (277,836)    26.88
                                                  ---------    ------
    Outstanding February 24, 2001 ............    3,244,664    $24.04
                                                  =========    ======
    Exercisable at:
      February 26, 2000.......................      811,450    $28.61
      February 24, 2001.......................    1,046,205    $29.55


   Following are the weighted average fair values of options granted during the years ended:

    February 27, 1999 .............................   $11.72
    February 26, 2000 .............................   $12.64
    February 24, 2001 .............................   $ 8.80

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 10--Stock Options -- (Continued)

   A summary of stock options outstanding and exercisable at February 24, 2001 is as follows:


                                    Weighted
                       Options       Average      Weighted      Options     Weighted
      Range         Outstanding    Remaining      Average    Exercisable    Average
   of Exercise          at        Contractual    Exercise        at        Exercise
      Prices          2/24/01         Life         Price       2/24/01       Price
 ----------------    ---------     ---------      ------      ---------     ------
 $ 7.44 - $10.87         277,000     9.8 years      $ 7.99             --         --
 $15.78 - $18.88       1,163,600     9.1 years      $17.95             --         --
 $21.50 - $25.88          26,000     4.6 years      $23.40         26,000     $23.40
 $26.50 - $27.44          61,400     5.8 years      $27.08         48,900     $27.05
 $27.63 - $27.75         116,000     5.4 years      $27.73         91,000     $27.73
          $27.88         366,500     4.3 years      $27.88        366,500     $27.88
 $28.25 - $30.00          38,000     8.8 years      $28.91          9,666     $28.93
 $30.25 - $31.75         788,250     7.8 years      $31.41        399,375     $31.41
 $32.88 - $37.00         407,914     8.1 years      $32.69        104,764     $32.69
                      -----------                              -----------
                       3,244,664                                1,046,205
                      ===========                              ===========


   A summary of SAR transactions is as follows:

Officers and Key Employees


                                                                   Price Range
                                                      Shares        Per Share
                                                     ---------   ---------------
Outstanding February 29, 1998 ...................    1,657,988   $21.88 - $65.13
 Cancelled or expired ...........................     (388,625)   27.45 -  46.38
 Exercised ......................................      (89,644)   21.88 -  27.25
                                                     ---------   ---------------
Outstanding February 27, 1999 ...................    1,179,719   $21.88 - $65.13
 Cancelled or expired ...........................     (212,250)   23.38 -  65.13
 Exercised ......................................      (84,707)   21.88 -  27.25
                                                     ---------   ---------------
Outstanding February 26, 2000 ...................      882,762   $21.88 - $52.38
 Cancelled or expired ...........................     (375,000)   24.75 -  52.38
                                                     ---------   ---------------
Outstanding February 24, 2001 ...................      507,762   $21.88 - $45.38
                                                     =========   ===============
Exercisable at:
 February 26, 2000 ..............................      866,137   $21.88 - $52.38
 February 24, 2001 ..............................      506,512   $21.88 - $45.38


Note 11--Litigation

   On January 13, 2000, the Attorney General of the State of New York filed an action in New York Supreme Court, County of New York, alleging that the Company and its subsidiary Shopwell, Inc., together with the Company's outside delivery service Chelsea Trucking, Inc., violated New York law by failing to pay minimum and overtime wages to individuals who deliver groceries at a Food Emporium store in New York City. The complaint seeks a determination of violation of law, an unspecified amount of restitution, an injunction and costs. A purported class action lawsuit was filed on January 13, 2000 in the federal district court for the Southern District of New York against the Company, Shopwell, Inc. and others by Faty Ansoumana and others. The federal court action makes similar minimum wage and overtime pay allegations under both federal and state law and extends the allegations to various stores operated by the Company. In

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 11--Litigation -- (Continued)

December 2000, the plaintiffs in the federal court action accepted a $3 million offer of judgment made by the Company, such offer being conditional upon the federal court entering an order certifying a class consisting of the individuals who are the subject of a pending motion by the plaintiffs for class certification. Such amount has been accrued for and is included in "Other accruals" on the Company's Consolidated Balance Sheets. In the event the Court enters the class certification order, this judgment will also resolve all related claims of the New York Attorney General.

   The Company is subject to various other legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on the Company's consolidated results of operations, financial position or cash flows.

Note 12--Supply Chain and Business Process Initiative--Great Renewal--Phase II

   On March 13, 2000, the Company announced GR II, an initiative to develop a state-of-the-art supply and business management infrastructure. As of February 24, 2001, the Company has committed to, but has not yet incurred, approximately $23 million of software purchases and consulting services, which will be payable in fiscal 2001.

   During fiscal 2000, an agreement was entered into which provides financing for software purchases and hardware leases primarily relating to GR II. Presently, software purchases and hardware leases will be financed at an effective rate of 8.49% per annum. Software purchases and hardware leases will occur from time to time over the next four years. Equal monthly payments of $1.4 million are currently being made. Such payments are subject to change based upon the timing and amount of such funding. As of February 24, 2001, $26.8 million was funded for software purchases and hardware with a total fair market value of $10.7 million had been leased. The leasing of the hardware under this agreement is being accounted for as an operating lease in accordance with SFAS No. 13, "Accounting for Leases".

Note 13--Operating Segments

   During the fourth quarter of fiscal 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes standards for reporting information about operating segments in annual financial statements and selected information in interim financial statements. It also establishes standards for related disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is the Chief Executive Officer.

   The Company currently operates in three reportable segments: United States Retail, Canada Retail and Canada Wholesale. The retail segments are comprised of retail supermarkets in the United States and Canada, while the Wholesale segment is comprised of the Company's Canadian operation that serves as exclusive wholesaler to the Company's franchised stores and serves as wholesaler to certain third party retailers.

   The accounting policies for the segments are the same as those described in the summary of significant accounting policies. The Company measures segment performance based upon operating profit.

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 13--Operating Segments -- (Continued)

   Information on segments is as follows:


                                                                     52 Weeks Ended
                                                      -------------------------------------------
                                                      February 24,    February 26,   February 27,
                                                          2001            2000           1999
                                                       -----------    -----------     -----------
Sales
 U.S. Retail......................................     $ 8,247,224    $ 7,981,134     $ 8,276,493
 Canada Retail....................................       1,745,129      1,646,712       1,515,602
 Canada Wholesale.................................         630,513        523,488         387,263
                                                       -----------    -----------     -----------
   Total Company..................................     $10,622,866    $10,151,334     $10,179,358
                                                       ===========    ===========     ===========
Depreciation and amortization
 U.S. Retail......................................     $   223,550    $   204,975     $   209,656
 Canada Retail....................................          32,221         27,413          23,990
 Canada Wholesale.................................              --            324              17
                                                       -----------    -----------     -----------
   Total Company                                       $   255,771    $   232,712     $   233,663
                                                       ===========    ===========     ===========
Income (loss) from operations
 U.S. Retail......................................     $     6,866    $    69,703     $  (186,558)
 Canada Retail....................................          19,676         17,029          11,317
 Canada Wholesale.................................          23,651         18,098          10,850
                                                       -----------    -----------     -----------
   Total Company..................................     $    50,193    $   104,830     $  (164,391)
                                                       ===========    ===========     ===========

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 13--Operating Segments -- (Continued)



                                                                           52 Weeks Ended
                                                            -------------------------------------------
                                                            February 24,    February 26,   February 27,
                                                                2001            2000           1999
                                                             ----------      ----------     ----------
Interest expense
 U.S. Retail............................................     $  (81,684)     $  (70,097)    $  (58,389)
 Canada Retail..........................................        (11,436)        (11,504)       (11,485)
 Canada Wholesale.......................................         (2,968)         (2,444)        (1,623)
                                                             ----------      ----------     ----------
   Total Company........................................     $  (96,088)     $  (84,045)    $  (71,497)
                                                             ==========      ==========     ==========
Interest income
 U.S. Retail............................................     $       50      $      317     $      876
 Canada Retail..........................................          2,099           2,521          2,686
 Canada Wholesale.......................................          4,073           3,380          3,042
                                                             ----------      ----------     ----------
   Total Company........................................     $    6,222      $    6,218     $    6,604
                                                             ==========      ==========     ==========
(Loss) income before income taxes
 U.S. Retail............................................     $  (74,768)     $      (77)    $ (244,071)
 Canada Retail..........................................         10,339           8,046          2,518
 Canada Wholesale.......................................         24,756          19,034         12,269
                                                             ----------      ----------     ----------
   Total Company........................................     $  (39,673)     $   27,003     $ (229,284)
                                                             ==========      ==========     ==========
Capital expenditures
 U.S. Retail............................................     $  356,850      $  416,863     $  376,688
 Canada Retail..........................................         58,992          61,444         61,657
 Canada Wholesale.......................................             --           1,265             --
                                                             ----------      ----------     ----------
   Total Company........................................     $  415,842      $  479,572     $  438,345
                                                             ==========      ==========     ==========
Total assets
 U.S. Retail............................................     $2,679,217      $2,684,624     $2,601,113
 Canada Retail..........................................        548,801         567,573        504,926
 Canada Wholesale.......................................         81,785          83,328         54,775
                                                             ----------      ----------     ----------
   Total Company........................................     $3,309,803      $3,335,525     $3,160,814
                                                             ==========      ==========     ==========
Long-lived assets
 United States..........................................     $1,637,036      $1,652,094     $1,528,249
 Canada.................................................        287,211         265,818        204,687
                                                             ----------      ----------     ----------
   Total Company........................................     $1,924,247      $1,917,912     $1,732,936
                                                             ==========      ==========     ==========


Note 14--Sale-Leaseback Transaction

   On December 29, 2000 and February 16, 2001, the Company sold 12 properties and simultaneously leased them back from the purchaser. The properties subject to this sale had a carrying value of approximately $68 million. Net proceeds received by the Company related to this transaction amounted to approximately $113 million. Of the 12 properties sold, 11 were sold for a profit resulting in a gain after deducting expenses of approximately $46 million. This gain will be deferred and amortized over the life of the respective leases as a reduction of rental expense. One property in the aforementioned transaction was sold at a loss of approximately $3 million after expenses. Since the fair value of this property was less than its carrying value, the Company recognized this loss in full during fiscal 2000. During fiscal 2001, the Company has or expects to enter into similar transactions with six other owned properties. During fiscal 2000,

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

         (Dollars in thousands, except share amounts, and where noted)

Note 14--Sale-Leaseback Transaction -- (Continued)

the Company recognized a loss of approximately $4 million related to one of these additional sale-leaseback properties which has occurred since the carrying value of such property exceeded its fair value.

   The resulting leases of the 12 properties sold in fiscal 2000 have terms of 20 years, with options to renew for additional periods, and are being accounted for as operating leases in accordance with SFAS No. 13, "Accounting for Leases". Future minimum lease payments for these operating leases are as follows:

             Fiscal
              ------

             2001...........................    $ 12,840
             2002...........................      12,840
             2003...........................      12,840
             2004...........................      12,840
             2005...........................      12,840
             2006 and thereafter............     204,963
                                                --------
              Total.........................    $269,163
                                                ========


Note 15--Environmental Liability

   During the first quarter of fiscal 2000, the Company became aware of environmental issues at one of its non-retail real estate locations. The Company obtained an environmental remediation report to enable it to assess the potential environmental liability related to this property. Factors considered in determining the liability included, among others, whether the Company had been designated as a potentially responsible party, the number of potentially responsible parties designated at the site, the stage of the proceedings and the available environmental technology.

   During the first quarter of fiscal 2000, the Company assessed the likelihood that a loss had been incurred at this site as probable and based on findings included in remediation reports and discussion with legal counsel, estimated the potential loss to be approximately $3 million on an undiscounted basis. Accordingly, such amount was accrued at that time. At each balance sheet date the Company assesses its exposure with respect to this environmental remediation based on current available information. Subsequently, during fiscal 2000, with respect to such review, it was determined that additional costs amounting to approximately $1.3 million would be incurred to remedy these environmental issues, and accordingly, this additional amount was accrued. The total accrued liability of approximately $4.3 million is included in "Other non-current liabilities" in the Consolidated Balance Sheets.

                                  $550,000,000


                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                                  Common Stock
                                Preferred Stock
                               Depositary Shares
                                Debt Securities
                              Securities Warrants
                                      and
                     Preferred Trust Securities Guaranties

                                A&P FINANCE I
                                A&P FINANCE II
                                A&P FINANCE III
                           Preferred Trust Securities

   The Great Atlantic & Pacific Tea Company, Inc. may offer, from time to time,

   o shares of its common stock,

   o shares of its preferred stock,

   o shares of its preferred stock represented by depositary shares,

   o unsecured senior debt securities,

   o unsecured subordinated debt securities,

   o warrants to purchase shares of its common stock, and

   o warrants to purchase debt securities.

   A&P Finance I, A&P Finance II and A&P Finance III may offer, from time to time, preferred trust securities. A&P will own all of the common securities of each of the trusts. The trusts exist solely for the purpose of issuing preferred trust securities and investing the proceeds therefrom in junior subordinated debt securities of A&P. A&P expects to guarantee distributions and liquidation payments on the preferred trust securities. However, any preferred trust securities guaranty will only apply to the extent that the trust issuing the preferred trust securities has funds available to make payments with respect to the preferred trust securities.

   The securities

   o will have a maximum aggregate offering price of $550,000,000,

   o will be offered at prices and on terms to be set forth in an accompanying prospectus supplement,

   o may be denominated in U.S. dollars or in other currencies or currency units,

   o may be offered separately or together, or in separate series, and

   o may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

   The senior debt securities, if issued, will rank equally with all other unsecured and unsubordinated indebtedness of A&P. The subordinated debt securities, if issued, will be unsecured and subordinated to all present and future senior indebtedness specified in an accompanying prospectus supplement.

                                ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                ----------------

   The securities may be sold directly, through agents from time to time or through underwriters and/or dealers. If any agent of the issuers or any underwriter is involved in the sale of the securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

                                ----------------

 This prospectus may not be used unless accompanied by a prospectus supplement.
                                ----------------

                   The date of this prospectus is June 21, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information .....................................     3
Incorporation of Certain Documents by Reference .........................     3
The Company .............................................................     4
The Trusts ..............................................................     4
Use of Proceeds .........................................................     5
Ratio of Earnings to Fixed Charges ......................................     5
Description of Common Stock .............................................     5
Description of Preferred Stock ..........................................     6
Description of Depositary Shares ........................................    11
Description of Debt Securities ..........................................    14
Description of Securities Warrants ......................................    21
Description of Preferred Trust Securities ...............................    23
Description of Preferred Trust Securities Guaranties ....................    24
Description of Junior Subordinated Debt Securities ......................    26
Relationship among the Preferred Trust Securities, the Junior
  Subordinated Debt Securities
  and the Preferred Trust Securities Guaranties..........................    28
Maryland Anti-Takeover Provisions .......................................    29
Plan of Distribution ....................................................    30
Legal Matters ...........................................................    31
Experts .................................................................    31

                      WHERE YOU CAN FIND MORE INFORMATION

   A&P and the trusts filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities to be offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, parts of which are omitted in accordance with the rules and regulations of the Commission. For more information about A&P, the trusts and the securities, you should see the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the provisions of documents may be incomplete and you should refer to the copy of such document filed as an exhibit to the registration statement with the Commission.

   A&P files annual, quarterly and special reports, proxy statements and other information with the Commission. The registration statement, its exhibits and such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60601. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet Web Site at http://www.sec.gov that contains reports and other information. A&P's common stock is traded on the New York Stock Exchange under the symbol "GAP" and reports, proxy statements and other information concerning A&P can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The issuers have not filed separate financial statements of the trusts. All of the common securities of the trusts are owned by A&P and the trusts have no operating history or independent operations. In addition, following the issuance of preferred trust securities, the issuing trusts will not engage in any activity other than holding as trust assets junior subordinated debt securities of A&P. In connection with any issuance of preferred trust securities, A&P will, through one or more preferred trust securities guaranties or other agreements, irrevocably and unconditionally guarantee payments on the preferred trust securities. For these reasons, the issuers do not think that the financial statements of any of the trusts would be material to prospective purchasers of the preferred trust securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   A&P is incorporating by reference into this registration statement its Annual Report on Form 10-K for the fiscal year ended February 27, 1999.

   All documents filed by A&P pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act: (1) subsequent to the initial filing of this prospectus and prior to the date it is declared effective; and (2) subsequent to the date of this prospectus and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from their date of filing. Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any such subsequent document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   On request, the issuers will provide anyone who receives a copy of this prospectus with a copy of any or all of the documents incorporated in this prospectus by reference. Written or telephone requests for such copies should be directed to Robert G. Ulrich, Esq., Senior Vice President, General Counsel and Secretary, at A&P's principal office: The Great Atlantic & Pacific Tea Company, Inc., 2 Paragon Drive, Montvale, New Jersey 07645, telephone (201) 573-9700.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

   A&P has been engaged in the retail food business since 1859. Based on reported sales for fiscal 1998, A&P believes that as of the end of its 1998 fiscal year it was one of the ten largest retail food chains in the United States and that it had the largest market share in metropolitan New York and Detroit and the second largest in the Province of Ontario. As of the end of its 1998 fiscal year, A&P operated 839 stores averaging approximately 35,200 square feet per store. In addition, in fiscal 1995 A&P began franchising certain stores in Canada under its Food Basics format, which focuses its appeal toward the more price conscious consumer. As of the end of its 1998 fiscal year, A&P had franchised 55 Food Basics stores in Canada.

   A&P sells groceries, meats, fresh produce and other items commonly offered in supermarkets, operating under the following trade names:
         o Super Fresh                    o  Sav-A-Center
         o Farmer Jack                    o  Kohl's
         o Food Emporium                  o  Waldbaum's
         o Super Food Mart                o  Ultra Mart
         o Dominion                       o  Food Basics

In addition, many stores have bakery, delicatessen, pharmacy, floral, fresh fish and cheese departments, and on-site banking. National, regional and local brands are sold as well as private label merchandise under brands which include America's Choice, Master Choice, Health Pride, Savings Plus and The Farm. In support of its retail operations, A&P also operates one coffee roasting plant in the United States. Through its Compass Foods Division, A&P manufactures and distributes a line of whole bean coffees under the Eight O'Clock, Bokar and Royale labels, for sale through its own stores as well as other food and convenience retailers.

   Building upon a broad base of A&P supermarkets, A&P has expanded and diversified within the retail food business through the acquisition of other supermarket chains and the development of several alternative store types. A&P now operates its stores with merchandise, pricing and identities tailored to appeal to different segments of the market, including buyers seeking gourmet and ethnic foods, unusual produce, a wide variety of premium quality private label goods and health and beauty aids along with the array of traditional grocery products.

   A&P is engaged in a continuing program of modernizing its operations and retail stores. During fiscal 1998, A&P expended approximately $438 million for capital projects which included 46 new supermarkets, 3 new Food Basics franchised stores and 69 remodels or enlargements. A&P's plans for fiscal 1999 anticipate capital expenditures of approximately $500 million, which include the opening of 55 new supermarkets and the remodeling or expansion of 75 stores. In addition, A&P is developing plans to open approximately 65 new supermarkets in fiscal 2000 and approximately 70 to 80 new supermarkets per year thereafter for several years. Further, A&P expects to remodel or enlarge an average of 75 stores per year for the next several years.

   As of May 1, 1999, A&P was 54.92% owned by Tengelmann
Warenhandelsgesellschaft, a general retailer headquartered in Germany which is one of the largest food retailers in Europe. The principal executive offices of A&P are located at 2 Paragon Drive, Montvale, New Jersey 07645, telephone
(201) 573-9700.

                                   THE TRUSTS

   Each trust is a statutory business trust created under Delaware law for the exclusive purpose of issuing and selling its preferred trust securities and using the proceeds to acquire corresponding junior subordinated debt securities issued by A&P. Each trust will be governed by an amended and restated trust agreement substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. All of the common securities of each trust will be owned by A&P.

   Each trust's business and affairs will be conducted by its trustees, which shall be appointed by A&P as the holder of the trust's common securities. The trustees will include two officers of A&P as administrative trustees, Bankers Trust Company as property trustee, and Bankers Trust (Delaware) as Delaware trustee. The property trustee of each trust will act as the indenture trustee with respect to such trust for purposes of compliance with the provisions of the Trust Indenture Act.

   A&P will pay all fees and expenses related to each trust and the offering of preferred trust securities and will pay, directly or indirectly all ongoing costs, expenses and liabilities of each trust.

   The principal place of business of each trust shall be c/o The Great Atlantic & Pacific Tea Company, Inc., 2 Paragon Drive, Montvale, New Jersey 07645, telephone (201) 573-9700.

   You should see the prospectus supplement relating to the preferred trust securities of a trust for further information concerning such trust.

                                USE OF PROCEEDS

   Except as otherwise described in the accompanying prospectus supplement, the net proceeds to A&P from the sale or sales of the securities will be used for general corporate purposes, which may include, without limitation, the reduction of outstanding indebtedness, working capital increases, capital expenditures and acquisitions. The net proceeds of the sale of preferred trust securities of each trust will be invested in a related series of A&P's junior subordinated debt securities.

                       RATIO OF EARNINGS TO FIXED CHARGES


February 27, 1999    February 28, 1998   February 22, 1997    February 24, 1996   February 25, 1995
    (52 weeks)          (53 weeks)           (52 weeks)          (52 weeks)           (52 weeks)
-----------------    -----------------   -----------------    -----------------   ------------------
        *                  1.58x               1.77x                1.64x                 *

---------------
* Earnings for the year ended February 27, 1999 and February 25, 1995 were inadequate to cover fixed charges by $229.3 million and $129.4 million, respectively.

   In the calculation of A&P's ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and cumulative effect on prior years of changes in accounting principles, plus fixed charges. Fixed charges consist of interest expense, plus the portion of rental expense under leases which has been deemed by A&P to be representative of the interest factor.

                          DESCRIPTION OF COMMON STOCK

   A&P's Articles of Restatement of the Certificate of Incorporation authorize the issuance of 80 million shares of its common stock with a par value of $1.00 per share. As of May 18, 1999, there were 38,290,716 shares of common stock outstanding held by approximately 7,500 holders of record, excluding holders whose shares of record are held by brokers.

General

   The holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Except in cases in which it is by statute, by the Articles or by the bylaws of A&P otherwise provided, a majority of the shares present in person or by proxy is sufficient to elect and pass any measure. Amendments to the Articles, mergers, consolidations, share exchanges and the dissolution of A&P generally require the approval of two-thirds of the outstanding shares of common stock.

   There are no redemption or sinking fund provisions applicable to the common stock. The holders of the common stock are not subject to further calls or assessments by A&P. In the event of liquidation, holders of common stock are entitled to share in the distribution of assets remaining after payment of debts, liquidation preference of any outstanding preferred stock, and expenses. The holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. The outstanding shares of common stock and the shares of common stock to be distributed in connection with any offerings pursuant to this prospectus will be fully paid and nonassessable when issued.

Preemptive Rights

   The holders of common stock have preemptive rights to subscribe for and to purchase additional shares of stock of any class or classes of A&P, provided, however, that no preemptive right shall in any event accrue to any stockholder with respect to

   (1) shares issued for not less than their fair value in exchange for services or property other than money,

   (2) shares remaining unsubscribed after having been offered to stockholders,

   (3) treasury shares sold for not less than their fair value,

   (4) shares issued or issuable pursuant to articles of merger,

   (5) preferred shares without then present voting power with respect to the election of directors issued for not less than their fair value, and

   (6) shares issued and sold to A&P's officers or other employees or to the officers or other employees of any subsidiary of A&P upon such terms and conditions as are approved by the affirmative vote of a majority of all of the shares entitled to vote with respect thereto at a meeting duly called and held for such purpose.

The determination of "fair value" fixed and recorded in a resolution of the board of directors authorizing the issuance of any such additional shares of stock, including the price or consideration for which such shares of stock are to be issued, shall be conclusive in the absence of fraud or gross disparity in such determination.

Transfer Agent

   American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005, is the transfer agent and registrar for the common stock.

                         DESCRIPTION OF PREFERRED STOCK

   A&P's Articles authorize the issuance of 3 million shares of its preferred stock without par value. No shares of preferred stock are currently outstanding.

General

   The preferred stock may be issued from time to time, in one or more series, as authorized by the board of directors. Prior to issuance of shares of each series, the board of directors is required by the Maryland General Corporation Law and the Articles to fix for each series, the designations, preferences, rights, voting powers, restrictions, and qualifications of, the dividends on, the times and prices of redemptions of, and the conversion rights of the shares of such series as may be permitted by Maryland law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments to holders of common stock or other stock of A&P ranking junior to the preferred stock. Shares of preferred stock to be distributed in connection with any offerings pursuant to this prospectus will be fully paid and nonassessable when issued and the holders of shares of any such preferred stock will not have any preemptive right to subscribe or purchase any new or additional issue of shares of stock of A&P. The board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

Future Series of Preferred Stock

   The following description of the preferred stock sets forth material terms and provisions of the preferred stock which may be specified in a prospectus supplement. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles and bylaws and any applicable designating amendment to the Articles establishing the terms of a series of preferred stock.

   You should read the prospectus supplement relating to the preferred stock offered thereby for specific terms, including:

    1.  The title and stated capital value of such preferred stock;

    2. The number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

    3. The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

    4. The date from which dividends on such preferred stock shall accumulate, if applicable;

    5. The procedures for any auction and remarketing, if any, for such preferred stock;

    6.  The provision for a sinking fund, if any, for such preferred stock;

    7.  The provision for redemption, if applicable, of such preferred stock;

    8.  Any listing of such preferred stock on any securities exchange;

    9. The terms and conditions, if applicable, upon which such preferred stock will be convertible into common stock, including the conversion price or manner of its calculation;

   10. Any other specific terms, preferences, rights, limitations or restrictions of such preferred stock;

   11. A discussion of federal income tax considerations applicable to such preferred stock;

   12. The voting rights of such preferred stock and the relative ranking and preference of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of A&P; and

   13. Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of A&P.

Rank

   Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of A&P, rank

   (1) senior to all classes or series of common stock, and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of A&P;

   (2) on a parity with all equity securities issued by A&P the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of A&P; and

   (3) junior to all equity securities issued by A&P the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of A&P.

The term "equity securities" does not include convertible debt securities.

Dividends

   Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the board of directors, out of assets of A&P legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of A&P on such record dates as shall be fixed by the board of directors.

   Dividends on any series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and A&P will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

   If preferred stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any stock of A&P of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless

   (1) if a series of preferred stock has a cumulative dividend, full cumulative dividends have been declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, or

   (2) if a series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment for the then current dividend period.

When dividends upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends are not paid in full, or a sum sufficient for such full payment is not set apart, all dividends declared upon preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends shall be declared pro rata. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless

   (1) if a series of preferred stock has a cumulative dividend, full cumulative dividends have been declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and

   (2) if a series of preferred stock does not have a cumulative dividend, full dividends have been declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends, other distributions or payments for redemption or purchase, other than in shares of common stock or other shares of stock ranking junior to the preferred stock of such series as to dividends and upon liquidation, shall be declared or paid or set aside for payment with respect to A&P's common stock or any other stock of A&P ranking junior to or on parity with such series of preferred stock.

   Any dividend payment made on shares of a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

   If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of A&P, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

   The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that shall be redeemed by A&P in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. If such preferred stock does not have a cumulative dividend, accrued and unpaid dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of stock of A&P, the terms of such preferred stock may provide that, if no such shares of stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of stock of A&P pursuant to conversion provisions specified in the applicable prospectus supplement.

   Notwithstanding the foregoing, unless

   (1) if a series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of such series of preferred stock shall have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and

   (2) if a series of preferred stock does not have a cumulative dividend, full dividends on all shares of preferred stock of such series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of preferred stock shall be redeemed unless all outstanding shares of preferred stock of a series are simultaneously redeemed. The foregoing, however, shall not prevent the purchase or acquisition of preferred stock of a series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series. In addition, unless

   (1) if such series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of such series of preferred stock have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and

   (2) if such series of preferred stock does not have a cumulative dividend, full dividends on all shares preferred stock of such series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period,

A&P shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series, except by conversion into or exchange for shares of stock of A&P ranking junior to the preferred stock of such series as to dividends and upon liquidation. The foregoing, however, shall not prevent the purchase or acquisition of shares of preferred stock of a series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.

   If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by A&P and such shares may be redeemed pro rata or by any other equitable manner determined by A&P.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on the stock transfer books of A&P. Each notice shall state:

   (1)  the redemption date;

   (2)  the number of shares and series of the preferred stock to be redeemed;

   (3)  the redemption price;

   (4) the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

   (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

   (6) the date upon which the holder's conversion rights, if any, as to such shares shall terminate.

If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of preferred stock to be redeemed from each such holder. If notice of redemption of any preferred stock has been given and if the funds necessary for such redemption have been set aside by A&P in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of A&P, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock of A&P ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of A&P, the holders of each series of preferred stock shall be entitled to receive out of assets of A&P legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of the remaining assets of A&P. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of A&P are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of stock of A&P ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of preferred stock, the remaining assets of A&P shall be distributed among the holders of any other classes or series of stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of A&P with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of A&P, shall not be deemed to constitute a liquidation, dissolution or winding up of A&P.

Voting Rights

   Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

   Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock of a series remain outstanding, A&P will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of preferred stock outstanding at the time,

   (1) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized stock of A&P into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or

   (2) amend, alter or repeal the provisions of the Articles or the designating amendment for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof.

So long as the preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that A&P may not be the surviving entity, the occurrence of any merger, consolidation or other similar event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of preferred stock. Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of such series or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, also will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

   The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price or manner of its calculation, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or A&P, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

Transfer Agent

   The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

   A&P may, at its option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series, including dividend, voting, redemption and liquidation rights. The applicable fraction will be specified in the prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among A&P, the depositary and the holders of depositary receipt certificates evidencing depositary shares. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take actions described in an accompanying prospectus supplement such as filing proof of residence and paying certain charges.

   The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, the Articles and the form of designating amendment for the applicable series of preferred stock.

Dividends

   The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by A&P for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

   In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines, after consultation with A&P, that it is not feasible to make such distribution, in which case the depositary may, with the approval of A&P, adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

   In the event of the liquidation, dissolution or winding up of the affairs of A&P, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the prospectus supplement.

Redemption

   If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever A&P redeems any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from A&P and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

   Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and A&P will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

   Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between A&P and the depositary. However, any amendment which materially and adversely alters the rights of the holders, other than any change in fees, will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by A&P or the depositary only if all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the preferred stock in connection with any dissolution of A&P and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

   A&P will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. A&P will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other charges as are provided in the deposit agreement to be for their accounts. The depositary may refuse to transfer depositary shares, may withhold dividends and distributions and may sell the depositary shares evidenced by such depositary receipt if such charges are not paid.

Miscellaneous

   The depositary will forward to the holders of depositary receipts all reports and communications from A&P which are delivered to the depositary and which A&P is required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from A&P which are received by the depositary as the holder of preferred stock.

   Neither the depositary nor A&P assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor A&P will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of A&P and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. A&P and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

   The depositary may resign at any time by delivering to A&P notice of its election to do so, and A&P may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $100,000,000.

Federal Income Tax Consequences

   Owners of depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. In addition,

   (1) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares,

   (2) the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor, and

   (3) the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

                         DESCRIPTION OF DEBT SECURITIES

   The senior debt securities may be issued from time to time in one or more series under an indenture, dated as of January 1, 1991, between A&P and The Chase Manhattan Bank (formerly Chemical Bank as successor by merger to Manufacturers Hanover Trust Company), as trustee, which is filed as an exhibit to the registration statement of which this prospectus is a part. The subordinated debt securities may be issued from time to time in one or more series under an indenture between A&P and a trustee to be identified in the related prospectus supplement, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of provisions of the indentures and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indentures, including defined terms. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the offered debt securities will be described in the applicable prospectus supplement.

General

   Neither indenture limits the amount of debt securities which may be issued thereunder and each indenture provides that debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time. The debt securities may be issued from time to time in one or more series. The senior debt securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of A&P. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness with respect to such series. The senior indebtedness will be described in an accompanying prospectus supplement.

   You should read the prospectus supplement relating to the particular series of debt securities for the following terms of the offered debt securities:

     1. the designation, aggregate principal amount and authorized denominations;

     2. the issue price, expressed as a percentage of the aggregate principal amount;

     3.   the maturity date;

     4.   the interest rate per annum, if any;

     5. if the offered debt securities provide for interest payments, the date from which such interest will accrue, the dates on which such interest will be payable, the date on which payment of such interest will commence and the regular record dates for such interest payment dates;

     6.   any optional or mandatory sinking fund provisions;

     7. the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed, and any other terms and provisions of such optional or mandatory redemptions;

     8. if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

     9. if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

     10.  any events of default not set forth in the applicable indenture;

     11. the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

     12. if principal, premium or interest is payable, at the election of A&P or any holder thereof, in a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

     13. if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of such debt securities under the applicable indenture;

     14. if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which such amounts will be determined; and

     15. any additional restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture.

   Unless otherwise indicated in the prospectus supplement relating thereto, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

   Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but A&P may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Restricted and Unrestricted Subsidiaries

   The senior debt securities indenture classified A&P's subsidiaries restricted subsidiaries and unrestricted subsidiaries. The subordinated debt securities indenture does not classify A&P's subsidiaries or unrestricted subsidiaries. Accordingly, the following provisions do not apply to subordinated debt securities.

   The various restrictive provisions of the senior debt securities indenture apply to A&P and its restricted subsidiaries and do not apply to unrestricted subsidiaries. The assets and indebtedness of unrestricted subsidiaries are not consolidated with those of A&P and its restricted subsidiaries in making financial calculations under the senior debt securities indenture. Investments by A&P or by its restricted subsidiaries in unrestricted subsidiaries are excluded from A&P's assets for purposes of the senior debt securities indenture. Unrestricted subsidiaries are those subsidiaries which are designated as unrestricted subsidiaries by the board of directors from time to time pursuant to the senior debt securities indenture. Unrestricted subsidiaries may also be designated as restricted subsidiaries by the board of directors pursuant to the senior debt securities indenture. Restricted subsidiaries are all subsidiaries other than unrestricted subsidiaries. At the date of execution of the senior debt securities indenture and at the date of this prospectus, all subsidiaries of A&P were restricted subsidiaries. However, subject to compliance with the terms of the senior debt securities indenture, A&P has the right to change the designation of one or more of such subsidiaries to unrestricted subsidiaries. A wholly-owned restricted subsidiary is a restricted subsidiary, of which at least 99% of the capital stock, except directors' qualifying shares, is owned by A&P and its other wholly-owned restricted subsidiaries.

   A restricted subsidiary may not be designated an unrestricted subsidiary unless A&P and its restricted subsidiaries would thereafter be permitted to incur at least $1.00 of secured debt under the senior debt securities indenture.

   An unrestricted subsidiary may not be designated a restricted subsidiary if it has any secured debt or attributable debt unless immediately thereafter A&P and its restricted subsidiaries would be permitted to incur such secured debt under the terms of the senior debt securities indenture.

Restrictions Upon Secured Debt

   The senior debt securities indenture restricts the incurrence of secured debt by A&P. The subordinated debt securities indenture does not restrict the incurrence of secured debt of any kind by A&P. Accordingly, the following provisions do not apply to subordinated debt securities.

   The restrictions which the senior debt securities indenture places upon A&P's and its restricted subsidiaries' incurrence of secured debt apply only to debt secured by principal properties of A&P and its restricted subsidiaries. For purposes of the senior debt securities indenture, a principal property of A&P and its restricted subsidiaries refers to all improved real property and related improvements owned by A&P or a restricted subsidiary having a book value equal to at least 1% of their consolidated net tangible assets of A&P and its restricted subsidiaries. At the present time, there are only a few principal properties of A&P and its restricted subsidiaries.

   A&P's and its restricted subsidiaries' consolidated net tangible assets are

   (a) the total amount of assets, less applicable reserves and other properly deductible items, which under generally accepted accounting principles would be included on a consolidated balance sheet of A&P and its restricted subsidiaries after deducting, without duplication, the sum of

        (1) all liabilities and liability items which under generally accepted accounting principals would be included on such balance sheet, except funded debt, liabilities in respect of capital leases, other than the current portion thereof, capital stock and surplus, surplus reserves and provisions for deferred income taxes, and

        (2) all good will, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet, less

   (b) the amount which would be so included on such consolidated balance sheet for investments

        (1)  in unrestricted subsidiaries, or

        (2) in corporations while they were unrestricted subsidiaries but which at the time of computation are not subsidiaries of A&P.

Consolidated net tangible assets is a financial calculation which excludes unrestricted subsidiaries.

   Neither A&P nor a restricted subsidiary is permitted to incur debt secured by any of their principal properties without equally and ratably securing the senior debt securities. This restriction does not apply to customary permitted encumbrances described in the senior debt securities indenture, including purchase money mortgages, encumbrances existing on property at the time it is acquired by A&P or a restricted subsidiary or created within 18 months of the date of its acquisition, conditional sales and similar agreements. The senior debt securities indenture also permits other indebtedness secured by encumbrances not otherwise specifically permitted which, together with attributable debt respecting existing sale and leaseback transactions entered into after the date of the senior debt securities indenture, would not at the time exceed 10% of the consolidated net tangible assets of A&P and its restricted subsidiaries. Sale and leaseback transactions entered into in respect of property acquired by A&P or a restricted subsidiary during the 18 months prior to the date of such sale and leaseback transaction are excluded from the calculation described in the preceding sentence.

Restrictions Upon Sales with Leases Back

   The senior debt securities indenture restricts sale and leaseback transactions by A&P. The subordinated debt securities indenture does not restrict sale and leaseback transactions of any kind by A&P. Accordingly, the following provisions do not apply to subordinated debt securities.

   Under the senior debt securities indenture A&P is not permitted, and may not permit a restricted subsidiary, to sell any of their principal properties with the intention that A&P or any restricted subsidiaries take back a lease of any such principal property, except

   1. sale and leaseback transactions among A&P and/or one or more wholly-owned restricted subsidiaries,

   2. where the lease is for a period, including renewals, of not more than 36 months after which it is intended that the use of such principal property by the lessee will be discontinued,

   3. where A&P would be able to incur additional secured debt not otherwise specifically permitted by the senior debt securities indenture in an amount equal to the attributable debt respecting such sale and leaseback transaction,

   4. where the sale and leaseback transaction is entered into in respect of property acquired by A&P or a restricted subsidiary within 18 months of such acquisition, or

   5. where A&P within 180 days of entering into the sale and leaseback transaction applies an amount equal to the lesser of

       (a) the net proceeds of the sale of the property leased pursuant to such transaction or

       (b) the fair market value of the property so leased

   to

       1. the retirement of secured debt of A&P or any restricted subsidiaries, or senior debt securities, or

       2. the acquisition of one or more principal properties other than the principal property involved in such sale.

A bona fide commitment to acquire a principal property entered into within 180 days of a sale and leaseback transaction shall be deemed to satisfy the requirement to acquire a principal property.

Restrictions Upon Merger and Sale of Assets

   The senior debt securities indenture provides that no merger of A&P with or sale of A&P's property substantially as an entirety to any other corporation shall be made if, as a result, properties or assets of A&P would become subject to a mortgage or lien which would not be permitted by the senior debt securities indenture, unless the senior debt securities shall be equally and ratably secured with such obligations. Each indenture provides that any successor entity must be a corporation organized in the United States, shall expressly assume the due and punctual payment of the principal, premium and interest on the debt securities and, immediately after giving effect to a merger or consolidation, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

Modification of the Indentures

   Each indenture and the rights of the respective holders may be modified by A&P only with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective Indenture affected by the modification, taken together as one class, but no modification altering the terms of payment of principal or interest, changing the place or medium of payment of principal or interest, impairing the rights of holders to institute suit for payment or reducing the percentage required for modification will be effective against any holder without his consent.

Events of Default

   Each indenture defines an event of default with respect to the debt securities of any series as being any one of the following events:

        (a)  default for 30 days in any payment of interest when due,

        (b)  default in any payment of principal when due,

        (c)  default in the deposit of any sinking fund payment when due,

        (d) default for 60 days after appropriate notice in the performance of any other covenant in the debt securities or the applicable indenture, or

        (e)  events of bankruptcy, insolvency or reorganization.

In case an event of default shall occur and be continuing with respect to the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal of the debt securities of such series and the accrued interest thereon to be due and payable. Any event of default with respect to the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

   Each indenture requires A&P to file annually with the applicable trustee a written statement signed by two officers of A&P as to the absence of material defaults under the terms of such indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

   Subject to the provisions of each indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, each indenture provides that the trustee shall be under no obligation to exercise any of its rights or powers under such indenture at the request, order or direction of holders unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Defeasance and Discharge

   The terms of each indenture provide A&P with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. Such option may only be exercised if A&P has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. Such discharge would not apply to A&P's obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

   The terms of the senior debt securities provide A&P with the option to omit to comply with the covenants described under the headings "Restricted and Unrestricted Subsidiaries," "Restrictions upon Secured Debt" and "Restrictions upon Sales with Leases Back" above. A&P, in order to exercise such option, will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal, premium, if any, and interest on any mandatory sinking fund payments in

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
respect of the senior debt securities on the stated maturity of such payments in accordance with the terms of the senior debt securities indenture and such senior debt securities. A&P will also be required to deliver to the trustee an opinion of counsel to the effect that A&P has received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

   The prospectus supplement may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge or such an omission to comply with any covenants.

Senior Trustee's Relationship with A&P

   The senior debt securities indenture trustee acts as a depositary of funds of, extends lines of credit to, and performs other services for A&P in the normal course of its business.

Global Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor depository for such series or a nominee of such successor depository and except in the circumstances described in the applicable prospectus supplement.

   A&P expects that the following provisions will apply to depository arrangements with respect to any portion of a series of debt securities to be represented by a global security. Any additional specific terms of the depository arrangement will be described in the applicable prospectus supplement.

   Upon the issuance of any global security, and the deposit of such global security with or on behalf of the depository for such global security, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such debt securities or by A&P, if such debt securities are offered and sold directly by A&P. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in such global security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the depository for such global security or by its nominee. Ownership of beneficial interests in such global security by persons that hold through participating institutions will be shown on, and the transfer of such beneficial interests within such participating institutions will be effected only through, records maintained by such participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such global securities.

   So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Unless otherwise specified in the applicable prospectus supplement and except as specified below, owners of beneficial interests in such global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which such person owns its interest, to exercise any rights of a holder under the indenture.

   The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. A&P understands that, under existing industry practices, if A&P requests any action of holders or any owner of a beneficial interest in such global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give such notice or take such action, and participating institutions would authorize beneficial owners owning through such participating institutions to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   Unless otherwise specified in the applicable prospectus supplement, payments with respect to principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by A&P to such depository or its nominee, as the case may be, as the registered owner of such global security.

   A&P expects that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depository. A&P also expects that payments by participating institutions to owners of beneficial interests in such global security held through such participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of such participating institutions. None of A&P, the trustees or any agent of A&P or the trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   Unless otherwise specified in the applicable prospectus supplement, a global security of any series will be exchangeable for certificated debt securities of the same series only if

   (1) the depository for such global securities notifies A&P that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by A&P within 90 days after A&P receives such notice or becomes aware of such ineligibility,

   (2) A&P in its sole discretion determines that such global securities shall be exchangeable for certificated debt securities, or

   (3) there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of such series.

Upon any such exchange, owners of beneficial interests in such global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to such beneficial interests, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by such depository's relevant participating institutions to the applicable trustee.

   The following is based on information furnished to A&P:

   In the event that the Depository Trust Company acts as depository for the global securities of any series, such global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

   DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that

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
its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

   To facilitate subsequent transfers, the debt securities are registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities, DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

   Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

   If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in such issue to be redeemed.

   To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by A&P, through its participating institution, to the applicable trustee, and shall effect delivery of such interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing such interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing such debt securities are transferred by direct participating institutions on DTC's records.

   DTC may discontinue providing its services as securities depository with respect to the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

   A&P may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that A&P believes to be reliable, but A&P takes no responsibility for the accuracy thereof.

                       DESCRIPTION OF SECURITIES WARRANTS

   A&P may issue securities warrants for the purchase of debt securities or common stock. Securities warrants may be issued independently or together with debt securities or common stock offered by any prospectus supplement and may be attached to or separate from such debt securities or common stock. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between

A&P and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. The warrant agent will act solely as an agent of A&P in connection with the securities warrant certificates relating to the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrant certificates or beneficial owners of securities warrants. The following summaries of provisions of the warrant agreements and securities warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the securities warrant certificates relating to each series of securities warrants which will be filed with the Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of securities warrants.

General

   If securities warrants are offered, the applicable prospectus supplement will describe the terms of such securities warrants, including, in the case of securities warrants for the purchase of debt securities, the following where applicable:

        1.   the offering price;

        2. the denominations and terms of the series of debt securities purchasable upon exercise of such securities warrants and whether such debt securities are senior debt securities or subordinated debt securities;

        3. the designation and terms of any series of debt securities with which such securities warrants are being offered and the number of such securities warrants being offered with each such debt security;

        4. the date, if any, on and after which such securities warrants and any related series of debt securities will be transferable separately;

        5. the principal amount of the series of debt securities purchasable upon exercise of each such securities warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

        6. the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

        7. whether the securities warrants will be issued in registered or bearer form;

        8.   any special United States Federal income tax consequences;

        9. the terms, if any, on which A&P may accelerate the date by which the securities warrants must be exercised; and

        10.  any other terms of such securities warrants.

   In the case of securities warrants for the purchase of common stock, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable:

        1.   the offering price;

        2. the aggregate number of shares purchasable upon exercise and the exercise price;

        3. the designation and terms of the series of debt securities with which such securities warrants are being offered, if any, and the number of such securities warrants being offered with each such debt security;

        4. the date, if any, on and after which such securities warrants and any related series of debt securities or common stock will be transferable separately;

        5. the date on which the right to exercise such securities warrants shall commence and the expiration date;

        6.   any special United States Federal income tax consequences;

        7. the terms, if any, on which A&P may accelerate the date by which the securities warrants must be exercised; and

        8.   any other terms of such securities warrants.

   Securities warrant certificates may be exchanged for new securities warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the applicable warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any securities warrant to purchase debt securities, holders of such securities warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal, premium or interest on such debt securities or to enforce covenants in the applicable indenture. Prior to the exercise of any securities warrants to purchase common stock, holders of such securities warrants will not have any rights of holders of such common stock, including the right to receive payments of dividends on such common stock, or to exercise any applicable right to vote.

Exercise of Securities Warrants

   Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or number of shares of common stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered securities warrants. After the close of business on the expiration date, unexercised securities warrants will become void.

   Securities warrants may be exercised by delivering to the applicable warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities or common stock, as the case may be, purchasable upon such exercise together with information set forth on the reverse side of the securities warrant certificate. Securities warrants will be deemed to have been exercised upon receipt of payment of the exercise price in cash or by certified or official bank check, subject to the receipt within five business days of the securities warrant certificate evidencing such securities warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the applicable warrant agent or any other office indicated in the applicable prospectus supplement, A&P will, as soon as practicable, issue and deliver the debt securities or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the securities warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of securities warrants.

Amendments and Supplements to Warrant Agreements

   The warrant agreements may be amended or supplemented without the consent of the holders of the securities warrants issued thereunder to effect changes that are not inconsistent with the provisions of the securities warrants and that do not adversely affect the interests of the holders of the applicable securities warrants.

Warrant Adjustments

   The applicable prospectus supplement will specify the manner, if any, in which the exercise price of, and the number or amount of securities covered by, a common stock warrant are subject to adjustment.

                   DESCRIPTION OF PREFERRED TRUST SECURITIES

   Each trust may issue only one series of preferred trust securities having terms described in the prospectus supplement relating thereto. The trust agreement of each trust will authorize the administrative trustees, on behalf of the trust, to issue the preferred trust securities and common trust securities of such trust each representing undivided beneficial interests in the assets of such trust. You should read the prospectus supplement relating to the particular preferred trust securities of a trust for specific terms, including

   1.  the distinctive designation of such preferred trust securities;

   2.  the number of preferred trust securities;

   3. the annual distribution rate or method of its calculation, the date or dates on which such distributions shall be payable and the record date with respect to any such distributions;

   4. whether distributions on such preferred trust securities shall be cumulative and, in the case of preferred trust securities having cumulative distribution rights, the date from which distributions on such preferred trust securities shall be cumulative;

   5. the amount or amounts that shall be paid out of the assets of such trust to the holders of the preferred trust securities of such trust upon voluntary or involuntary dissolution of such trust;

   6. the obligation, if any, of such trust to purchase or redeem such preferred trust securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which such preferred trust securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

   7. the voting rights of such preferred trust securities including the approval, if any, required to amend such trust;

   8. the trust's rights to defer distributions on the preferred trust securities in conjunction with A&P's extending the interest payment period on the related junior subordinated debt securities; and

   9. any other relative rights, preferences, privileges, limitations or restrictions of such preferred trust securities not inconsistent with the trust agreement of such trust or applicable law.

All preferred trust securities offered hereby will be guaranteed by A&P to the extent set forth under "Description of the Preferred Trust Securities Guarantees." Any material United States federal income tax considerations applicable to an offering of preferred trust securities will be described in the prospectus supplement relating thereto.

              DESCRIPTION OF PREFERRED TRUST SECURITIES GUARANTIES

   Set forth below is a summary of information concerning the guaranties that will be executed and delivered by A&P for the benefit of the holders of preferred trust securities of the respective trusts. Each guaranty will be qualified as an indenture under the 1939 Act. Bankers Trust Company will act as guaranty trustee for each guaranty for purposes of the 1939 Act. Each guaranty will be held by the guaranty trustee for the benefit of holders of the preferred trust securities to which it relates.

   Pursuant to each guaranty, A&P will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the related preferred trust securities

   1. any accrued and unpaid distributions required to be paid on the preferred trust securities of each trust but if and only if and to the extent that such trust has funds legally and immediately available therefor,

   2. the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any preferred trust securities called for redemption by such trust, but if and only to the extent such trust has funds legally and immediately available therefor, and

   3. upon a dissolution, of such trust, other than in connection with the distribution of junior subordinated debt securities to the holders of trust securities of such trust or the redemption of all of the preferred trust securities of such trust, the lesser of

       (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred trust securities of such trust to the date of payment, to the extent such trust has funds legally and immediately available therefor, and

       (b) the amount of assets of such trust remaining legally available for distribution to holders of preferred trust securities of such trust upon liquidation of such trust.


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
A&P's obligation to make a guaranty payment may be satisfied by direct payment of the required amounts by A&P to the holders of the related preferred trust securities or by causing the related trust to pay such amounts to such holders.

   Each guaranty will be a guarantee of payments with respect to the related preferred trust securities from the time of issuance of such preferred trust securities, but will not apply to the payment of distributions and other payments on such preferred trust securities when the related trust does not have sufficient funds legally and immediately available to make such distributions or other payments. If A&P does not make interest payments on the junior subordinated debt securities held by the property trustee under a trust, such trust will not make distributions on its preferred trust securities.

Subordination

   A&P's obligations under each guaranty will constitute an unsecured obligation of A&P and will rank

   1. subordinate and junior in right of payment to all other liabilities of A&P, including the junior subordinated debt securities, except those obligations or liabilities made pari passu or subordinate by their terms,

   2. pari passu with the most senior preferred or preference stock now or hereafter issued by A&P and with any guarantee now or hereafter entered into by A&P in respect of any preferred or preference securities of any affiliate of A&P, and

   3.  senior to all common stock of A&P.

The terms of the preferred trust securities will provide that each holder of preferred trust securities by acceptance thereof agrees to the subordination provisions and other terms of the guaranty related thereto.

   Each guaranty will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

Amendments and Assignment

   Except with respect to any changes that do not materially and adversely affect the rights of holders of the related preferred trust securities, each guaranty may be amended only with the prior approval of the holders of a majority in liquidation amount of such outstanding preferred trust securities. The manner of obtaining any such approval of holders of the preferred trust securities will be as set forth in an accompanying prospectus supplement. All guaranties and agreements contained in each guaranty shall bind the successors, assigns, receivers, trustees and representatives of A&P and shall inure to the benefit of the holders of the related preferred trust securities then outstanding.

Termination

   Each guaranty will terminate and be of no further force and effect as to the related preferred trust securities upon full payment of the redemption price of all such preferred trust securities, upon distribution of the related junior subordinated debt securities to the holders of such preferred trust securities, or upon full payment of the amounts payable upon liquidation of the related trust. Each guaranty will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred trust securities must restore payment of any sums paid with respect to such preferred trust securities or under such guaranty.

Events of Default

   An event of default under each guaranty will occur upon the failure by A&P to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the preferred trust securities to which any guaranty relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guaranty trustee in respect of such guaranty or to direct the exercise of any trust or power conferred upon the guaranty trustee under such guaranty. Any holder of the

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
related preferred trust securities may institute a legal proceeding directly against A&P to enforce such holder's rights under such guaranty without first instituting a legal proceeding against the guaranty trustee or any other person or entity. The holders of a majority in liquidation amount of preferred trust securities of any series may, by vote, on behalf of the holders of all the preferred trust securities of such series, waive any past event of default and its consequences.

Information Concerning the Guarantee Trustee

   The guaranty trustee, prior to the occurrence of any event of default with respect to any guaranty and after the curing or waiving of all events of default with respect to such guaranty, undertakes to perform only such duties as are specifically set forth in such guaranty and, in case an event of default has occurred, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the guaranty trustee is under no obligation to exercise any of the powers vested in it by any guaranty at the request of any holder of the related preferred trust securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

   Bankers Trust Company, the guaranty trustee, also serves as property trustee and as indenture trustee.

Agreements as to Expenses and Liabilities

   Pursuant to an agreement as to expenses and liabilities to be entered into by A&P under each trust agreement, A&P will irrevocably and unconditionally guarantee to each person or entity to whom each trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of such trust, other than obligations of such trust to pay to the holders of the related preferred trust securities or other similar interests in such trust the amounts due such holders pursuant to the terms of such preferred trust securities or such other similar interests, as the case may be.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

General

   Each series of junior subordinated debt securities will be issued under the subordinated debt securities indenture. You should read the description of debt securities for a description of terms applicable to the junior subordinated debt securities. You should read the prospectus supplement relating to the particular preferred trust securities for additional terms relating to the junior subordinated debt securities.

Subordination

   The junior subordinated debt securities are subordinated and junior in right of payment to all senior indebtedness of A&P. With respect to the junior subordinated debt securities, senior indebtedness refers to

   1. any payment due in respect of indebtedness of A&P, whether outstanding at the date of execution of the subordinated debt securities indenture or thereafter incurred, created or assumed,

       (a) in respect of money borrowed, including any financial derivative, hedging or futures contract or similar instrument, and

       (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by A&P that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees;

   2.  all capital lease obligations;

   3. all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of A&P under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations;

   4. all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

   5. all obligations of the type referred to in clauses 1 through 4 above of other persons the payment of which A&P is responsible or liable as obligor, guarantor or otherwise; and

   6. all obligations of the type referred to in clauses 1 through 5 above of other persons secured by any lien on any property or asset of A&P, whether or not such obligation is assumed by A&P,

except for

   1. any such indebtedness that is by its terms subordinated to or pari passu with the junior subordinated debt securities and

   2.  any unsecured indebtedness between or among A&P and/or its affiliates.

   No payment of principal, premium or interest on the junior subordinated debt securities may be made if

       (a) any senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or

       (b) the maturity of any senior indebtedness has been accelerated because of a default.

Upon any payment or distribution of assets of A&P to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of A&P, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness before the holders of the junior subordinated debt securities are entitled to receive or retain any payment or distribution. Subject to the prior payment of all senior indebtedness, the rights of the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions applicable to such senior indebtedness until all amounts owing on the junior subordinated debt securities are paid in full.

   As of February 27, 1999, senior indebtedness of A&P aggregated approximately $860,692,000.

Additional Covenants

   A&P will covenant in the supplemental subordinated debt securities indenture relating to each series of junior subordinated debt securities, for the benefit of the holders of each series of junior subordinated debt securities, that

     1. if A&P shall have given notice of its election to extend an interest payment period for such series of junior subordinated debt securities and such extension shall be continuing,

     2. if A&P shall be in default with respect to its payment or other obligations under the related preferred trust securities, or

     3. if an event of default with respect to such series of junior subordinated debt securities shall have occurred and be continuing,

then

   (a) A&P shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and

   (b) A&P shall not make any payment of principal, premium or interest on or repay, repurchase or redeem any debt securities issued by A&P which rank pari passu with or junior to the junior subordinated debt securities.

None of the foregoing, however, shall restrict

   1. any of the actions described clause (a) above resulting from any reclassification of A&P's capital stock or the exchange or conversion of one class or series of A&P's capital stock for another class or series of A&P's capital stock, or

   2. the purchase of fractional interests in shares of A&P's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

   The supplemental subordinated debt securities indenture will further provide that, for so long as the preferred trust securities of any trust remain outstanding, A&P covenants

   1. to directly or indirectly maintain 100% ownership of the common securities of such trust; provided that any permitted successor of A&P under the subordinated debt securities indenture may succeed to A&P's ownership of such common securities, and

   2.   to use its reasonable efforts to cause such trust

        (a) to remain a statutory business trust, except in connection with the distribution of junior subordinated debt securities to the holders of trust securities in liquidation of such trust, the redemption of all of the trust securities of such trust, or mergers, consolidations or amalgamations permitted by the related trust agreement, and

        (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Additional Event of Default

   The supplemental subordinated debt securities indenture for each series of junior subordinated debt securities will also provide that the failure of A&P to pay to a preferred trust securities issuing trust that is a holder of junior subordinated debt securities, concurrent with each payment of interest and subject to the 30 day grace period applicable to interest payments, such additional amounts as may be required so that the net amounts received and retained by such trust, after paying taxes, duties, assessments or governmental charges of whatever nature imposed by the United States or any other taxing authority, other than withholding taxes, will not be less than the amounts such trust would have received had no such taxes, duties, assessments, or other governmental charges been imposed.

               RELATIONSHIP AMONG THE PREFERRED TRUST SECURITIES,
                  THE JUNIOR SUBORDINATED DEBT SECURITIES AND
                   THE PREFERRED TRUST SECURITIES GUARANTIES

   As long as payments of interest and other payments are made when due on each series of junior subordinated debt securities, such payments will be sufficient to cover distributions and payments due on the related trust securities because

   1. the aggregate principal amount of each series of junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the related trust securities;

   2. the interest rate and interest and other payment dates on each series of junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the related preferred trust securities;

   3.   A&P shall pay for all costs and expenses of each trust; and

   4. each trust agreement provides that the trustees thereunder shall not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

   Payments of distributions and other payments due on the preferred trust securities, to the extent funds therefor are legally and immediately available, will be guaranteed by A&P as and to the extent set forth under "Description of the Preferred Trust Securities Guaranties." If A&P does not make interest payments on any series of junior subordinated debt securities, it is not expected that the related trust will have sufficient funds to pay distributions on its preferred trust securities. Each guaranty is a guaranty from the time of its issuance, but does not apply to any payment of distributions unless and until the related trust has sufficient funds legally and immediately available for the payment of such distributions.


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
   If A&P fails to make interest or other payments on any series of junior subordinated debt securities when due, after taking into account any extension period as described in the applicable prospectus supplement, the trust agreement provides a mechanism whereby the holders of the related preferred trust securities may appoint a substitute property trustee. Such holders may also direct the property trustee to enforce its rights under the junior subordinated debt securities of such series, including proceeding directly against A&P to enforce such junior subordinated debt securities. If the property trustee fails to enforce its rights under any series of junior subordinated debt securities, to the fullest extent permitted by applicable law, any holder of related preferred trust securities may institute a legal proceeding directly against A&P to enforce the property trustee's rights under such series of junior subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, a holder of preferred trust securities may institute a legal proceeding directly against A&P, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on junior subordinated debt securities of the related series having a principal amount equal to the aggregate stated liquidation amount of the preferred trust securities of such holder on or after the due dates specified in the junior subordinated debt securities of such series.

   If A&P fails to make payments under any guaranty, such guaranty provides a mechanism whereby the holders of the preferred trust securities to which such guaranty relates may direct the guaranty trustee to enforce its rights thereunder. In addition, any holder of preferred trust securities may institute a legal proceeding directly against A&P to enforce the guaranty trustee's rights under the related guaranty without first instituting a legal proceeding against the guaranty trustee or any other person or entity.

   Upon any voluntary or involuntary dissolution of any trust, unless junior subordinated debt securities of the related series are distributed in connection therewith, the holders of preferred trust securities of such trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable prospectus supplement. Upon any voluntary or involuntary liquidation or bankruptcy of A&P, the property trustee, as holder of the related series of junior subordinated debt securities, would be a subordinated creditor of A&P, subordinated in right of payment to all senior indebtedness with respect to the related series of junior subordinated debt securities, but entitled to receive payment in full of principal and interest, before any stockholders of A&P receive payments or distributions. Because A&P is guarantor under each guaranty and has agreed to pay for all costs, expenses and liabilities of each trust other than the trust's obligations to holders of the preferred trust securities, the positions of a holder of preferred trust securities and a holder of junior subordinated debt securities of the related series relative to other creditors and to stockholders of A&P in the event of liquidation or bankruptcy of A&P would be substantially the same.

                       MARYLAND ANTI-TAKEOVER PROVISIONS

   As of May 1, 1999, A&P was 54.92% owned by Tengelmann
Warenhandelsgesellschaft, a general retailer headquartered in Germany. Tengelmann established its majority ownership position in A&P prior to the enactment of the following legislation.

   Maryland Fair Price Provisions. The Maryland fair price statute may discourage persons or entities from attempting to gain control of a corporation. This law imposes statutory requirements with respect to business combinations, such as mergers and other similar transactions and specified transfers of assets and securities, when such transactions are between a company and an interested stockholder or an affiliate of an interested stockholder. An interested stockholder is a person who owns beneficially, directly or indirectly, 10% or more of the outstanding voting stock of the corporation or an affiliate or associate of such person who was a 10% holder at any time in the last two years.

   Under the Maryland fair price statute, business combinations, including a second-stage merger transaction, with an interested stockholder may not be consummated for a period of five years following the most recent date on which the interested stockholder becomes an interested stockholder. After this five-year period, unless minimum value standards are met or an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder unless recommended by

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the board of directors of the corporation, and approved by the affirmative vote of at least 80% of the votes entitled to be cast by the holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by the holders of the voting stock held by stockholders other than the interested stockholder. A business combination with an interested stockholder which is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements. A&P has no special provisions in its Articles or by laws related to the Maryland fair price statute.

   Maryland Control Share Acquisition Provision. Maryland law imposes limitations on voting rights in a control share acquisition. The Maryland statute defines control shares as shares representing between

   1. 20% to 33 1/3%,

   2. 33 1/3% to 50%, and

   3. 50% or higher

of the outstanding shares. The Maryland statute requires a two-thirds stockholder vote, excluding shares owned by the acquiring person and members of management, to accord voting rights to stock acquired in a control share acquisition. Each acquisition of stock resulting in aggregate holdings within a new control share level listed above would be a distinct control share acquisition.

   The statute requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an acquiring person statement, but only if the acquiring person gives a written undertaking to pay the corporation's expenses of the special meeting. In addition, the statute gives the Maryland corporation redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an acquiring person statement is not delivered to the target within 10 days following a control share acquisition. Moreover, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which results in the acquiring person having majority voting power, then minority stockholders have appraisal rights. A&P has no special provisions in its Articles or by laws related to the Maryland control share acquisition statute.

   Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained herein is not intended to be complete.

                              PLAN OF DISTRIBUTION

   A&P may sell the Securities

   1. through underwriters or dealers;

   2. through agents;

   3. directly to purchasers; or

   4. through a combination of any such methods of sale.

Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement relating to any offering of securities will set forth their offering terms, including the name or names of any underwriters, the purchase price of the securities and the proceeds to A&P from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

   If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the

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
securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by A&P to such agent will be set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   Underwriters, dealers and agents may be entitled, under agreements entered into with A&P, to indemnification by A&P against civil liabilities, including liabilities under the Securities Act or to contribution by A&P to payments they may be required to make in respect thereof.

   Certain of the underwriters, agents or dealers and their associates may perform services for A&P in the ordinary course of business.

                                 LEGAL MATTERS

   Certain legal matters in connection with the securities will be passed upon for A&P by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Certain matters of Delaware law relating to the validity of the preferred trust securities will be passed upon for A&P and the trusts by Richards, Layton & Finger, P.A.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference from The Great Atlantic & Pacific Tea Company, Inc.'s Annual Report on Form 10-K for the year ended February 27, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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                             [PHOTOS OF A&P STORES]


                                   [A&P LOGO]

                             Supermarket of Choice

                             [PHOTOS OF A&P STORES]

                                  $225,000,000

                                   [A&P LOGO]











                                  % Senior Notes

                                    due 2011






                            ------------------------

                             PROSPECTUS SUPPLEMENT
                                December  , 2001

                                   PROSPECTUS
                                 June 21, 1999

                            ------------------------






                                LEHMAN BROTHERS

                              GOLDMAN, SACHS & CO.

                                 MORGAN STANLEY

                                 SCOTIA CAPITAL